UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )
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Soliciting Material Pursuant to §240.14a-12

THE ESTÉE LAUDER COMPANIES INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of 2021 Annual Meeting of Stockholders
and Proxy Statement

THE ESTĒE LAUDER COMPANIES INC.

The Global House of Prestige Beauty

LAB SERIES
TREAT
GLAMGLOW
The Ordinary.
ANOTHER 13
AVEDA
botanical repair.
Cicapair
Dr.Jart+
ESTĒE LAUDER
Advanced Night Repair
LA MER
moisture surge
PORTRAIT OF A LADY
FREDERIC MALLE
Hairdresser's
PRIMER

The Estée Lauder Companies Inc. 767 Fifth Avenue New York, New York 10153
William P. Lauder Executive Chairman
September 24, 2021
Dear Fellow Stockholder:
You are cordially invited to attend the 2021 Annual Meeting of Stockholders. It will be held on Friday, November 12, 2021, at 10:00 a.m., Eastern Time, where we will ask you to vote on the items set forth in the Notice of Annual Meeting of Stockholders below. Due to concerns about the COVID-19 pandemic, we are holding the Annual Meeting in a virtual-only meeting format.
Please vote your shares using the Internet or telephone, or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy card you receive in response to your request. Instructions on each of these voting methods are outlined in this Proxy Statement. Please vote as soon as possible.
Thank you for your continued support.
YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY SUBMIT YOUR PROXY
BY INTERNET, TELEPHONE, OR MAIL.

THE ESTÉE LAUDER COMPANIES INC.
767 Fifth Avenue
New York, New York 10153
Notice of Annual Meeting of Stockholders

Date: Friday, November 12, 2021
Time: 10:00 a.m., Eastern Time
Meeting Format:
Due to concerns about the COVID-19 pandemic, we are holding the 2021 Annual Meeting in a virtual-only meeting format via live webcast on the Internet. You will not be able to attend at a physical location. Stockholders will be able to join and attend online by logging in at www.virtualshareholdermeeting.com/EL2021.
Additional information is provided below, including under the heading “How can I attend the virtual-only Annual Meeting?”.
ITEMS OF BUSINESS:
1.
To elect four Class I Director Nominees as Directors to serve until the 2024 Annual Meeting of Stockholders;

2.
To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as independent auditors for the 2022 fiscal year; and

3.
To provide an advisory vote to approve executive compensation.

We also will transact such other business as may properly come before the meeting and any adjournments or postponements of the meeting.
By Order of the Board of Directors
SPENCER G. SMUL Senior Vice President, Deputy General Counsel and Secretary
New York, New York September 24, 2021
THE BOARD OF DIRECTORS URGES YOU TO VOTE BY INTERNET OR BY TELEPHONE OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING AND RETURNING BY MAIL THE PROXY CARD YOU RECEIVE IN RESPONSE TO YOUR REQUEST.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 12, 2021: The Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders and the Annual Report on Form 10-K for the fiscal year ended June 30, 2021 with certain exhibits (which constitutes the “Annual Report to Stockholders”) are available at www.proxyvote.com.

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement before voting. The approximate date on which this Proxy Statement and form of proxy are first being provided to stockholders, or being made available through the Internet for those stockholders receiving their proxy materials electronically, is September 24, 2021.
2021 Annual Meeting of Stockholders
Date and Time:	Friday, November 12, 2021 10:00 a.m., Eastern Time	Place:	The Annual Meeting will be held in a virtual-only meeting format via live webcast on the Internet: www.virtualshareholdermeeting.com/EL2021.
Record Date:	September 13, 2021
Voting Matters
ITEMS OF BUSINESS		BOARD RECOMMENDATION	PROXY STATEMENT DISCLOSURE
1	Election of Class I Directors	FOR each Director Nominee	Page 10

2	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Auditors	FOR	Page 95

3	Advisory Vote to Approve Executive Compensation	FOR	Page 98

Director Nominees
The following table provides information about the Class I Director Nominees standing for election to serve until the 2024 Annual Meeting of Stockholders. Information about all the Directors can be found in this Proxy Statement beginning on page 10.
Nominee	Current Position	Committee Membership
Rose Marie Bravo, CBE	Retail and Marketing Consultant	Compensation Committee and Stock Plan Subcommittee
Paul J. Fribourg	Chairman and Chief Executive Officer of Continental Grain Company	Audit Committee; and Compensation Committee and Stock Plan Subcommittee
Jennifer Hyman	Co-founder and Chief Executive Officer of Rent the Runway, Inc.	Audit Committee
Barry S. Sternlicht	Chairman and Chief Executive Officer of Starwood Capital Group	Nominating and ESG Committee

2021 Proxy Statement | 1

$16.22 billion in net sales: International 79%; U.S. 21%

25+ Prestige Brands

~150 Countries & Territories

4 Product Categories Skin Care, Makeup, Fragrance, Hair Care

CLINIQUE
moisture surge
100H auto-replenishing hydrator

Our **Hero Products** generate trial and earn **Consumer Loyalty**

TOM FORD
ROSE PRICK
EAU DE PARFUM
50 ML

We have a **Rich Heritage** and strong core values, with a **Culture of Respect,** equality, inclusion and diversity

We achieved the **Highest Score of A** from non-profit CDP for our climate change disclosure, joining **CDP's 2020 Climate A List**

ESTĒE LAUDER
Advanced Night Repair

Our Post-COVID **Business Acceleration** Program is designed to rapidly **Reallocate** our **Resources,** enabling us to invest in the greatest opportunities for long-term sustainable growth

We were included in Bloomberg's **2021 Gender Equality Index**

Our **Strategy** is powered by **Multiple Engines of Growth** across brands, categories, geographies, channels and consumer demographics

Our data analytics, consumer insights and **Innate Creativity** drive Competitive Advantage

As we emerge from the COVID-19 pandemic, we expect to **Reignite Diverse Growth Engines** by product category, geography and channel

AVEDA
botanical repair

The **Human Rights Campaign** named The Estée Lauder Companies as a "Best Place to Work for LGBTQ Equality"

ESTĒE LAUDER · aramis · CLINIQUE · LAB SERIES · ORIGINS · TOMMY HILFIGER

M·A·C · LA MER · BOBBI BROWN · DONNA KARAN NEW YORK · DKNY · AVEDA · JO MALONE LONDON

Bumble and bumble. · MICHAEL KORS · DARPHIN PARIS · TOM FORD BEAUTY · smashbox · Ermenegildo Zegna PARFUMS · AERIN BEAUTY

LE LABO GRASSE – NEW YORK · EDITIONS DE PARFUMS FREDERIC MALLE · GLAMGLOW · Kilian PARIS · Dr.Jart+ · Too Faced · DECIEM The Ordinary. NIOD

2 | 2021 Proxy Statement

FISCAL 2021 SPOTLIGHT

- Net sales rose 13%, diluted EPS increased to $7.79 from $1.86; in constant currency, net sales rose 11%*, adjusted diluted EPS increased 54%*
- Profitability exceeded fiscal 2019, as we invested in near- and long- term growth opportunities and managed costs elsewhere with discipline
- Innovation exceeded 30% of sales
- Net sales grew in Skin Care, Fragrance, and Hair Care and in every region
- The Estée Lauder brand achieved its fourth consecutive year of double-digit net sales growth
- Our online business has more than doubled since fiscal 2019
- In calendar year 2020, we strengthened our leadership position in global prestige beauty overall and in the travel retail channel
- We increased our ownership in DECIEM, becoming majority owners with a path to full ownership in three years
- We raised our quarterly dividend by 10%

*See Appendix A for reconciliation and other information about these Non-GAAP measures

PARIS
HONG KONG
MIAMI
SEOUL
TOKYO
NEW YORK
LOS ANGELES
DALLAS
DUBAI
MOSCOW
LONDON
AMSTERDAM
SAN FRANCISCO
CHICAGO

SOCIAL IMPACT AND SUSTAINABILITY

Our social impact and sustainability initiatives help drive innovation, growth and efficiency. Across the business and within our brand portfolio, we incorporate sustainable practices, methodologies, and design. Our commitments and goals reflect where we have the biggest opportunity to positively impact the environment and society.

PRIORITY FOCUS AREAS

- CLIMATE AND ENERGY
- INCLUSION, DIVERSITY & EQUITY
- PACKAGING
- EMPLOYEE HEALTH & SAFETY
- RESPONSIBLE SOURCING
- SOCIAL INVESTMENTS
- INGREDIENT TRANSPARENCY

OUR VALUES

We are a *Beauty Inspired, Values Driven* business. This means that we value and promote inclusion, diversity, and equity; embed sustainability ever more deeply into everything we do; deliver long-term value; and bring positive impact to everyone we touch. We are proud of the overall progress we have made, but we also recognize that we have more work to do in order to accomplish greater results. We pledge to live our shared values every day and hold ourselves accountable to this commitment and the actions we take at our company and in our communities.

2021 Proxy Statement | 3

Executive Compensation Highlights
Key Compensation Matters noted in Compensation Discussion and Analysis, Summary Compensation Table, and related tables and narratives
Temporary Salary Reductions for Senior Management; and Base Salary Rate Freezes for Senior Management for Fiscal 2021
As part of our efforts to reduce costs and to enhance financial flexibility and liquidity due to COVID-19, the Compensation Committee (the “Committee”) (i) reduced the base salaries for senior management, including the Named Executive Officers (the “NEOs”), for the six-month period ended October 2020 and (ii) kept the fiscal 2021 base salaries at the rates established at the start of fiscal 2020, subject to such six-month reduction period.

CEO Annual Compensation for Fiscal 2021
In September 2020, the Committee determined that the base salary rate for Fabrizio Freda, our CEO, would remain at $2.0 million, and that Mr. Freda’s bonus opportunity would remain at $5.0 million. The Stock Plan Subcommittee (the “Subcommittee”) increased Mr. Freda’s equity target to $11.13 million (from $10.50 million) for fiscal 2021, resulting in target total annual compensation for fiscal 2021 of  $18.13 million, an increase of 3.6% from the prior fiscal year.

Additional Long-Term (non-annual) Equity Awards to CEO in Fiscal 2021
In March 2021, the Subcommittee granted Mr. Freda two long-term (non-annual) equity awards with a combined aggregate grant date fair value of  $40 million, to further align his interests with those of our stockholders and motivate his continued stewardship of our business, brands, talent base, and reputation over the longer term. These awards are comprised of  (i) Price-Vested Units with an aggregate grant date fair value of  $20 million and (ii) Performance Share Units (“PSUs”) with an aggregate grant date fair value of  $20 million. By award design, the underlying shares of Class A Common Stock will not be delivered fully to Mr. Freda until after the end of fiscal 2025.

Certification of Performance Goal for First Tranche of February 2018 PSU granted to CEO
In August 2021, the Subcommittee certified that the performance goal for the first tranche of the non-annual PSU that was granted to Mr. Freda in February 2018 was achieved. Therefore, 97,970 shares of Class A Common Stock will be delivered to Mr. Freda in September 2024, subject to the award’s terms and conditions.

4 | 2021 Proxy Statement

Key Compensation Matters noted in Compensation Discussion and Analysis, Summary Compensation Table, and related tables and narratives (continued)
NEO Annual Stock-Based Compensation for Fiscal 2021
The annual equity mix remained weighted equally among PSUs, stock options, and restricted stock units (“RSUs”). The annual stock-based compensation awarded to our NEOs in fiscal 2021 was based on (i) target grant levels, (ii) an assessment of each officer’s performance and expected future contributions, and (iii) value in the form of additional amounts included in their annual fiscal 2021 equity grants.

Payout of PSUs granted to NEOs in Fiscal 2019
Based on the Company’s performance over the three-year period ended June 30, 2021, the PSUs granted in September 2018 resulted in an aggregate payout of 127.2% of target. Actual payouts of shares of Class A Common Stock to the NEOs were made in early September 2021.

EAIP Payout for NEOs for Fiscal 2021
Our NEOs achieved fiscal 2021 payout percentages under the Executive Annual Incentive Plan (“EAIP”) ranging from 95.0% to 146.7% out of a possible maximum of 165% of target bonus opportunities. Actual payouts were made in mid-September 2021.

2021 Proxy Statement | 5

THE ESTÉE LAUDER COMPANIES INC.
767 Fifth Avenue
New York, New York 10153
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 12, 2021
September 24, 2021
Annual Meeting and Voting
This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Estée Lauder Companies Inc. (the “Company,” “we,” or “us”), a Delaware corporation, to be voted at the Annual Meeting of Stockholders to be held in a virtual-only meeting format via live webcast on Friday, November 12, 2021, at 10:00 a.m., Eastern Time, and at any adjournment or postponement of the meeting.
How can I attend the virtual-only Annual Meeting?
Due to the COVID-19 pandemic, we are holding the Annual Meeting in a virtual-only meeting format, and you will not be able to attend at a physical location.
If you are a registered stockholder or beneficial owner of Class A Common Stock holding shares at the close of business on September 13, 2021 (the “Record Date”), you may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/EL2021 and logging in with the 16-digit control number found on your proxy card, voting instruction form, or Notice of Internet Availability of Proxy Materials (the “Notice”), as applicable. If you do not have your 16-digit control number or are not a stockholder, you will be able to register as a guest to view the live webcast by visiting the website referenced in this paragraph; however, you will not be able to vote or submit questions during the meeting. You may log into www.virtualshareholdermeeting.com/EL2021 beginning at 9:45 a.m., Eastern Time, on November 12, 2021. The Annual Meeting will begin promptly at 10:00 a.m., Eastern Time.
How can I ask a question during the Annual Meeting?
Stockholders of record may submit questions either before or during the meeting. If you wish to submit a question before the meeting, you may log into www.proxyvote.com using your 16-digit control number and follow the instructions to submit a question. Alternatively, to submit a question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/EL2021 using the 16-digit control number and follow the instructions to submit a question.
Who may vote?
Only stockholders of record of shares of Class A Common Stock or Class B Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting and at any adjournment or postponement of the meeting. Each owner of record of Class A Common Stock on the Record Date is entitled to one vote for each share of Class A Common Stock. Each owner of record of Class B Common Stock on the Record Date is entitled to ten votes for each share of Class B Common Stock. As of the Record Date, there were 232,912,461 shares of Class A Common Stock and 128,242,029 shares of Class B Common Stock issued and outstanding.
Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?
In accordance with rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish to our stockholders this Proxy Statement and our Annual Report to Stockholders by providing access to these documents on the Internet rather than mailing printed copies. Accordingly, the Notice is being mailed to our stockholders of record and beneficial owners (other

6 | 2021 Proxy Statement

than those who previously requested printed copies or electronic delivery of our proxy materials), which will direct stockholders to a website where they can access our proxy materials and view instructions on how to vote online or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.
How do I cast my vote if I am a stockholder of record?
If you are a stockholder of record (which means your shares are registered directly in your name with the Company’s transfer agent, Computershare, Inc., or you have a physical stock certificate), you can vote your shares in one of the following ways: (i) prior to the meeting, you can use the Internet via www.proxyvote.com and follow the instructions; (ii) if you received a proxy card, you can return the proxy card via mail in the postage paid envelope provided for that purpose; (iii) by telephone; or (iv) by following the instructions provided on the Notice, and by requesting a printed copy of our proxy materials and completing and returning by mail the proxy card you receive in response to your request. During the meeting, you may vote online by following the instructions at www.virtualshareholdermeeting.com/EL2021.
Whichever method you use, each valid proxy received in time will be voted at the Annual Meeting in accordance with your instructions. To ensure that your proxy is voted, it should be received before November 12, 2021. If you submit a proxy without giving instructions, your shares will be voted as recommended by the Board of Directors.
How do I cast my vote if my shares are held in “street name?”
If you are a beneficial owner of shares held in a stock brokerage account or by a bank or other nominee (i.e. in “street name”), on the day of the Annual Meeting, you may go to www.virtualshareholdermeeting.com/EL2021, and log in by entering the 16-digit control number found on your proxy card, voting instruction form, or Notice, as applicable. If you do not have your control number, you will be able register as a guest; however, you will not be able to vote or submit questions during the meeting.
If you will not be attending the Annual Meeting, you may vote over the Internet or otherwise by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you will receive voting instructions from your broker, bank, or nominee describing the available processes for voting your shares.
If your shares are held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on any discretionary items of business to be voted upon at the Annual Meeting, i.e. the ratification of the appointment of PricewaterhouseCoopers LLP (Item 2).
Important Consideration for “street name” holders: You must instruct your broker if you want your shares to be counted in the election of directors at the Annual Meeting (Item 1) and the advisory vote to approve executive compensation (Item 3). New York Stock Exchange (“NYSE”) rules prevent your broker from voting your shares on these matters without your instructions. Please follow the instructions provided by your broker so that your vote can be counted.
May I change my vote?
All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised, at the option of the persons submitting them, by giving written notice to the Secretary of the Company at the mailing address set forth below or by submitting a later-dated proxy (either by mail, telephone, or Internet). The mailing address of our principal executive offices is 767 Fifth Avenue, New York, New York 10153. If you attend the Annual Meeting at www.virtualshareholdermeeting.com/EL2021, you may revoke your proxy and change your vote by voting online during the meeting.

2021 Proxy Statement | 7

What constitutes a quorum?
The holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally, present in person or by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions, broker non-votes, and votes withheld are included in the count to determine a quorum.
What if a quorum is not represented at the Annual Meeting?
In the event that a quorum does not exist, the Executive Chairman or the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting whether or not a quorum is present. At a subsequent meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called.
How many votes are required to approve a proposal?
Proposal	Vote required for approval (Class A and Class B Common Stock, voting together)	Do abstentions count as votes cast?	Is broker discretionary voting allowed?
Item 1: Election of Class I Directors	Plurality of Votes Cast*	Not Applicable	No
Item 2: Ratify appointment of PricewaterhouseCoopers LLP as independent auditors	Majority of Votes Cast	No	Yes
Item 3: Advisory vote to approve Executive Compensation	Majority of Votes Cast**	No	No

*
In the election of directors (Item 1), shares present at the Annual Meeting that are not voted for a particular nominee, broker non-votes, and shares present by proxy where the stockholder withholds authority to vote for the nominee will not be counted toward the nominee’s achievement of a plurality.

**
The advisory vote to approve executive compensation (Item 3) is not binding on the Company. However, the Compensation Committee and the Stock Plan Subcommittee, which are responsible for designing and administering the Company’s executive compensation program, value the opinions expressed by stockholders. See “Compensation Discussion and Analysis – Advisory Vote on Executive Compensation.”

Abstentions and broker non-votes do not count as votes cast, and therefore have no effect on vote outcomes.
How will my shares be voted?
All proxies properly submitted pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In the election of directors (Item 1), stockholders may vote in favor of, or withhold their votes from, each nominee. For the ratification of the appointment of PricewaterhouseCoopers LLP (Item 2) and the advisory vote to approve executive compensation (Item 3), stockholders may vote in favor of the proposal, may vote against the proposal, or may abstain from voting. Stockholders should specify their choices on the proxy card or pursuant to the instructions thereon for telephone or Internet voting. If no specific choices are indicated, the shares represented by a properly submitted proxy will be voted:
1.
FOR the election of each nominee as director;

2.
FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors; and

8 | 2021 Proxy Statement

3.
FOR the advisory resolution to approve executive compensation.

If you have returned your signed and completed proxy card, and other matters are properly presented at the Annual Meeting for consideration, the proxy holders appointed by the Board of Directors (the persons named in your proxy card if you are a stockholder of record) will have the discretion to vote on those matters for you.
Who will count the vote?
Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.
May I see a list of stockholders entitled to vote as of the Record Date?
In accordance with Delaware law, a list of registered stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, by appointment, at the office of Spencer G. Smul, Senior Vice President, Deputy General Counsel and Secretary of the Company, 767 Fifth Avenue, New York, NY 10153, ten days prior to the Annual Meeting and in electronic form on the day of the Annual Meeting at www.virtualshareholdermeeting.com/EL2021.
Can I access the Notice of Annual Meeting, Proxy Statement, and Annual Report to Stockholders on the Internet?
Our Proxy Statement (including Notice of Annual Meeting) and our Annual Report on Form 10-K for the fiscal year ended June 30, 2021 with certain exhibits (which constitutes the “Annual Report to Stockholders”) are available for stockholders at www.proxyvote.com.
These materials are also available in the “Investors” section of our website at www.elcompanies.com. Instead of receiving future copies of our Proxy Statement (including Notice of Annual Meeting) and Annual Report to Stockholders by mail, stockholders can access these materials online. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to you; an electronic link to the proxy voting site will be provided to you. Stockholders of record can enroll at www.proxyvote.com for online access to future proxy materials. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

2021 Proxy Statement | 9

Election of Directors
(Item 1)

Board of Directors
Currently, our Board of Directors (the “Board”) is comprised of sixteen directors. The directors are divided into three classes, each serving for a period of three years. Class I is comprised of five directors, Class II is comprised of six directors, and Class III is comprised of five directors. As previously disclosed, Irvine O. Hockaday, Jr., who is a Class I director, notified the Company on July 13, 2021 that he will serve the remainder of his term, which expires at the 2021 Annual Meeting of Stockholders, and he will not stand for re-election. Mr. Hockaday has been on the Board since 2001, and we are grateful for his valuable contributions. Following his departure as of the date of our 2021 Annual Meeting of Stockholders, the Board will be comprised of fifteen directors, and Class I will be comprised of four directors.
The stockholders elect one class of the members of the Board of Directors annually. The directors whose terms will expire at the 2021 Annual Meeting of Stockholders are Rose Marie Bravo, Paul J. Fribourg, Irvine O. Hockaday, Jr., Jennifer Hyman, and Barry S. Sternlicht. With the exception of Mr. Hockaday, each of these directors has been nominated to stand for re-election as a Class I director at the 2021 Annual Meeting, to hold office until the 2024 Annual Meeting and until his or her successor is elected and qualified. In the unanticipated event that one or more of the nominees is unable or declines to serve for any reason, the Board may reduce the number of directors or take action to fill any vacancy.
Lauder Family Members, including related entities, who control the Company have agreed to vote their shares in favor of four individuals as directors: Jane Lauder, Leonard A. Lauder, Ronald S. Lauder, and William P. Lauder. The term “Lauder Family Members” is defined below (see “Certain Relationships and Related Transactions – Lauder Family Relationships and Compensation”).
Director Qualifications. Our Board is comprised of individuals with diverse and complementary business experience, leadership experience, and financial experience. Many of our directors have leadership experience at major domestic and multinational companies, as well as experience on the boards of other companies and organizations, which provides an understanding of different business processes, challenges, and strategies. Other directors have government, legal, public policy, or media experience that provides insight into issues faced by public companies. The members of the Board are inquisitive and collaborative, challenging yet supportive, and demonstrate maturity and sound judgment in performing their duties. The Board believes that the above-mentioned attributes, along with the leadership skills and other experience of its Board members, some of which are described in the biographies below, provide the appropriate perspectives and judgment to guide the Company’s long-term strategy, monitor progress, and oversee management.
The Company does not have a specific policy on diversity of the Board. Instead, the Board evaluates nominees in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on the group’s diversity of experience, represent stockholder interests through the exercise of sound judgment. Such diversity of experience may be enhanced by a mix of different professional and personal backgrounds and experiences. The Company is proud to have a diverse Board, including with respect to gender and race. Seven of our directors are women; one of our directors self-identifies as Black or African American; and two of our directors self-identify as Asian.

The Board recommends a vote FOR each nominee as a director to hold office until the 2024 Annual Meeting. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

10 | 2021 Proxy Statement

Nominees for Election to Term Expiring 2024 (Class I)

Rose Marie Bravo, CBE
Director since 2003 Age 70 Committees: • Compensation Committee and Stock Plan Subcommittee
BACKGROUND
Ms. Bravo is a retail and marketing consultant. She was Vice Chairman of Burberry Group plc from July 2006 to July 2007. Prior to that, she was Burberry’s Chief Executive Officer from 1997 to July 2006. Prior to her appointment at Burberry, Ms. Bravo was President of Saks Fifth Avenue since 1992, with responsibility for merchandising, marketing, and product development. From 1974 to 1992, Ms. Bravo held a number of positions at R.H. Macy & Co., culminating as Chairman and Chief Executive Officer of the U.S. retailer I. Magnin from 1987 to 1992. Within the past five years, Ms. Bravo served as a director of Tiffany & Co. and Williams-Sonoma, Inc.

QUALIFICATIONS
•
Global management, marketing, retail, and consumer and luxury brand industry experience as former Chief Executive Officer of Burberry, in various leadership positions at Saks Fifth Avenue and Macy’s, and in senior roles related to merchandising in the beauty category

•
Board experience at Burberry, Tiffany & Co., and Williams-Sonoma, Inc.

•
Experience working abroad

•
Merchandise and product development expertise

Paul J. Fribourg
Director since 2006 Age 67 Committees: • Audit Committee • Compensation Committee and Stock Plan Subcommittee
BACKGROUND
Mr. Fribourg is the Chairman and Chief Executive Officer of Continental Grain Company, an international agribusiness and investment company. He joined Continental Grain Company in 1976 and worked in various positions there with increasing responsibility in both the United States and Europe. Mr. Fribourg is on the boards of directors of Bunge Limited, Loews Corporation, and Restaurant Brands International Inc. Additionally, within the past five years, he served as a director of Apollo Global Management, LLC. He is a member of Rabobank’s International North American Agribusiness Advisory Board, Temasek Americas Advisory Panel, and the International Business Leaders’ Advisory Council for The Mayor of Shanghai. Mr. Fribourg also serves as a board member and Executive Committee member of Castleton Commodities International LLC. He has been a member of the Council on Foreign Relations since 1985.

QUALIFICATIONS
•
Global management, marketing, and other business experience as Chairman and Chief Executive Officer of Continental Grain Company

•
Board experience at Apollo Global Management, LLC, Bunge Limited, Loews Corporation, and Restaurant Brands International Inc.

•
Affiliation with leading business and public policy associations (Council on Foreign Relations)

•
Financial experience

2021 Proxy Statement | 11

Jennifer Hyman
Director since 2018 Age 41 Committee: • Audit Committee
BACKGROUND
Ms. Hyman is Co-founder and Chief Executive Officer of Rent the Runway, Inc., which enables women to rent, subscribe to, and purchase secondhand clothing. Prior to co-founding Rent the Runway, Inc. in 2009, she was Director of Business Management at IMG, a global talent management company, from 2006 to 2007. Ms. Hyman was Senior Manager, Sales, at the WeddingChannel.com from 2005 to 2006. From 2002 to 2005, she was Senior Manager, Leisure Program Development, at Starwood Hotels & Resorts Worldwide, Inc. Ms. Hyman is a member of the Board of Directors of Zalando SE.

QUALIFICATIONS
•
Management and entrepreneurial experience as Co-founder and Chief Executive Officer of Rent the Runway, Inc.

•
Deep knowledge about millennials and other consumers

•
Omnichannel, disruptive technology, and social-digital experience

•
Board experience at Rent the Runway, Inc. and Zalando SE

•
Financial experience

Barry S. Sternlicht
Director since 2004 Age 60 Committee: • Nominating and ESG Committee
BACKGROUND
Mr. Sternlicht is Chairman and Chief Executive Officer of Starwood Capital Group, a privately-held global investment firm with a primary focus on global real estate. He also serves as Chairman and CEO of Starwood Property Trust, Inc., a commercial mortgage REIT. Mr. Sternlicht is the Chairman of the Board of Starwood Real Estate Income Trust, Inc., founder and Chairman of Jaws Spitfire Acquisition Corporation, founder and Chairman of Jaws Mustang Acquisition Corp., and on the Board of Directors of Cano Health, Inc. (formerly Jaws Acquisition Corp.). Additionally, within the past five years, he served as a director of A.S. Roma, Baccarat S.A., Invitation Homes, Inc., TRI Pointe Group Inc., and Vesper Healthcare Acquisition Corp. From 1995 through early 2005, Mr. Sternlicht was Chairman and CEO of Starwood Hotels & Resorts Worldwide, Inc. He currently serves as a member of the board of The Robin Hood Foundation, and he is on the board of the Dreamland Film & Performing Arts Center and the Executive Advisory Board of Americans for the Arts.

QUALIFICATIONS
•
Global business, investment, real estate, financial, private equity, entrepreneurial, and consumer brand and luxury industry expertise at Starwood Capital Group, as Chairman of Starwood Property Trust, Inc., as Chairman of the Board of Starwood Real Estate Trust, Inc., and as founder and former Chief Executive of Starwood Hotels & Resorts Worldwide, Inc.

•
Board experience at A.S. Roma, Baccarat S.A., Cano Health, Inc., Invitation Homes, Inc., Restoration Hardware Holdings, Inc., Riviera Holdings Corporation, Starwood Property Trust, Inc., and TRI Pointe Group, Inc.

•
Financial experience

12 | 2021 Proxy Statement

Incumbent Directors – Term Expiring 2022 (Class II)

Ronald S. Lauder
Director since 2016 Age 77
BACKGROUND
Mr. R. Lauder is Chairman of Clinique Laboratories, LLC. He was Chairman of Estee Lauder International, Inc. from 1987 through 2002. Mr. Lauder joined the Company in 1964 and has served in various capacities. He was a member of the Board of Directors of the Company from 1968 to 1986 and again from 1988 to July 2009, prior to rejoining the Board in 2016. From 1983 to 1986, Mr. Lauder served as Deputy Assistant Secretary of Defense for European and NATO Affairs. From 1986 to 1987, he was U.S. Ambassador to Austria. Mr. Lauder is an Honorary Chairman of the Board of Trustees of the Museum of Modern Art and President of the Neue Galerie. He is also Chairman of the Board of Governors of the Joseph H. Lauder Institute of Management and International Studies at The Wharton School at the University of Pennsylvania and the co-founder and Co-Chairman of the Alzheimer’s Drug Discovery Foundation.

QUALIFICATIONS
•
Global business, marketing, and consumer and luxury brand industry experience through leadership roles at The Estée Lauder Companies Inc.

•
Affiliation with leading business, civic, and government associations

•
Board experience at Central European Media Enterprises Ltd.

•
Significant stockholder and party to Stockholders’ Agreement

William P. Lauder
Director since 1996 Age 61 Committee: • Nominating and ESG Committee
BACKGROUND
Mr. W. Lauder is Executive Chairman of the Company and, in such role, he is Chairman of the Board of Directors. He was Chief Executive Officer of the Company from March 2008 through June 2009 and President and Chief Executive Officer from July 2004 through February 2008. From January 2003 through June 2004, he was Chief Operating Officer. Mr. Lauder joined the Company in 1986 and has served in various capacities. From July 2001 through 2002, he was Group President, responsible for the worldwide business of the Clinique and Origins brands and the Company’s retail store and online operations. From 1998 to 2001, Mr. Lauder was President of Clinique Laboratories, LLC. Prior to 1998, he was President of Origins Natural Resources Inc. Mr. Lauder is a member of the Board of Directors of ICG Hypersonic Acquisition Corp. Within the past five years, Mr. Lauder served as a director of Jarden Corporation. He currently serves as Chairman of the Board of the Fresh Air Fund, as a member of the boards of trustees of the University of Pennsylvania and The Trinity School in New York City, and as a member of the boards of directors of the 92nd Street Y and the Partnership for New York City, and he is on the Advisory Board of Zelnick Media. Mr. Lauder is also Co-Chairman of the Breast Cancer Research Foundation.

QUALIFICATIONS
•
Global business, marketing, Internet, retail, and consumer and luxury brand industry experience through leadership roles at The Estée Lauder Companies Inc.

•
Experience leading successful creative organizations with innovation programs based on research and development

•
Board experience at GLG Partners, Inc., Jarden Corporation, and True Temper Sports, Inc.

•
Trustee of the University of Pennsylvania and lecturer at The Wharton School

•
Financial experience

•
Significant stockholder and party to Stockholders’ Agreement

2021 Proxy Statement | 13

Richard D. Parsons
Director since 1999 Age 73 Committees: • Compensation Committee • Nominating and ESG Committee
BACKGROUND
Mr. Parsons is a senior advisor to Providence Equity Partners LLC, a global private equity and investment firm, and he is a co-founder and partner of Imagination Capital LLC, a venture capital firm. From 1996 until 2012, he was a director of Citigroup Inc. and served as its Chairman from February 2009 to April 2012. From May 2003 until his retirement in December 2008, Mr. Parsons served as Chairman of the Board of Time Warner Inc. From May 2002 until December 2007, he served as Chief Executive Officer of Time Warner Inc. From January 2001 until May 2002, Mr. Parsons was Co-Chief Operating Officer of AOL Time Warner. From 1995 until the merger with America On-Line Inc., he was President of Time Warner Inc. From 1990 through 1994, he was Chairman and Chief Executive Officer of Dime Bancorp, Inc. Mr. Parsons is on the boards of directors of Group Nine Acquisition Corp., Lazard Ltd., and Madison Square Garden Sports Corp. (formerly The Madison Square Garden Company). Additionally, within the past five years, he served as a director of CBS Corporation. Mr. Parsons currently serves as Chairman of the Jazz Foundation of America.

QUALIFICATIONS
•
Global business, marketing, media, Internet, banking, and other business and consumer brand experience through leadership roles at Time Warner Inc. and Dime Bancorp, Inc.

•
Board experience at CBS Corporation, Citigroup Inc., Group Nine Acquisition Corp., Lazard Ltd., Madison Square Garden Sports Corp., and Time Warner Inc.

•
Private equity experience at Providence Equity Partners LLC

•
Legal and government experience

•
Financial experience

Lynn Forester de Rothschild
Director since 2000 Age 67 Committee: • Nominating and ESG Committee
BACKGROUND
Lady de Rothschild is a co-founding partner of Inclusive Capital Partners, an investment manager, and she is the Chair of E.L. Rothschild LLC, a private investment company with investments in media, information technology, agriculture, financial services, and real estate worldwide. She was the Chief Executive of E.L. Rothschild LLC from 2002 to 2016. Lady de Rothschild has been a director of The Economist Newspaper Limited since October 2002. From 1989 to 2002, she was President and Chief Executive Officer of FirstMark Holdings, Inc. She serves on the Board and Executive Committee of The Peterson Institute for International Economics. Lady de Rothschild is a trustee of the Rothschild Eranda Foundation and a board member of the McCain Institute. She is a member of the Council on Foreign Relations (USA), Chatham House (UK), the International Advisory Council of Asia House (UK), the International Institute of Strategic Studies (UK), and the Foreign Policy Association (USA).

QUALIFICATIONS
•
Global business and investment experience as a co-founding and managing partner of Inclusive Capital Partners, former Chief Executive of E.L. Rothschild LLC, and CEO of FirstMark Holdings, Inc.

•
Board and media experience as director of The Economist Newspaper Limited

•
Affiliation with leading business and public policy associations (Council on Foreign Relations)

•
Experience working abroad

•
Legal and government expertise

•
Financial experience

14 | 2021 Proxy Statement

Jennifer Tejada
Director since 2018 Age 50 Committee: • Audit Committee
BACKGROUND
Ms. Tejada is Chief Executive Officer and Chair of the Board of PagerDuty, Inc., a digital operations management platform for businesses. Prior to joining PagerDuty in 2016, she was President and Chief Executive Officer of Keynote Systems Corporation, a software company specializing in digital performance analytics and web and mobile testing, from 2013 to 2015. Ms. Tejada was Executive Vice President and Chief Strategy Officer of Mincom, an enterprise software company, from 2008 to 2011. She has also previously held senior positions at Merivale Group, The Procter & Gamble Company, and i2 Technologies. Ms. Tejada is a member of the Board of Directors of UiPath, Inc.

QUALIFICATIONS
•
Management experience at PagerDuty, Inc., Keynote Systems Corporation, and Mincom

•
Digital, mobile, cyber, and software experience

•
Consumer goods experience

•
Experience working abroad

•
Board experience at PagerDuty, Inc., Keynote Systems Corporation, Puppet Labs, Inc., and UiPath, Inc.

•
Financial experience

Richard F. Zannino
Director since 2010 Age 62 Committee: • Audit Committee (Chair)
BACKGROUND
Mr. Zannino is a Managing Director at the private equity firm CCMP Capital Advisors, LLC. He is a partner on the firm’s Investment Committee and co-heads the consumer retail practice. Prior to joining CCMP Capital, Mr. Zannino was an independent retail and media advisor from February 2008 to June 2009. He was Chief Executive Officer and a member of the Board of Directors of Dow Jones & Company, Inc. from February 2006 until January 2008. Mr. Zannino joined Dow Jones as Executive Vice President and Chief Financial Officer in February 2001 and was promoted to Chief Operating Officer in July 2002. From 1998 to 2001, he was Executive Vice President of Liz Claiborne, Inc., where he oversaw the finance, administration, retail, fragrance, and licensing divisions. From 1993 to 1998, Mr. Zannino was with Saks Fifth Avenue, serving as Vice President and Treasurer, Senior Vice President, Finance and Merchandise Planning, and then Executive Vice President and Chief Financial Officer. He is on the boards of directors of IAC/InterActiveCorp, Ollie’s Bargain Outlet Holdings, Inc., and The Hillman Companies, Inc. He currently serves as Vice Chairman of the Board of Trustees of Pace University.

QUALIFICATIONS
•
Management, media, finance, retail, and consumer brand industry experience in various positions at Dow Jones & Company, Inc., Liz Claiborne, Inc., and Saks Fifth Avenue

•
Consumer, retail, media, and private equity experience at CCMP Capital Advisors, LLC

•
Board experience at Dow Jones & Company, Inc., Francesca’s Holdings Corporation, IAC/InterActiveCorp, Ollie’s Bargain Outlet Holdings, Inc., and The Hillman Companies, Inc.

•
Trustee of Pace University

•
Financial experience

2021 Proxy Statement | 15

Incumbent Directors – Term Expiring 2023 (Class III)

Charlene Barshefsky
Director since 2001 Age 71 Committees: • Compensation Committee (Chair) and Stock Plan Subcommittee
BACKGROUND
Ambassador Barshefsky is Chair of Parkside Global Advisors, an international consulting company. Until March 2021, she was Senior International Partner, WilmerHale, a multinational law firm based in Washington, D.C. Prior to joining the law firm in 2001, she was the United States Trade Representative from 1997 to 2001, and Deputy United States Trade Representative and Acting United States Trade Representative from 1993 to 1996. Ambassador Barshefsky is on the boards of directors of American Express Company and Stagwell Inc. (formerly MDC Partners Inc.). Additionally, within the past five years, she served as a director of Intel Corporation and Starwood Hotels & Resorts Worldwide, Inc. Ambassador Barshefsky is a member of the Council on Foreign Relations and a trustee of the Howard Hughes Medical Institute.

QUALIFICATIONS
•
International, government, and public policy experience as United States Trade Representative

•
Legal experience, including as Senior International Partner at WilmerHale

•
Board experience at American Express Company, Intel Corporation, Stagwell Inc., and Starwood Hotels & Resorts Worldwide, Inc.

•
Trustee of the Howard Hughes Medical Institute

Wei Sun Christianson
Director since 2011 Age 65 Committee: • Nominating and ESG Committee
BACKGROUND
Ms. Christianson is a Managing Director and Co-Chief Executive Officer of Asia Pacific and Chief Executive Officer of China at Morgan Stanley, a global financial services firm. She is based in Beijing, and in addition to her regional role, Ms. Christianson is responsible for all aspects of Morgan Stanley’s operations in China and is a member of Morgan Stanley’s Management Committee. Prior to rejoining Morgan Stanley in 2006, she was the Chairman of China for Citigroup Global Markets (Asia Ltd.) and previously served as Chairman of China and Country Manager for Credit Suisse First Boston.

QUALIFICATIONS
•
Global management and investment banking experience as Managing Director and Co-Chief Executive Officer of Asia Pacific and Chief Executive Officer of China at Morgan Stanley based in Beijing

•
Experience working abroad, particularly in China

•
Financial experience

•
Government experience (in Hong Kong)

16 | 2021 Proxy Statement

Fabrizio Freda
Director since 2009 Age 64
BACKGROUND
Mr. Freda has served as President and Chief Executive Officer of the Company since July 2009. From March 2008 through June 2009, he was President and Chief Operating Officer where he oversaw the Clinique, Bobbi Brown, La Mer, Jo Malone London, Aveda, and Bumble and bumble brands, and the Aramis and Designer Fragrances division. He also was responsible for the Company’s International Division, as well as Global Operations, Research and Development, Packaging, Quality Assurance, Merchandise Design, Corporate Store Design, and Retail Store Operations. Prior to joining the Company, Mr. Freda served in a number of positions of increasing responsibility at The Procter & Gamble Company (“P&G”), where he was responsible for various operating, marketing, and key strategic efforts for over 20 years. From 2001 through 2007, Mr. Freda was President, Global Snacks, at P&G. He also spent more than a decade in the Health and Beauty Care division at P&G. From 1986 to 1988, Mr. Freda directed marketing and strategic planning for Gucci SpA. He is currently a member of the Board of Directors of BlackRock, Inc., a global asset management company.

QUALIFICATIONS
•
Global management, marketing, and other business, consumer and luxury brand industry experience as President and Chief Executive Officer of The Estée Lauder Companies Inc.

•
Similar experience, including developing and leading global organizations, in leadership positions at P&G and Gucci SpA

•
Experience leading successful, creative organizations with innovation programs based on research and development

•
Board experience at BlackRock, Inc.

•
Experience living and working in several countries

•
Financial experience

Jane Lauder
Director since 2009 Age 48
BACKGROUND
Ms. Lauder is Executive Vice President, Enterprise Marketing and Chief Data Officer. She began her career with the Company in 1996 at Clinique and has served in various positions throughout the Company. Ms. Lauder was Global Brand President, Clinique from April 2014 to July 2020. Previously, she was Global President, General Manager of the Origins, Ojon, and Darphin brands from July 2010 to April 2014. She was Senior Vice President/General Manager of the Origins brand from July 2008 to July 2010, and Senior Vice President, Global Marketing for Clinique from July 2006 to July 2008. Ms. Lauder is a member of the Board of Directors of Eventbrite, Inc.

QUALIFICATIONS
•
Management, marketing, and other industry experience through leadership roles at The Estée Lauder Companies Inc.

•
Board experience at Eventbrite, Inc.

•
Significant stockholder and party to Stockholders’ Agreement (solely as trustee of one or more trusts)

2021 Proxy Statement | 17

Leonard A. Lauder
Director since 1958 Age 88
BACKGROUND
Mr. L. Lauder is Chairman Emeritus of the Company. He was Chairman of the Board of Directors from 1995 through June 2009 and served as the Company’s Chief Executive Officer from 1982 through 1999 and President from 1972 until 1995. Mr. Lauder has held various positions since formally joining the Company in 1958 after serving as an officer in the United States Navy. He is Chairman Emeritus of the Board of Trustees of the Whitney Museum of American Art, a Charter Trustee of the University of Pennsylvania, a Trustee of The Aspen Institute, and the co-founder and Co-Chairman of the Alzheimer’s Drug Discovery Foundation. Mr. Lauder is Honorary Chairman of the Breast Cancer Research Foundation. He served as a member of the White House Advisory Committee on Trade Policy and Negotiations under President Reagan.

QUALIFICATIONS
•
Global business, marketing, and consumer and luxury brand industry experience through leadership roles at The Estée Lauder Companies Inc.

•
Experience leading successful creative organizations with innovation programs based on research and development

•
Affiliation with leading business, civic, and public policy associations

•
Charter Trustee of the University of Pennsylvania

•
Significant stockholder and party to Stockholders’ Agreement

18 | 2021 Proxy Statement

Additional Information Regarding the Board of Directors
Stockholders’ Agreement and Lauder Family Control. All Lauder Family Members who are party to a stockholders’ agreement with the Company (the “Stockholders’ Agreement”) have agreed to vote shares beneficially owned by them for Leonard A. Lauder (or for one of his sons), Ronald S. Lauder (or for one of his daughters), and one person, if any, designated by each as a director of the Company. Aerin Lauder and Jane Lauder are parties to the Stockholders’ Agreement solely as trustees of certain trusts. The term “Lauder Family Members” is defined below (see “Certain Relationships and Related Transactions – Lauder Family Relationships and Compensation”). Shares subject to the Stockholders’ Agreement represent approximately 83% of the voting power of the Company as of the Record Date. The right of each of Leonard A. Lauder (or his sons) and Ronald S. Lauder (or his daughters) to designate a nominee exists only when he (including his descendants) beneficially owns (other than by reason of the Stockholders’ Agreement) shares of Common Stock with at least 10% of the total voting power of the Company. Currently, William P. Lauder is the nominee of Leonard A. Lauder, and Jane Lauder is the nominee of Ronald S. Lauder. The right of each of Leonard A. Lauder (or one of his sons) and Ronald S. Lauder (or one of his daughters) to be nominated will exist so long as he (including his descendants) beneficially owns shares of Common Stock with at least 5% of the total voting power of the Company. In the event that Leonard A. Lauder ceases to be a member of the Board of Directors by reason of his death or disability, then his sons, William P. Lauder and Gary M. Lauder, will succeed to his rights to be nominated as a director and to designate one nominee. If either son is unable to serve by reason of his death or disability, the other son will have the right to designate a nominee. Similarly, Aerin Lauder and Jane Lauder, Ronald S. Lauder’s daughters, will succeed to their father’s rights upon his death or disability. If either daughter is unable to serve by reason of her death or disability, the other daughter will have the right to designate a nominee. In the event none of Leonard A. Lauder and his sons and Ronald S. Lauder and his daughters are able to serve as directors by reason of death or disability, then the rights under the Stockholders’ Agreement to be a nominee and to designate a nominee will cease. The Stockholders’ Agreement contains a “sunset provision.” Under this provision, the Stockholders’ Agreement will terminate upon the occurrence of certain specified events, including the transfer of shares of Common Stock by a party to the Stockholders’ Agreement that causes all parties thereto immediately after such transaction to own beneficially in the aggregate shares having less than 10% of the total voting power of the Company.
Controlled Company Exemptions. The Lauder family has direct and indirect holdings of approximately 85% of the voting power of the Company as of the Record Date. The Company is a “controlled company” under the rules of the New York Stock Exchange (the “NYSE”) because the Lauder family and their related entities hold more than 50% of the voting power of the outstanding voting stock. As such, the Company may avail itself of exemptions relating to the Board and certain Board committees. Despite the availability of such exemptions, the Board of Directors has determined that it will have a majority of independent directors and that both the Nominating and ESG Committee and the Compensation Committee will have otherwise required provisions in their charters. As permitted by the NYSE rules for “controlled companies,” our Board does not require that the Nominating and ESG Committee and the Compensation Committee be comprised solely of independent directors.
Board Committees. The Board of Directors has established the following standing committees: the Audit Committee; the Compensation Committee (which includes the Stock Plan Subcommittee); and the Nominating and ESG Committee (formerly the Nominating and Governance Committee). Each director on these committees is an independent director except for William P. Lauder and Richard D. Parsons. Each committee reports regularly to the Board and has the authority to engage its own advisors. From time to time, the Board considers the composition of our Board committees. As previously noted, Mr. Hockaday, the Chair of the Nominating and ESG Committee, has notified the Company that he will serve the remainder of his term, which expires at the 2021 Annual Meeting of Stockholders, and he will not stand for re-election.

2021 Proxy Statement | 19

Committee Composition as of the Record Date
Director	Audit Committee	Compensation Committee	Nominating and ESG Committee
Charlene Barshefsky†*
Rose Marie Bravo†
Wei Sun Christianson
Paul J. Fribourg†
Jennifer Hyman
Irvine O. Hockaday, Jr.*
William P. Lauder
Richard D. Parsons
Lynn Forester de Rothschild
Barry S. Sternlicht
Jennifer Tejada
Richard F. Zannino

   Chair         Member

†
Also member of Stock Plan Subcommittee

*
Mr. Hockaday’s term as Presiding Director ends on the date of the 2021 Annual Meeting (November 12, 2021), and Ambassador Barshefsky has been appointed by the Board to serve as the Presiding Director for a one-year term beginning on such date.

Copies of the charters adopted by the Board of Directors for each committee may be found in the “Investors” section of the Company’s website, www.elcompanies.com, under “Corporate Governance.”
Audit Committee	• Richard F. Zannino (Chair) • Paul J. Fribourg	• Jennifer Hyman • Jennifer Tejada
The Audit Committee, among other things, appoints the independent auditors; reviews the independence of such auditors; approves the scope of the annual audit activities of the independent auditors and the Company’s Internal Audit department; reviews audit results; reviews and discusses the Company’s financial statements with management and the independent auditors; reviews and discusses with the Board the Company’s policies for risk assessment and risk management; and is responsible for our related person transactions policy. The committee’s scope of oversight responsibilities includes information technology, cybersecurity, taxes, treasury, and legal matters. The committee meets periodically with the Chief Financial Officer, the head of internal audit, and representatives of the independent auditors. The Board of Directors has determined that each of Mr. Fribourg and Mr. Zannino qualifies as an “Audit Committee Financial Expert” in accordance with SEC rules.

20 | 2021 Proxy Statement

Compensation Committee	• Charlene Barshefsky (Chair) • Rose Marie Bravo	• Paul J. Fribourg • Richard D. Parsons
The Compensation Committee establishes and approves compensation plans and arrangements with respect to the Company’s executive officers and administers the Company’s Executive Annual Incentive Plan. The Stock Plan Subcommittee has authority over all decisions regarding awards to executive officers under the Company’s share incentive plans and authority to administer the Company’s share incentive plans under which executive officers and other employees may receive equity grants. The Company also has an Employee Equity Award Committee, the sole member of which is Mr. Freda; the purpose of this committee is to make limited grants of equity awards under the share incentive plan to employees who are not executive officers.
Compensation Committee Interlocks and Insider Participation. During fiscal 2021, Ambassador Barshefsky, Ms. Bravo, Mr. Fribourg, and Mr. Parsons served on the Compensation Committee. None of these directors is a former or current officer or employee of the Company or any of its subsidiaries. During fiscal 2021, none of our executive officers served as a member of the compensation committee (or other committee performing similar functions) or as a director of any other entity of which an executive officer served on our Board or Compensation Committee. None of the directors who served on our Compensation Committee during fiscal 2021 has any relationship requiring disclosure under this caption under SEC rules.
Nominating and ESG Committee	• Irvine O. Hockaday, Jr. (Chair) • Wei Sun Christianson • William P. Lauder	• Richard D. Parsons • Lynn Forester de Rothschild • Barry S. Sternlicht
The Nominating and ESG Committee’s responsibility for corporate governance matters includes oversight of the Company’s environmental, social, and governance (“ESG”) activities and practices, including citizenship and sustainability matters. Among other things, the committee proposes candidates to fill vacancies on the Board and recommends nominees for election as members of the Board; oversees CEO succession planning; considers and makes recommendations regarding Board practices and procedures; considers corporate governance issues that arise from time to time and makes appropriate recommendations for the Board regarding such matters; and reviews the compensation for service as a Board member. As previously noted, Mr. Hockaday is not standing for re-election at the 2021 Annual Meeting, and therefore he will no longer be on this committee after such meeting.
Board and Board Committee Meetings; Annual Meeting Attendance; and Executive Sessions. Directors are expected to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. In furtherance of the Board’s role, directors are expected to attend all scheduled Board and Board committee meetings and all meetings of stockholders. In fiscal 2021, the Board of Directors met six times, the Audit Committee met eight times, the Compensation Committee met five times (and the Stock Plan Subcommittee met six times), and the Nominating and Governance Committee (now the Nominating and ESG Committee) met four times. The total combined attendance for all Board and committee meetings in fiscal 2021 was over 95%. No director attended less than 75% of Board and committee meetings in fiscal 2021. The non-employee directors met five times in executive session in fiscal 2021. Directors are expected to attend the Annual Meeting of Stockholders. All of the directors who were on the Board attended our Annual Meeting of Stockholders in November 2020, which was held in a virtual-only meeting format via live webcast.
Board Leadership Structure. Our Board is currently led by our Executive Chairman, who is a member of the Lauder family. In addition, we have an independent director who serves as our Presiding Director. A majority of the directors on our Board are independent. At present, there are 16 directors on our Board, comprised of: (i) our President and Chief Executive Officer (“CEO”); (ii) 11 non-employee directors (10 of whom are independent); and (iii) 4 directors who are members of the Lauder family, including our Executive Chairman. As previously noted, Mr. Hockaday is not

2021 Proxy Statement | 21

standing for re-election, and following his departure, the Board will be comprised of fifteen directors. The Presiding Director presides at all meetings or executive sessions of non-employee or independent directors. The Board of Directors considers this structure appropriate in view of the Lauder family’s significant investment in the Company. The structure also comports with the Stockholders’ Agreement among various members of the Lauder family and the Company. See “Additional Information Regarding the Board of Directors – Stockholders’ Agreement and Lauder Family Control.”
In addition to his responsibilities as Chairman of the Board, Mr. W. Lauder, as Executive Chairman, works with the CEO to set overall vision, strategy, financial objectives, and investment priorities for the business. Mr. W. Lauder also provides high-level leadership in areas that are important to the Company, including marketing, trade relations, global communications, and regulatory affairs.
As provided in our Corporate Governance Guidelines, an independent director serves as our Presiding Director. The Presiding Director serves a one-year term beginning with the meeting of the Board immediately following the Annual Meeting of Stockholders. Mr. Hockaday served as the Presiding Director for all executive sessions of the Board of Directors in fiscal 2021, and his term as Presiding Director is scheduled to end on the date of the 2021 Annual Meeting. Ambassador Barshefsky has been appointed by the Board to serve as the Presiding Director for a one-year term beginning after the 2021 Annual Meeting.
Lauder Family Control
Our Company was founded over 75 years ago by Estée and Joseph Lauder, and subsequent generations of Lauders have had significant involvement in the business and management of the Company. For almost 50 years, the business was run as a private family enterprise. Since our initial public offering in 1995, we have been a publicly traded, family-controlled company that continues to benefit from the Lauder family’s demonstrated dedication and commitment to its long-term success. The members of the Lauder family are connected to the Company not just financially through their ownership of common stock but just as fundamentally through their historical legacy of long-term family stewardship that continues today. At present, both of Estée and Joseph Lauder’s sons, Leonard A. Lauder and Ronald S. Lauder, are Executive Officers and members of our Board of Directors. Leonard Lauder is Chairman Emeritus, and Ronald Lauder is Chairman of Clinique Laboratories, LLC. Leonard Lauder’s son William P. Lauder is Executive Chairman, and Ronald Lauder’s daughter Jane Lauder is Executive Vice President, Enterprise Marketing and Chief Data Officer. William Lauder and Jane Lauder also serve on our Board of Directors. Ronald Lauder’s daughter Aerin Lauder is the Style and Image Director for the Estée Lauder brand.
Controlled Company Features including Sunset Provisions for Class B Common Stock and the Stockholders’ Agreement
As referenced above, we are a “controlled company” under the rules of the New York Stock Exchange (the “NYSE”) because the Lauder family and their related entities hold more than 50% of the voting power of the outstanding voting stock. We note that the controlled company structure is not uncommon in the beauty industry. Our controlled company structure includes dual class stock, a classified board, and a Stockholders’ Agreement that requires the members of the family who are party to the agreement to vote in favor of up to four director nominees designated by members of the family. In addition, we have non-independent directors on our Nominating and ESG Committee and Compensation Committee. Each of these matters is explained below.
Dual Class Stock Structure. Under our dual class stock structure, holders of Class A Common Stock have one vote per share, and holders of Class B Common Stock (limited to members of the Lauder family and related entities) have 10 votes per share. Our Certificate of Incorporation contains a sunset provision, which provides that if on the record date for any meeting of stockholders of the Company, the outstanding Class B Common Stock constitutes less than 10% of the total outstanding Common Stock, then each share of Class B Common Stock shall be converted automatically as of the record date into one share of Class A Common Stock with one vote per share. As of the record date

22 | 2021 Proxy Statement

for the 2021 Annual Meeting of Stockholders, the outstanding Class B Common Stock constituted approximately 36% of the total outstanding Common Stock.
Board Composition; Voting under the Stockholders’ Agreement. Our Board of Directors is divided into three classes, each serving for a period of three years. As explained above, Lauder Family Members who are party to the Stockholders’ Agreement have agreed to vote shares beneficially owned by them in favor of up to four individuals as directors. The Stockholders’ Agreement contains a sunset provision, pursuant to which the agreement will terminate upon the occurrence of certain specified events, including the transfer of shares of Common Stock by a party to the agreement that causes all parties thereto immediately after such transaction to own beneficially in the aggregate shares having less than 10% of the total voting power of the Company. Shares subject to the Stockholders’ Agreement represented approximately 83% of the voting power of the Company as of the record date for the 2021 Annual Meeting of Stockholders.
Committee Composition including Independent Committee Leadership; Independent Presiding Director; Majority of Independent Directors. As permitted by the NYSE rules for “controlled companies” such as ours, we do not require that our Nominating and ESG Committee be comprised solely of independent directors. Our Executive Chairman William P. Lauder, who is not an independent director, serves on our Nominating and ESG Committee, and Richard D. Parsons, who is not an independent director, serves on our Nominating and ESG Committee and our Compensation Committee. We believe this committee service is appropriate because of the valuable contributions that Messrs. W. Lauder and Parsons make; as reflected in the biographical information above, each has extensive business, leadership and financial experience. In addition, Mr. Lauder is a significant stockholder and member of the founding family. We note that all the directors on our Audit Committee, including the Chair, are independent, as are the Chairs of our Nominating and ESG Committee and our Compensation Committee. Our Stock Plan Subcommittee, which approves all equity grants to our executive officers including the CEO, is comprised solely of independent directors. In addition, our Presiding Director is independent. As a controlled company, we are not required by the NYSE rules to have a majority of independent directors. However, our Board has determined that it will have a majority of independent directors. As of the record date for the 2021 Annual Meeting of Stockholders, 10 of our 16 Board members (approximately 63%) are independent.
Lauder Family Ownership as a Strategic Advantage
We believe that the Lauder family control and its long-term stewardship have provided a strategic advantage to our Company. Mrs. Estée Lauder formulated our unique marketing philosophy to provide “High-Touch” services and high-quality products as the foundation for a solid and loyal consumer base. The Lauder family envisioned and effected the remarkable expansion of the business from a handful of products sold under a single brand in a few prestigious department stores in the United States to a beloved multi-brand, multi-category, multi-channel global icon. Today, we are one of the world’s leading manufacturers, marketers, and sellers of quality skin care, makeup, fragrance, and hair care products sold in approximately 150 countries and territories under more than 25 brands. We believe that historically, our ownership structure and the Lauder family’s “patient capital” approach have provided a strategic advantage, helping to mitigate some of the short-term pressures faced by widely-held companies and allowing management and the Board to focus more on long-term sustainable growth that generally benefits all stockholders. For example, the close strategic alignment between our CEO and our largest stockholders provides management the flexibility to efficiently pivot as needed to address short-term matters while also supporting transformational changes necessary for the Company’s long-term success. In addition, the Lauder family values have played an important role in our unique work culture that celebrates inclusion, diversity, and equity, which we believe has helped us to attract and retain top talent. Between the Company’s initial public offering in November 1995 and the end of our most recent fiscal year (June 30, 2021), we have achieved an annualized Total Stockholder Return (“TSR”) of 16%, as compared to an annualized TSR of 10% for the S&P 500 Index and 9% for the S&P Consumer Staples Index.

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CEO Succession Planning Process. Our Board of Directors works closely with the Nominating and ESG Committee regarding CEO succession planning and reviews succession plans on an ongoing basis. The Board has numerous opportunities to meet with, and assess development plans for, members of management and other potential leaders, including through formal presentations to the Board and its committees, as well as informal discussions and events. The Board has established a succession process in the event of the death or disability of the CEO.
Board Role in Risk Oversight. Our Board of Directors regularly receives reports from our CEO and other members of senior management regarding areas of significant risk to us, including strategic, operational, financial, legal and regulatory, cybersecurity, and reputational risks. However, senior management is responsible for assessing and managing the Company’s various risk exposures on a day-to-day basis. In this regard, various management functions within the Company, such as Legal, Finance, Treasury, Internal Audit, Information Technology, Global Supply Chain, Research & Development, and Environmental Affairs and Safety, focus on particular risks. Management has a systemic and integrated approach to overall risk management that includes the identification of risks and mitigation plans in the strategic planning process. The Board’s role is one of oversight, assessing major risks facing the Company and reviewing options for their mitigation with management. In addition, the Audit Committee reviews and discusses with management our enterprise risk management processes.
Risk in Compensation Programs. The Company has a framework for evaluating incentive plan design features that may encourage or help mitigate risk, such as a mix of compensation elements, metrics, leverage, caps, and time horizons, in order to determine whether the risks arising from our compensation programs (in addition to those applicable only to executive officers) are reasonably likely to have a material adverse effect on the Company. Using this framework in fiscal 2021, we concluded that our compensation programs are not reasonably likely to have a material adverse effect on the Company. The results were reviewed with senior management and the Compensation Committee.
Board Membership Criteria. The Nominating and ESG Committee works with the Board on an annual basis to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members. The Committee has engaged a third-party firm to assist with identifying and evaluating potential director candidates.
All directors should possess the highest personal and professional ethics as well as an inquisitive and objective perspective, practical wisdom, and mature judgment. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a large publicly traded company in today’s business environment; understanding of the Company’s business on a technical level; and educational and professional background. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on its diversity of experience, represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Nominating and ESG Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.
Upon determining the need for a new director candidate, the Nominating and ESG Committee will identify one or more director candidates and evaluate each candidate under the criteria described above based on the information it receives with a recommendation or that it otherwise possesses, which information may be supplemented by additional inquiries. Application of these criteria involves the exercise of judgment and cannot be measured in any mathematical or routine way. Based on its assessment of each candidate’s independence, skills, and qualifications and the criteria described above, the Committee will make recommendations regarding potential director candidates to the Board. The Committee will evaluate stockholder-recommended candidates in the same manner as other candidates. Candidates may also be designated pursuant to the Stockholders’ Agreement. See “Additional Information Regarding the Board of Directors – Stockholders’ Agreement and Lauder Family Control.”

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Board Independence Standards for Directors. To be considered “independent” for purposes of membership on the Company’s Board of Directors, the Board must determine that a director has no material relationship with the Company, including any of its subsidiaries, other than as a director. For each director, the Board broadly considers all relevant facts and circumstances. In making its determination, the Board considers the following categories of relationships to be material, thus precluding a determination that a director is “independent:”
(i)
the director is an employee of the Company, or an immediate family member of the director is an executive officer of the Company, or was so employed during the last three years.

(ii)
the director receives, or an immediate family member of the director receives, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii)
(A) the director is a current partner or employee of a firm that is the Company’s internal or external auditor, (B) the director has an immediate family member who is a current partner of such a firm, (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, or (D) the director or an immediate family member of the director was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

(iv)
the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

(v)
the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of  $1 million, or 2% of such other company’s consolidated gross revenues.

Additionally, the following relationships will not be considered to be “material” relationships that would impair a director’s independence:
(i)
any of the relationships described in (i)-(v) above, if such relationships occurred more than three years ago, or

(ii)
if a director is a current employee, or an immediate family member of a director is a current executive officer of another company that does business with the Company and such other company, during the current or last fiscal year, made payments to, or received payments from, the Company of less than $1 million or 2% of such other company’s consolidated gross revenues, whichever is greater.

Contributions to tax exempt organizations shall not be considered payments for purposes of these independence standards. An “immediate family member” includes a director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.
The Board reviews at least annually whether directors meet these Director Independence Standards. The following directors have been determined by the Board to be “independent” pursuant to NYSE rules and the Company’s Independent Director Standards described above: Charlene Barshefsky, Rose Marie Bravo, Wei Sun Christianson, Paul J. Fribourg, Irvine O. Hockaday, Jr., Jennifer Hyman, Lynn Forester de Rothschild, Barry S. Sternlicht, Jennifer Tejada, and Richard F. Zannino. In addition to the foregoing, in order to be considered “independent” under NYSE rules for purposes of serving on the Company’s Audit Committee or Compensation Committee, a director also may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company, other than as a director, and may not be an “affiliated person” of the Company.

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Audit Committee members may receive directors’ fees and fixed payments for prior service with the Company. The Board has determined that each member of the Audit Committee and each independent member of the Compensation Committee meets these additional independence requirements.
Communications with the Board. A stockholder or any other interested party may communicate with the Board, any Committee thereof, the non-management directors as a group, or any individual director, including the Presiding Director, by addressing the correspondence to that individual or group, c/o General Counsel, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. The General Counsel or a designee will review such correspondence and forward to the intended recipient(s) if the substance relates to the duties and responsibilities of the Board or director; at the discretion of the General Counsel or a designee, materials considered to be inappropriate or harassing, unsolicited advertisements, or promotional materials may not be forwarded.
Director Nominees Recommended by Stockholders. The Nominating and ESG Committee will consider stockholder recommendations of nominees in the same manner as and pursuant to the same criteria by which it considers all other nominees, except for nominations received pursuant to the Stockholders’ Agreement. Stockholders who wish to suggest qualified candidates should send their written recommendation to the Nominating and ESG Committee, c/o General Counsel, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. The following information must accompany any such recommendation by a stockholder: (i) the name and address of the stockholder making the recommendation; (ii) the name, address, telephone number, and social security number of the proposed nominee; (iii) the class or series and number of shares of the Company that are beneficially owned by the stockholder making the recommendation; (iv) a description of all arrangements or understandings between the stockholder and the candidate, and an executed written consent of the proposed nominee to serve as a director of the Company if so elected; (v) a copy of the proposed nominee’s resume and references; and (vi) an analysis of the candidate’s qualifications to serve on the Board of Directors and on each of the Board’s committees in light of the criteria for Board membership established by the Board. See “Board Membership Criteria.” For stockholders intending to nominate an individual for election as a director directly, there are specific procedures set forth in our bylaws. See “Stockholder Proposals and Director Nominations for the 2022 Annual Meeting” below.
Corporate Governance Guidelines and Code of Conduct
The Board of Directors has developed corporate governance practices to help it fulfill its responsibilities to stockholders in providing general direction and oversight of management of the Company. These practices are set forth in the Company’s Corporate Governance Guidelines. The Company also has a Code of Conduct (the “Code”) applicable to all employees, officers, and directors of the Company including the Chief Executive Officer and the Chief Financial Officer. These documents, as well as any waiver of a provision of the Code granted to any senior officer or director or any material amendment to the Code, may be found in the “Investors” section of the Company’s website: www.elcompanies.com under “Corporate Governance.”
Related Person Transactions Policy and Procedures
We have a written policy (the “Related Person Transactions Policy”) that sets forth procedures for the review, approval, and ratification of transactions involving “Related Persons.” Such persons consist of any director, director nominee, executive officer, any beneficial owner of more than 5% of the Company’s Common Stock, any immediate family member of such persons, and any other person deemed to be a Related Person under the rules of the SEC. Under the Related Person Transactions Policy, a “Transaction” includes any financial transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements, or relationships where the Company and a Related Person are participants. The Audit Committee is responsible for administering this policy.

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When a potential Related Person Transaction is identified, our policy requires that it be promptly reported to either the General Counsel or the Secretary to review. If it is determined that such Transaction is not within the scope of the Related Person Transactions Policy, then no further action is necessary. Otherwise, the Transaction shall be presented to the Audit Committee to make an assessment and determination. If the Audit Committee determines that a Related Person Transaction is inconsistent with the interests of the Company and its stockholders, the Audit Committee shall prohibit such transaction. If the Related Person at issue is a director of the Company, or an immediate family member of a director, then such director shall not participate in the assessment or determination of the Transaction being reviewed. The information presented to the Audit Committee in connection with its assessment may include the following: (i) the Related Person’s relationship to the Company; (ii) a description of the Transaction, including the material terms, the approximate aggregate value, and the identities of other parties; (iii) the benefits of the Transaction to the Company and the Related Person; (iv) the availability of other sources of comparable products or services; and (v) any other relevant information. If the Audit Committee determines that the Related Person has a direct or indirect material interest in any Transaction, the Transaction shall be disclosed in the Company’s proxy statement.
Certain Relationships and Related Transactions
Lauder Family Relationships and Compensation. Leonard A. Lauder is Chairman Emeritus, and his brother Ronald S. Lauder is Chairman of Clinique Laboratories, LLC. Leonard A. Lauder and Ronald S. Lauder are also directors of the Company. Leonard A. Lauder has two sons, William P. Lauder and Gary M. Lauder. William P. Lauder is Executive Chairman and in such role is Chairman of the Board of Directors. Gary M. Lauder is not an employee of the Company. Ronald S. Lauder has two daughters, Aerin Lauder and Jane Lauder. Aerin Lauder is not an employee of the Company; she is the Style and Image Director for the Estée Lauder brand (see “Agreements with Aerin Lauder” below for additional information). Jane Lauder is an employee of the Company. She is Executive Vice President, Enterprise Marketing and Chief Data Officer, and she is also a member of our Board of Directors.
Impact of COVID-19 on Compensation Matters for Certain Lauder Family Members. As part of the Company’s initiatives to enhance financial flexibility and liquidity in light of COVID-19, certain base salary reductions were made over a six-month period from May 1 through October 31, 2020 (i.e. the last two months of fiscal 2020 and the first four months of fiscal 2021), including the following: (i) for Leonard A. Lauder and Ronald S. Lauder, base salaries reduced by nearly 100% and (ii) for Jane Lauder, base salary reduced by 30%.
Fiscal 2021 Compensation for Certain Lauder Family Members. Leonard A. Lauder’s annual base salary for fiscal 2021 was $1,206,667, as adjusted for the above-referenced reduction for the first four months of fiscal 2021; without this adjustment, his fiscal 2021 annual base salary would have been $1,800,000. Ronald S. Lauder’s annual base salary for fiscal 2021 was $440,000, as adjusted for the above-referenced salary reduction; without this adjustment, his fiscal 2021 annual base salary would have been $650,000. In addition to his salary, Mr. R. Lauder also received a bonus of $511,100 for fiscal 2021. Jane Lauder’s annual base salary for fiscal 2021 was $810,000, as adjusted for the above-referenced salary reduction; without this adjustment, her fiscal 2021 annual base salary would have been $900,000. In addition to her salary, Ms. J. Lauder also received a bonus of $1,155,250, PSUs with a target payout of 2,946 shares of Class A Common Stock, stock options for 11,062 shares of Class A Common Stock with an exercise price of  $218.06 per share, and RSUs for 2,946 shares of Class A Common Stock, in each case for fiscal 2021. Each of these Lauder Family Members is entitled to participate in standard benefit plans, such as the Company’s pension and medical plans. For information regarding fiscal 2021 compensation for William P. Lauder, see “Executive Compensation.”
Fiscal 2022 Compensation for Certain Lauder Family Members. Leonard A. Lauder’s annual base salary for fiscal 2022 is $1,800,000. Ronald S. Lauder’s annual base salary for fiscal 2022 is $650,000, and he has a target incentive bonus opportunity of $350,000. Jane Lauder’s annual base salary for fiscal 2022 is $930,000. For fiscal 2022, Ms. Lauder also has a target incentive bonus opportunity of

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$832,000 and a target equity opportunity of $1,680,000. In September 2021, Ms. Lauder was granted equity-based compensation with an aggregate value of approximately $1.95 million, comprised of PSUs with a target payout of 1,888 shares of Class A Common Stock, stock options for 7,302 shares of Class A Common Stock with an exercise price of $344.06 per share, and RSUs for 1,888 shares of Class A Common Stock, in each case for fiscal 2022. The grants were consistent with those made to employees at Ms. Lauder’s level. For information regarding fiscal 2022 compensation for William P. Lauder, see “Compensation Discussion and Analysis.”
Employment Agreement for Leonard A. Lauder. Leonard A. Lauder’s current employment agreement (the “LAL Agreement”) provides for his employment as Chairman Emeritus until such time as he resigns, retires, or is terminated. Mr. L. Lauder is entitled to participate in standard benefit plans, such as the Company’s pension and medical plans. He is also entitled to participate in the Amended and Restated Fiscal 2002 Share Incentive Plan, but no grants have been made to him under the plan to date. If Mr. L. Lauder retires, the Company will continue to provide him with the office he currently occupies (or a comparable office if the Company relocates) and a full-time executive assistant. The Company may terminate Mr. L. Lauder’s employment at any time if he becomes “permanently disabled,” in which event he will be entitled to (i) receive his base salary for a period of two years after termination, (ii) receive bonus compensation during such salary continuation period at an annual rate equal to the average of the actual bonuses paid to him prior to such termination under the LAL Agreement (the “Leonard Lauder Bonus Compensation”), and (iii) participate in the Company’s benefit plans for two years. In the event of Mr. L. Lauder’s death during the term of his employment, for a period of one year from the date of Mr. L. Lauder’s death, his beneficiary or legal representative will be entitled to receive Mr. L. Lauder’s base salary and the Leonard Lauder Bonus Compensation. Mr. L. Lauder may terminate his employment at any time upon six months’ written notice to the Company, in which event he will be entitled to receive his base salary and the Leonard Lauder Bonus Compensation for the six-month period following termination. In addition, the Company may terminate Mr. L. Lauder’s employment for any reason upon 60 days’ written notice. In the event of termination of his employment by the Company (other than for cause, disability, or death) or a termination by Mr. L. Lauder for good reason after a change of control, (a) Mr. L. Lauder, for a period of three years from the date of termination, will be entitled to (i) receive his base salary in effect at the time of termination, (ii) receive the Leonard Lauder Bonus Compensation, (iii) participate in the Company’s benefit plans and (b) in the case of termination by the Company (other than for cause, disability, or death), Mr. L. Lauder will not be subject to the non-competition covenant contained in the LAL Agreement. Upon termination for any reason, any options previously granted to Mr. L. Lauder will remain exercisable for the remainder of their respective terms, subject to certain non-competition and good conduct provisions.
Lauder Family Members. As used in this Proxy Statement, the term “Lauder Family Members” includes only the following persons: (i) the estate of Mrs. Estée Lauder; (ii) each descendant of Mrs. Estée Lauder (a “Lauder Descendant”) and their respective estates, guardians, conservators, or committees; (iii) each “Family Controlled Entity” (as defined below); and (iv) the trustees, in their respective capacities as such, of each “Family Controlled Trust” (as defined below). The term “Family Controlled Entity” means: (i) any not-for-profit corporation if at least 80% of its board of directors is composed of Lauder Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by Lauder Family Members; (iii) any partnership if at least 80% of the value of its partnership interests are owned by Lauder Family Members; and (iv) any limited liability or similar company if at least 80% of the value of the company is owned by Lauder Family Members. The term “Family Controlled Trust” includes certain trusts existing on November 16, 1995 and trusts the primary beneficiaries of which are Lauder Descendants, spouses of Lauder Descendants, and/or charitable organizations, provided that if the trust is a wholly charitable trust, at least 80% of the trustees of such trust consist of Lauder Descendants.
Registration Rights Agreement. Leonard A. Lauder, Ronald S. Lauder, The Estée Lauder 1994 Trust, William P. Lauder, Gary M. Lauder, Aerin Lauder, Jane Lauder, certain Family Controlled Entities and other Family Controlled Trusts, Morgan Guaranty Trust Company of New York (“Morgan Guaranty”), and the Company are parties to a Registration Rights Agreement (the

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“Registration Rights Agreement”), pursuant to which each of Leonard A. Lauder, Ronald S. Lauder, and Morgan Guaranty has three demand registration rights and The Estée Lauder 1994 Trust has six demand registration rights in respect of shares of Class A Common Stock (including Class A Common Stock issued upon conversion of Class B Common Stock) held by them. Three of the demand rights granted to The Estée Lauder 1994 Trust may be used only by a pledgee of The Estée Lauder 1994 Trust’s shares of Common Stock. All the parties to the Registration Rights Agreement (other than the Company) also have an unlimited number of piggyback registration rights in respect of their shares. The rights of Morgan Guaranty and any other pledgee of The Estée Lauder 1994 Trust under the Registration Rights Agreement will be exercisable only in the event of a default under certain loan arrangements. Leonard A. Lauder and Ronald S. Lauder may assign their demand registration rights to Lauder Family Members. The Company is not required to effect more than one registration of Class A Common Stock in any consecutive twelve-month period. The piggyback registration rights allow the holders to include their shares of Class A Common Stock in any registration statement filed by the Company, subject to certain limitations. The Company is required to pay all expenses (other than underwriting discounts and commissions of the selling stockholders, taxes payable by the selling stockholders, and the fees and expenses of the selling stockholders’ counsel) in connection with any demand registrations, as well as any registrations pursuant to the exercise of piggyback rights. The Company has agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933.
Stockholders’ Agreement. All Lauder Family Members who are party to the Stockholders’ Agreement have agreed to vote shares beneficially owned by them for Leonard A. Lauder (or for one of his sons), Ronald S. Lauder (or for one of his daughters), and one person, if any, designated by each as a director of the Company. Aerin Lauder and Jane Lauder are parties to the Stockholders’ Agreement solely as trustees of certain trusts. Shares subject to the Stockholders’ Agreement represent a substantial majority of the voting power of the Company as of the Record Date. See “Additional Information Regarding the Board of Directors – Stockholders’ Agreement and Lauder Family Control.”
Parties to the Stockholders’ Agreement may, without restriction under the agreement, sell their shares in a widely distributed underwritten public offering, in sales made in compliance with Rule 144 under the Securities Act of 1933, or to other Lauder Family Members. In addition, each party to the Stockholders’ Agreement may freely donate shares in an amount not to exceed 1% of the outstanding shares of Common Stock in any 90-day period. In the case of other private sales, each stockholder who is a party to the Stockholders’ Agreement (the “Offering Stockholder”) has granted to each other party (the “Offeree”) a right of first offer to purchase shares of Class A Common Stock that the Offering Stockholder intends to sell to a person (or group of persons) who is not a Lauder Family Member. Each Offeree has the opportunity to purchase the Offeree’s pro rata portion of the shares to be offered by the Offering Stockholder, as well as additional shares not purchased by other Offerees. Any shares not purchased pursuant to the right of first offer may be sold at or above 95% of the price offered to the Offerees. The Stockholders’ Agreement also includes provisions for bona fide pledges of shares of Common Stock and procedures related to such pledges. The Stockholders’ Agreement will terminate upon the occurrence of certain specified events, including the transfer of shares of Common Stock by a party to the Stockholders’ Agreement that causes all parties thereto immediately after such transaction to own beneficially in the aggregate shares having less than 10% of the total voting power of the Company.
Agreements with Aerin Lauder. Estee Lauder Inc. (“ELI”), a subsidiary of the Company, is party to (i) a creative consultant agreement with Aerin Lauder (the “Creative Consultant Agreement”) and (ii) a brand license agreement with Ms. Lauder and Aerin LLC, a limited liability company wholly owned by Ms. Lauder (the “License Agreement”).
Creative Consultant Agreement. Under the Creative Consultant Agreement, Aerin Lauder, as the Style and Image Director for the Estée Lauder brand, acts as a creative consultant and is a spokesperson for the brand. In her role, she collaborates with the Estée Lauder Creative Director on creative aspects of the brand and promotes the brand through personal appearances and her social media presence. For fiscal 2021, Ms. Lauder received approximately $680,000 for her services under

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the agreement. In fiscal 2021, the Creative Consultant Agreement was amended to extend the term through June 30, 2024. For fiscal 2022, Ms. Lauder will receive $680,000 for such services, plus any additional amounts per day, if applicable, as described below. The Company has the right to use Ms. Lauder’s name and image to promote Estée Lauder beauty products and related makeup services of the Estée Lauder brand during the term of the Creative Consultant Agreement. Ms. Lauder has agreed to no more than 25 days of personal appearances per year to promote the brand, the Company, or its subsidiaries, after which ELI is required to pay her an additional amount per day ($29,000). No additional amount per day was paid in fiscal 2021. An office and access to an assistant are also provided to Ms. Lauder in connection with her services.
License Agreement. Under the License Agreement, Aerin LLC has granted ELI a worldwide license to use the “Aerin” trademark and “A” logo (and related marks) and Ms. Lauder’s name and image (i) exclusively in connection with “Core Beauty Products” (cosmetics, fragrances, toiletries, skin care, hair care, value sets, and beauty accessories) and (ii) non-exclusively in connection with “Non-Core Beauty Products” (cosmetics bags, tote bags, and fragranced candles). The License Agreement covers the name “Aerin” and not the name “Lauder,” for which the Company and its subsidiaries retain sole ownership. The initial license term expired on June 30, 2017, at which time the agreement automatically renewed for an additional 5-year period through June 30, 2022. The License Agreement provides for two additional 5-year renewal terms if ELI does not give notice of non-renewal and net sales hit certain performance targets (or if ELI cures a sales shortfall, in certain circumstances).
ELI launched AERIN Beauty in September 2012 with several products, and additional products have been introduced since then. ELI may launch additional Aerin-branded products in its reasonable commercial judgment. Ms. Lauder has agreed to provide at least ten personal appearances under the License Agreement during each fiscal year, for which she will not be compensated, and which are in addition to those appearances covered by the Creative Consultant Agreement. ELI will be responsible for Ms. Lauder’s reasonable travel expenses in connection with such appearances. Aerin LLC may terminate the License Agreement if an unaffiliated third party obtains more than 50% of the voting power or equity of ELI. ELI may terminate the License Agreement if control of Aerin LLC (or substantially all of its assets) is transferred to a competitor of ELI or to certain categories of retailers not engaged in prestige distribution. Either side may terminate the License Agreement for an uncured material breach.
Under the License Agreement, Aerin LLC receives the following royalties: (i) for all products other than fragrances, 4% of annual net sales up to $40 million and 5% of annual net sales in excess thereof; and (ii) for fragrances, 5% of annual net sales. For fiscal 2021, Aerin LLC was paid approximately $615,000 in royalties. Under the agreement, ELI must spend the following minimum amounts to promote Aerin-branded products: 15% of ELI’s net sales each annual period (July 1 – June 30) in the remaining term of the agreement, with such requirement capped each year at 50% of Aerin LLC’s similar expenditures, either directly or through other licensees, on Aerin-branded products. Both ELI and Aerin LLC will distribute Aerin-branded products only through prestige retailers. In addition, in fiscal 2021, in connection with the License Agreement, the Company received approximately $184,000 from Aerin LLC for AERIN products provided for sale in Aerin retail locations and on Aerin LLC’s website.
Under the License Agreement, the Company has agreed to invest in the AERIN Beauty business an additional $300,000 each year during the remaining term of the License Agreement for incremental advertising and promotion. Further, the license agreement has a provision concerning a sublicense to a third party to use certain licensed intellectual property solely in connection with amenity-size licensed products. Pursuant to that provision, the Company has agreed to pay Aerin LLC 50% of any royalty obtained from the third party, and such royalty payments to Aerin LLC have not exceeded $10,000 in any fiscal year.
Other Arrangements. The Company has subleased certain of its office space in New York to an affiliate of Ronald S. Lauder. This sublease was renewed in March 2020 for a five-year term with three consecutive five-year renewal terms. For fiscal 2021, the rent paid or accrued was approximately $1,000,000, which equals the Company’s lease payments for that space. The Company

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also has agreed to provide such affiliate with certain services, such as phone systems, payroll service, and office and administrative services, which are reimbursed at a rate approximating the Company’s incremental cost thereof. For fiscal 2021, such affiliate paid approximately $12.47 million pursuant to such agreement. At June 30, 2021, such affiliate had deposited with the Company approximately $1.12 million to cover expenses. The Company has similar arrangements for space and services with an affiliate of Leonard A. Lauder and his family. For fiscal 2021, one or more affiliates of Leonard A. Lauder paid the Company approximately $9.1 million for office space and certain services, such as phone systems, payroll service, and office and administrative services. At June 30, 2021, one or more affiliates of Leonard A. Lauder had approximately $650,000 deposited with the Company to cover expenses. The payments by affiliates of Ronald S. Lauder and Leonard A. Lauder approximated the Company’s incremental cost of the relevant space and services.
The Company charters an aircraft owned indirectly by Executive Chairman William P. Lauder (the “Aircraft”) for certain business travel by Mr. Lauder himself and other Company employees. For such use, the Company pays no more than market rates for comparable travel. During fiscal 2021, the Company did not pay any amounts for travel on the Aircraft.
Certain members of the Lauder family (and entities affiliated with one or more of them) own numerous works of art that are displayed at the Company’s offices. The Company pays no fee to the owners for displaying such works, and the owners of the works pay for their maintenance. In fiscal 2021, the Company paid premiums of less than $10,000 for insurance relating to such works.

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Director Compensation

The following summary describes compensation for our non-employee directors.
Annual Cash Retainer for Board Service. Each non-employee director receives an annual cash retainer of  $100,000, payable quarterly, which may be deferred as explained below.
Annual Cash Retainer for Committee Service. Each non-employee director who serves on a committee receives an additional annual cash retainer in the following amounts: $12,000 per year for service on the Audit Committee, $8,000 per year for service on the Compensation Committee (including service on the Stock Plan Subcommittee), and $8,000 per year for service on the Nominating and ESG Committee. The Chair of the Audit Committee receives a further annual cash retainer of  $25,000. The Chairs of the Compensation Committee and the Nominating and ESG Committee receive a further annual cash retainer of  $15,000 each. Cash retainers for committee service are paid quarterly and may be deferred, as explained below.
Annual Cash Retainer for Presiding Director. The Presiding Director receives an additional annual cash retainer of  $30,000, payable quarterly, which may be deferred as explained below.
Deferral of Annual Cash Retainers. Non-employee directors may elect to defer receipt of all or part of their cash-based compensation. Specifically, pursuant to Deferred Compensation Agreements, they may defer any or all of the above-referenced annual cash retainers into either (i) stock units (accompanied by dividend equivalent rights) or (ii) an interest-bearing cash account, in each case to be paid out in a lump sum in cash as of the first business day of the calendar year following the date on which the director ceases to be a member of the Board.
Impact of COVID-19 on Director Compensation Matters – Annual Cash Retainers. As part of the Company’s initiatives to enhance financial flexibility and liquidity due to the impacts of COVID-19, non-employee directors decided to forego their cash retainers that would have been paid in May 2020 (fiscal 2020), July 2020 (fiscal 2021), and November 2020 (fiscal 2021).
Annual Stock Units Retainer for Board Service. In addition to the cash retainers described above, an additional $75,000 is payable to each non-employee director by a grant of stock units (accompanied by dividend equivalent rights) as an annual stock retainer, pursuant to the Amended and Restated Non-Employee Director Share Incentive Plan (the “Director Share Plan”). This grant is made on the date of each annual meeting of stockholders. The number of stock units to be awarded is determined by dividing $75,000 by the average closing price of the Class A Common Stock on the twenty trading days preceding the date of grant. Each stock unit is convertible into one share of Class A Common Stock, and the Class A Common Stock represented by the stock units is distributed to the director on or after the first business day of the calendar year following the date on which the director ceases to be a member of the Board.
Annual Stock Options. In addition to the cash and stock portion of the retainer, each non-employee director receives an annual grant of options valued at no more than $100,000 on the date of grant, pursuant to the Director Share Plan. This grant is made on the date of each annual meeting of stockholders. The exercise price of the options is equal to the closing price of the Class A Common Stock on the date of grant. The options are exercisable beginning one year after the date of grant, provided that the director continues to serve as of such date. The options generally terminate ten years after the date of grant.
Initial Equity Grant for New Non-employee Directors. Each new non-employee director is granted stock units (accompanied by dividend equivalent rights), pursuant to the Director Share Plan, on the date of the first annual meeting of stockholders that is more than six months after such non-employee director’s initial election to the Board. The number of stock units to be awarded will be determined by dividing a dollar amount determined by the Board from time to time (the current amount is $300,000) by the average closing price of the Class A Common Stock on the twenty trading days preceding the date of grant; provided, however, that any new non-employee director shall not receive an initial stock unit grant for greater than 2,000 shares. Each stock unit is

32 | 2021 Proxy Statement

convertible into one share of Class A Common Stock, and the Class A Common Stock represented by the stock units is distributed to the director on or after the first business day of the calendar year following the date on which the director ceases to be a member of the Board.
The grant of stock units explained above reflects a change made by the Board in July 2021 regarding the initial equity grant to any new non-employee director who joins the Board going forward. Previously, each new non-employee director was granted a fixed number of shares of Class A Common Stock (most recently 2,000 shares) plus a cash payment in an amount to cover related income taxes, pursuant to the Director Share Plan, on the date of the first annual meeting of stockholders that was more than six months after a non-employee director’s initial election to the Board.
Stock Ownership Requirement. As set forth in the Company’s Corporate Governance Guidelines, the Board believes that in order to align the interests of directors and stockholders, directors should have a significant financial stake in the Company.
Effective July 2021, each director should own shares of the Company’s Common Stock with a value equal to or greater than five times the annual cash retainer for Board service, no later than five years after initial election to the Board. Applying this guideline, each director is required to own shares of the Company’s Common Stock with a value equal to or greater than $500,000 (i.e. $100,000 × 5). Previously, each director was required to own shares of the Company’s Common Stock with a value equal to or greater than four times the annual cash retainer for Board service, no later than three years after initial election to the Board. As of June 30, 2021, each of the directors owned shares of the Company’s Common Stock with a value in excess of  $500,000.
Stock Ownership Guidelines for Non-Employee Directors
What Counts	What Does Not Count
Common Stock*	Stock Options (vested or unvested)
Stock Units (share payout)
Stock Units (cash payout)

*
Common Stock held directly by the director or the director’s immediate family or held in entities controlled by the director or the director’s immediate family members (including trusts for the benefit of the director or immediate family members). However, any shares of Common Stock that are hedged or pledged do not count for purposes of these stock ownership guidelines.

Company Products. The Company provides directors with certain Company products from different brands and product categories. The Company believes that providing these products serves a business purpose by expanding the directors’ knowledge of the Company’s business. The Company also provides each non-employee director with the opportunity to purchase up to $1,280 worth of the Company’s products each calendar year (based on suggested retail prices) at no charge; if a director chooses to take advantage of this opportunity and purchases more than $640 worth of the Company’s products, the excess is imputed as taxable income to the director. For the year ended June 30, 2021, the aggregate incremental cost to the Company for products provided to the directors was substantially less than $10,000 per director. Non-employee directors may also purchase Company products with the same discount made available to employees of the Company.
Reimbursement of Expenses. Non-employee directors are reimbursed for their reasonable expenses (including costs of travel, food, and lodging) incurred in attending Board, committee, and stockholder meetings. Directors are also reimbursed for any other reasonable expenses relating to their service on the Board, including participating in director continuing education and Company site visits.

2021 Proxy Statement | 33

Role of Compensation Consultant. The Nominating and ESG Committee has engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) to assess trends and developments in director compensation practices and assist the committee in fulfilling its responsibilities regarding compensation of directors for service on the Company’s Board and its committees. Semler Brossy’s work for the Committee includes a competitive benchmarking of director compensation practices, referencing the same peer group used for the Company’s executive compensation analysis, as set forth in the Compensation Discussion and Analysis. The Nominating and ESG Committee determined that Semler Brossy is free of conflicts of interest.
Management Directors. Directors who are also employees of the Company receive no additional compensation for service as directors. These directors are Fabrizio Freda, Jane Lauder, Leonard A. Lauder, Ronald S. Lauder, and William P. Lauder.
Non-Employee Director Compensation for Fiscal 2021
Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(5)(6)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)	Total ($)
Charlene Barshefsky	$61,500	$74,998	$99,935	—	$29,866	—	$266,299
Rose Marie Bravo	54,000	74,998	99,935	—	—	—	228,933
Wei Sun Christianson	54,000	74,998	99,935	—	—	—	228,933
Paul J. Fribourg	60,000	74,998	99,935	—	—	—	234,933
Irvine O. Hockaday, Jr.	76,500	74,998	99,935	—	—	—	251,433
Jennifer Hyman	56,000	74,998	99,935	—	—	—	230,933
Richard D. Parsons	58,000	74,998	99,935	—	—	—	232,933
Lynn Forester de Rothschild	54,000	74,998	99,935	—	—	—	228,933
Barry S. Sternlicht	54,000	74,998	99,935	—	—	—	228,933
Jennifer Tejada	56,000	74,998	99,935	—	—	—	230,933
Richard F. Zannino	68,500	74,998	99,935	—	—	—	243,433

(1)
These amounts represent the Annual Cash Retainer for Board Service, the Annual Cash Retainer for Committee Service, and the Annual Cash Retainer for Presiding Director. As noted above, cash retainers were not paid in July 2020 and November 2020.

(2)
During fiscal 2021, Mr. Fribourg, Mr. Hockaday, Lady de Rothschild, and Mr. Sternlicht deferred their Annual Cash Retainers into stock units; all earnings on the fees deferred by these directors were based on the value of a hypothetical investment in shares of Class A Common Stock made at the time of the deferral, plus the accrual of dividend equivalents on dividends paid by the Company on the Class A Common Stock. As of June 30, 2021, the directors held units in respect of the following amounts of shares of Class A Common Stock: Mr. Fribourg, 33,570; Mr. Hockaday, 79,767; Lady de Rothschild, 69,879; and Mr. Sternlicht, 40,088.

(3)
These amounts represent the aggregate grant date fair value of the Annual Stock Units Retainer for Board Service, (specifically, units for 328.57 shares of Class A Common Stock for each director) as computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”).

(4)
These stock units convert into Class A Common Stock on or after the first business day of the calendar year following the date on which the director ceases to serve on the Board. Presented below are the aggregate number of shares of Class A Common Stock underlying Annual Stock Unit Retainers outstanding as of June 30, 2021, which include dividend equivalents.

34 | 2021 Proxy Statement

Name	Total Number of Shares of Class A Common Stock Underlying Stock Awards Outstanding as of June 30, 2021
Charlene Barshefsky	19,179
Rose Marie Bravo	15,530
Wei Sun Christianson	9,086
Paul J. Fribourg	10,703
Irvine O. Hockaday, Jr.	22,855
Jennifer Hyman	1,313
Richard D. Parsons	18,120*
Lynn Forester de Rothschild	18,955
Barry S. Sternlicht	14,580
Jennifer Tejada	1,313
Richard F. Zannino	9,921**

*
This includes 5,935 stock units held indirectly by Mr. Parsons as a co-trustee of a family trust.

**
Held by a limited liability company owned by Mr. Zannino and his spouse. Mr. Zannino has investment power over these stock units.

(5)
These amounts represent the aggregate grant date fair value of the Annual Stock Options (specifically, options for 1,516 shares of Class A Common Stock for each director) as computed in accordance with FASB ASC Topic 718. For a description of the assumptions used to calculate the aggregate grant date fair value of such stock options, see Note 18 (“Stock Programs”) to our consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2021.

(6)
Presented below are the aggregate number of shares of Class A Common Stock underlying stock options outstanding as of June 30, 2021.

Name	Total Number of Shares of Class A Common Stock Underlying Stock Options Outstanding as of June 30, 2021
Charlene Barshefsky	30,248*
Rose Marie Bravo	1,516
Wei Sun Christianson	34,824
Paul J. Fribourg	1,516
Irvine O. Hockaday, Jr.	1,516
Jennifer Hyman	5,750
Richard D. Parsons	3,421
Lynn Forester de Rothschild	30,248
Barry S. Sternlicht	34,824
Jennifer Tejada	5,750
Richard F. Zannino	25,512**

*
This includes 26,827 shares of Class A Common Stock underlying stock options that are held indirectly by Ambassador Barshefsky through a family trust.

**
This includes 23,996 shares of Class A Common Stock underlying stock options that are held by a limited liability company owned by Mr. Zannino and his spouse. Mr. Zannino has investment power over these stock options.

(7)
Non-employee directors do not receive pension benefits from the Company. Some of the Company’s directors in fiscal 2021 and prior years deferred their Annual Cash Retainers pursuant to applicable deferral agreements. Ambassador Barshefsky defers her Annual Cash Retainers into an interest-bearing cash account; the interest rate is the Citibank base rate at the last day of the calendar year. The amount shown for Ambassador Barshefsky is the interest that accrued above the applicable federal rate set by the Internal Revenue Service (the “AFR”) in fiscal 2021, using the Citibank base rate and the AFR at December 31, 2020 as the rates for fiscal 2021.

2021 Proxy Statement | 35

Ownership of Shares
The following table sets forth certain information regarding the beneficial ownership of the Company’s Class A Common Stock and Class B Common Stock as of July 31, 2021 by: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of either Class A Common Stock or Class B Common Stock; (ii) each of the Company’s directors or nominees; (iii) each of the executive officers whose names appear in the Summary Compensation Table; and (iv) all current directors and executive officers as a group. Except as set forth in the notes to the table, the business or mailing address of each 5% stockholder is 767 Fifth Avenue, New York, New York 10153. As described in the notes to the table, certain named beneficial owners share voting and/or investment power with respect to certain shares of Common Stock. Consequently, such shares are shown as beneficially owned by more than one person.
	Class A Common Stock(1)		Class B Common Stock		Voting Power†
Name of Beneficial Owner	Number(2)%		Number	%	%
Leonard A. Lauder(3)(4)	458,638	0.2%	—	—	*
LAL Family Corporation(3)(5)	—	—	82,437,628	64.3%	54.4%
Ronald S. Lauder(3)(6)	73,335	*	5,475,210	4.3%	3.6%
William P. Lauder(3)(7)	52,430	*	8,515,960	6.6%	5.6%
Gary M. Lauder(3)(8)	10,468	*	45,740	*	*
Aerin Lauder(3)(9)	1,692	*	6,585,594	5.1%	4.3%
Jane Lauder(3)(10)	157,015	0.1%	22,346,614	17.4%	14.8%
Joel S. Ehrenkranz, as trustee(3)(11)	443,638	0.2%	—	—	*
Richard D. Parsons, individually and as trustee(3)(12)	208,759	0.1%	7,745,877	6.0%	5.1%
Charlene Barshefsky(13)	121,161	*	—	—	*
Rose Marie Bravo(14)	15,530	*	—	—	*
Wei Sun Christianson(15)	45,712	*	—	—	*
Paul J. Fribourg(16)	14,703	*	—	—	*
Irvine O. Hockaday, Jr.(17)	22,855	*	—	—	*
Jennifer Hyman(18)	7,547	*	—	—	*
Lynn Forester de Rothschild(19)	55,383	*	—	—	*
Barry S. Sternlicht(20)	114,870	*	—	—	*
Jennifer Tejada(21)	7,547	*	—	—	*
Richard F. Zannino(22)	33,917	*	—	—	*
Fabrizio Freda(23)	726,679	0.3%	—	—	*
John Demsey(24)	8,519	*	—	—	*
Cedric Prouvé(25)	169,719	0.1%	—	—	*
Tracey T. Travis(26)	112,746	*	—	—	*
BlackRock, Inc.(27)	14,275,652	6.1%	—	—	*
FMR LLC(28)	12,878,323	5.5%	—	—	*
The Vanguard Group(29)	18,278,359	7.8%	—	—	1.2%
All directors and executive officers as a group (26 persons)(30)	2,594,781	1.1%	44,083,661	34.4%	29.2%

†
Voting power represents combined voting power of Class A Common Stock (one vote per share) and Class B Common Stock (10 votes per share) owned beneficially as of July 31, 2021. On that date, there were 233,253,492 shares of Class A Common Stock and 128,242,029 shares of Class B Common Stock outstanding.

*
Less than 0.1%

36 | 2021 Proxy Statement

(1)
The number of shares of Class A Common Stock and percentages contained under this heading do not account for the conversion right with regard to Class B Common Stock. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock and is automatically converted into one share of Class A Common Stock upon transfer to a person who is not a Lauder Family Member (as defined, see “Certain Relationships and Related Transactions – Lauder Family Relationships and Compensation”).

(2)
The number of shares of Class A Common Stock includes shares owned, any shares underlying restricted stock units payable in shares that are expected to vest within 60 days after July 31, 2021 (i.e. by September 29, 2021), and any exercisable options (including options that will be exercisable as of September 29, 2021). It does not include Performance Share Units (“PSUs”) that were paid out after July 31, 2021; for more information on those awards, see “Outstanding Equity Awards at June 30, 2021,” as well as the Form 4s filed for the Company’s executive officers after the payouts of those PSUs. The stock units included in the table that are beneficially owned by the non-employee directors represent the Annual Stock Units Retainer for Board Service (plus dividend equivalents). Such units will be settled in shares of Class A Common Stock. Amounts are rounded to the nearest whole unit.

(3)
Leonard A. Lauder, Ronald S. Lauder, William P. Lauder, and Gary M. Lauder, each individually and as trustees of various trusts, Aerin Lauder as trustee, Jane Lauder as trustee, Joel S. Ehrenkranz as trustee, Richard D. Parsons as trustee, and LAL Family Partners L.P. (“LALFP”) are parties to a Stockholders’ Agreement pursuant to which each has agreed to vote his or the trust’s or partnership’s shares for the election of Leonard A. Lauder (or one of his sons), Ronald S. Lauder (or one of his daughters), and one person, if any, designated by each as a director of the Company. See note (12) for certain exceptions. Shares underlying stock options and stock units are not subject to the Stockholders’ Agreement until the stock options are exercised or the stock units are converted. For purposes of the table, shares owned by each such individual are not attributed to the others by reason of such voting arrangement.

(4)
Includes shares owned beneficially or deemed to be owned beneficially by Leonard A. Lauder as follows:

(a)
443,638 shares of Class A Common Stock as co-trustee of The Leonard A. Lauder 2013 Revocable Trust and with respect to which he may be deemed to have shared voting and investment power with Joel S. Ehrenkranz, as co-trustee; and

(b)
15,000 shares of Class A Common Stock held indirectly through a trust of Mr. Lauder’s spouse with respect to which Mr. Lauder may be deemed to have shared voting and investment power.

(5)
LAL Family Corporation (“LALFC”) is the sole general partner of LALFP and may be deemed to be the beneficial owner of the shares of Class B Common Stock owned directly by LALFP. Both LALFC and LALFP are beneficially owned by the Leonard A. Lauder family.

(6)
Includes shares owned beneficially or deemed to be owned beneficially by Ronald S. Lauder as follows:

(a)
66,971 shares of Class A Common Stock as a Director of The Ronald S. Lauder Foundation and with respect to which he shares voting and investment power;

(b)
6,364 shares of Class A Common Stock and 6,364 shares of Class B Common Stock as sole trustee of a trust for the benefit of his children and with respect to which he has sole voting and investment power; and

(c)
5,468,846 shares of Class B Common Stock directly, over which he has (i) sole voting power for all such shares, (ii) sole investment power for 1,093,846 shares, and (iii) shared investment power for 4,375,000 shares as described below.

Mr. R. Lauder disclaims beneficial ownership of the shares of Class A Common Stock and Class B Common Stock owned by trusts for the benefit of one or more of his children and by The Ronald S. Lauder Foundation. 4,375,000 shares of Class B Common Stock are pledged by Mr. R. Lauder to secure loans under loan facilities with certain banks as to which he has sole voting power and shares investment power with certain pledgees under the loan facilities.
(7)
Includes shares owned beneficially or deemed to be owned beneficially by William P. Lauder as follows:

(a)
52,430 shares of Class A Common Stock underlying options; and

(b)
8,515,960 shares of Class B Common Stock directly and with respect to which he has sole voting and investment power.

(8)
Includes shares owned beneficially or deemed to be owned beneficially by Gary M. Lauder as follows:

(a)
10,468 shares of Class A Common Stock as custodian for his nieces and with respect to which he has sole voting and investment power; and

(b)
45,740 shares of Class B Common Stock as custodian for his nieces and with respect to which he has sole voting and investment power.

2021 Proxy Statement | 37

Mr. G. Lauder disclaims beneficial ownership of the shares held as custodian to the extent he does not have a pecuniary interest in such shares.
(9)
Includes shares owned beneficially or deemed to be owned beneficially by Aerin Lauder as follows:

(a)
1,692 shares of Class A Common Stock and 1,675,000 shares of Class B Common Stock directly and with respect to which she has sole voting and investment power; and

(b)
4,910,594 shares of Class B Common Stock as co-trustee of the Trust under Article 2 of The Zinterhofer 2008 Descendants Trust Agreement u/a/d December 24, 2008 (the “2008 Descendants Trust”) with respect to which she shares voting and investment power with Jane Lauder, as co-trustee.

Ms. A. Lauder disclaims beneficial ownership to the extent that she does not have a pecuniary interest in the shares held by the 2008 Descendants Trust. Shares held by Ms. A. Lauder directly are not subject to the Stockholders’ Agreement. Richard D. Parsons is trustee of a trust for the benefit of Ms. A. Lauder that holds shares of Class B Common Stock. See note (12).
(10)
Includes shares owned beneficially or deemed to be owned beneficially by Jane Lauder as follows:

(a)
50,783 shares of Class A Common Stock and 275,000 shares of Class B Common Stock directly and with respect to which she has sole voting and investment power;

(b)
17,161,020 shares of Class B Common Stock as trustee of the Jane A. Lauder 2003 Revocable Trust, for the benefit of Jane Lauder, and with respect to which she has sole voting and investment power;

(c)
4,910,594 shares of Class B Common Stock as co-trustee of the 2008 Descendants Trust and with respect to which she shares voting and investment power with Aerin Lauder, as co-trustee; and

(d)
106,232 shares of Class A Common Stock underlying options.

Ms. J. Lauder disclaims beneficial ownership to the extent that she does not have a pecuniary interest in the shares held by the 2008 Descendants Trust. Shares held by Ms. J. Lauder directly are not subject to the Stockholders’ Agreement.
(11)
Represents shares of Class A Common Stock beneficially owned indirectly by Joel S. Ehrenkranz as co-trustee, with Leonard A. Lauder as co-trustee, of The Leonard A. Lauder 2013 Revocable Trust for the benefit of Leonard A. Lauder and with respect to which Mr. Ehrenkranz may be deemed to have shared voting and investment power. Mr. Ehrenkranz disclaims beneficial ownership of all such shares. Mr. Ehrenkranz’s business address is 375 Park Avenue, New York, New York 10152.

(12)
Includes shares owned beneficially or deemed to be owned beneficially by Richard D. Parsons as follows:

(a)
4,442 shares of Class A Common Stock held indirectly through a family foundation, with respect to which he has shared voting and investment power;

(b)
12,184 shares of Class A Common Stock underlying stock units held directly that are payable in shares, and 5,935 shares of Class A Common Stock underlying stock units held indirectly through a family trust that are payable in shares;

(c)
1,905 shares of Class A Common Stock underlying options;

(d)
184,293 shares of Class A Common Stock and 7,708,916 shares of Class B Common Stock as trustee of the Aerin Lauder Zinterhofer 2000 Revocable Trust u/a/d 4/24/00 for the benefit of Aerin Lauder and with respect to which Mr. Parsons has sole voting and investment power; and

(e)
36,961 shares of Class B Common Stock as trustee of a trust for the benefit of Ronald S. Lauder (the “4202 Trust”) and with respect to which Mr. Parsons has sole voting power and sole investment power.

The 4202 Trust owns all of the outstanding shares of The 4202 Corporation, which corporation is a Lauder Family Member and owns the shares of Class B Common Stock directly. The 4202 Corporation is not a party to the Stockholders’ Agreement; therefore, any shares of Class A Common Stock and Class B Common Stock owned by The 4202 Corporation are not subject to that agreement. Mr. Parsons disclaims beneficial ownership of the shares held by The 4202 Corporation. Mr. Parsons’s business address is 31 West 52nd Street, Suite 2400, New York, New York 10019.
(13)
Includes shares owned beneficially by Charlene Barshefsky as follows:

(a)
73,200 shares of Class A Common Stock indirectly through family trusts;

(b)
50 shares of Class A Common Stock indirectly through her spouse;

(c)
19,179 shares of Class A Common Stock underlying stock units payable in shares; and

38 | 2021 Proxy Statement

(d)
28,732 shares of Class A Common Stock underlying options, including options that are held indirectly through a family trust.

(14)
Represents Rose Marie Bravo's beneficial ownership of shares of Class A Common Stock underlying stock units payable in shares.

(15)
Includes shares owned beneficially by Wei Sun Christianson as follows:

(a)
3,318 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
9,086 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
33,308 shares of Class A Common Stock underlying options.

(16)
Includes shares owned beneficially by Paul J. Fribourg as follows:

(a)
4,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and

(b)
10,703 shares of Class A Common Stock underlying stock units payable in shares.

(17)
Represents Irvine O. Hockaday, Jr.'s beneficial ownership shares of Class A Common Stock underlying stock units payable in shares.

(18)
Includes shares owned beneficially by Jennifer Hyman as follows:

(a)
2,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
1,313 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
4,234 shares of Class A Common Stock underlying options.

(19)
Includes shares owned beneficially by Lynn Forester de Rothschild as follows:

(a)
7,696 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
18,955 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
28,732 shares of Class A Common Stock underlying options.

(20)
Includes shares owned beneficially or deemed to be owned beneficially by Barry S. Sternlicht as follows:

(a)
30,982 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

(b)
36,000 shares of Class A Common Stock indirectly through family trusts;

(c)
14,580 shares of Class A Common Stock underlying stock units payable in shares; and

(d)
33,308 shares of Class A Common Stock underlying options.

(21)
Includes shares owned beneficially by Jennifer Tejada as follows:

(a)
2,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
1,313 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
4,234 shares of Class A Common Stock underlying options.

(22)
Includes shares owned beneficially by Richard F. Zannino as follows:

(a)
9,921 shares of Class A Common Stock underlying stock units payable in shares held indirectly by Mr. Zannino through a limited liability company owned by Mr. Zannino and his spouse. Mr. Zannino has investment power over these stock units.

(b)
23,996 shares of Class A Common Stock underlying options held indirectly by Mr. Zannino through a limited liability company owned by Mr. Zannino and his spouse. Mr. Zannino has investment power over these stock options.

(23)
Includes shares owned beneficially by Fabrizio Freda as follows:

(a)
75,674 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and

(b)
651,005 shares of Class A Common Stock underlying options.

(24)
Represents shares of Class A Common Stock owned directly and with respect to which John Demsey has sole voting and investment power.

2021 Proxy Statement | 39

(25)
Represents shares of Class A Common Stock owned directly and with respect to which Cedric Prouvé has sole voting and investment power.

(26)
Includes shares owned beneficially by Tracey T. Travis as follows:

(a)
31,339 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power; and

(b)
81,407 shares of Class A Common Stock underlying options.

(27)
Based on a Schedule 13G Amendment filed January 29, 2021 by BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, New York 10055, BlackRock may be deemed to be the beneficial owner of 14,275,652 shares of Class A Common Stock, over which it has (a) sole investment power for all such shares and (b) sole voting power for 11,997,571 shares, all of which shares are held by certain of its subsidiaries.

(28)
Based on a Schedule 13G Amendment filed February 8, 2021 by FMR LLC (“FMR”), 245 Summer Street, Boston, Massachusetts 02210, FMR may be deemed to be the beneficial owner of 12,878,323 shares of Class A Common Stock, over which it has (a) sole investment power for all such shares and (b) sole voting power for 2,342,717 shares, all of which shares are held by certain of its subsidiaries.

(29)
Based on a Schedule 13G Amendment filed February 10, 2021 by The Vanguard Group (“Vanguard”), 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, Vanguard may be deemed to be the beneficial owner of 18,278,359 shares of Class A Common Stock, over which it has (a) sole investment power for 17,277,738 shares, (b) shared investment power for 1,000,621 shares, and (c) shared voting power for 386,048 shares, all of which shares are held by certain of its subsidiaries.

(30)
See notes (2) through (4), (6), (7), (10), and (12) through (26). Includes for executive officers not named in the table:

(a)
113,947 shares of Class A Common Stock; and

(b)
73,769 shares of Class A Common Stock underlying options.

40 | 2021 Proxy Statement

Executive Compensation
Compensation Discussion and Analysis
Executive Summary
We delivered outstanding results in fiscal 2021, powered by our multiple engines of growth strategy. Notably, both net sales and profitability meaningfully exceeded fiscal 2019 performance. Amid the challenges of the COVID-19 pandemic, we invested in near- and long-term growth opportunities and managed costs elsewhere with discipline, while making important progress on our social impact commitments and sustainability goals.
Our growth engines of Skin Care, luxury and artisanal Fragrance, Asia/Pacific, travel retail in Asia/Pacific, and global Online performed exceptionally well. Innovation soared, and eight of our brands grew sales double-digits, led by Estée Lauder, La Mer, and Jo Malone London. We amplified the strength of our skin care portfolio as we became majority owners of DECIEM, with its coveted brand The Ordinary. We also invested in an innovation center in Shanghai and a manufacturing facility near Tokyo to enhance our rapid growth in the region.
Our success is attributable in large part to our executive officers and other employees, whose leadership, compassion, creativity, and resolve have been extraordinary during the pandemic. We reflect the strength of our team in the way view human capital management and strive to operate responsibly and build a sustainable business based on uncompromising ethics, integrity, fairness, diversity and trust, consistent with our Company values. Our human capital management includes the following strategic areas:
•
Inclusion, Diversity, and Equity – Fostering an inclusive, diverse, and equitable culture that provides our employees with personal and professional development opportunities, which helps to attract and retain the best talent and drive long-term growth.

•
Talent Recruitment, Retention, Learning, and Development – Affording our employees learning opportunities to drive career development and enhance innovation, which helps to create strong and sustainable leadership across the organization and support ongoing development of new products and services.

•
Health and Safety – Striving to provide a healthy and safe workplace for our employees, which we believe also enhances productivity.

•
Employee Rewards – Offering competitive compensation and benefit packages to support our employees’ physical, mental, and financial well-being, which helps us attract, incentivize, and retain world-class talent.

•
Volunteerism and Community Engagement – Supporting volunteer efforts by our employees because our long-term success is closely tied to the vitality of the communities where we have a presence.

2021 Proxy Statement | 41

FINANCIAL HIGHLIGHTS

YEAR ENDED JUNE 30

$16.22

NET SALES IN BILLIONS

11.82
13.68
14.86
14.29
16.22
'17
'18
'19
'20
'21

NET SALES GROWTH					
As reported	5%	16%	9%	-4%	13%
Adjusted constant currency*	7%	13%	11%	-3%	11%
OPERATING MARGIN TRENDS					
As reported	14.3%	15.0%	15.6%	4.2%	16.1%
Adjusted as reported*	15.9%	16.6%	17.5%	14.7%	18.9%
RETURN ON INVESTED CAPITAL					
As reported	18.3%	13.9%	22.6%	17.4%	22.5%
CASH FLOW FROM OPERATIONS					
As reported ($Billions)	1.80	2.56	2.52	2.28	3.63
	'17	**'18**	**'19**	**'20**	**'21**

$6.45*

DILUTED NET EARNINGS PER COMMON SHARE

7.79
6.45
5.34
4.51
3.47
4.82
4.12
3.35
2.95
1.86
'17
'18
'19
'20
'21

● As reported ● Adjusted for restructuring and other charges and adjustments*

*See Appendix A for reconciliation and other information about these non-GAAP measures.

TOTAL STOCKHOLDER RETURN

Fiscal year ending June 30, 2021

	1 Year	3 Years	5 Years
The Estée Lauder Companies Inc.	69.9%	128.8%	268.5%
S&P 500 Index	40.6%	67.1%	125.4%
S&P Consumer Staples Index	23.3%	48.7%	47.2%

42 | 2021 Proxy Statement

Key Compensation Matters
Temporary Salary Reductions for Senior Management; and Base Salary Rate Freezes for Senior Management for Fiscal 2021	As part of our efforts to reduce costs and to enhance financial flexibility and liquidity due to COVID-19, the Compensation Committee (the “Committee”) (i) reduced the base salaries for senior management, including the Named Executive Officers (the “NEOs”), for the six-month period ended October 2020 and (ii) kept the fiscal 2021 base salaries at the rates established at the start of fiscal 2020, subject to such six-month reduction period. See additional information in “Impact of COVID-19 on Compensation Matters.”
CEO Annual Compensation for Fiscal 2021	In September 2020, the Committee determined that the base salary rate for Fabrizio Freda, our CEO, would remain at $2.0 million, and that Mr. Freda’s bonus opportunity would remain at $5.0 million. The Stock Plan Subcommittee (the “Subcommittee”) increased Mr. Freda’s equity target to $11.13 million (from $10.5 0 million) for fiscal 2021, resulting in target total annual compensation for fiscal 2021 of $18.13 million, an increase of 3.6% from the prior fiscal year.
Additional Long-Term (non-annual) Equity Awards to CEO in Fiscal 2021	In March 2021, the Subcommittee granted Mr. Freda two long-term (non-annual) equity awards with a combined aggregate grant date fair value of $40 million, to further align his interests with those of our stockholders and motivate his continued stewardship of our business, brands, talent base, and reputation over the longer term. These awards are comprised of (i) Price-Vested Units (“PVUs”) with an aggregate grant date fair value of $20 million and (ii) Performance Share Units (“PSUs”) with an aggregate grant date fair value of $20 million. By award design, the underlying shares of Class A Common Stock will not be delivered fully to Mr. Freda until after the end of fiscal 2025. See additional information in “CEO Compensation – Additional (non-annual) Price-Vested Units (“PVU”) and Performance Share Units (“PSU”) Grants in March 2021 (fiscal 2021)” below.
Certification of Performance Goal for First Tranche of February 2018 PSU granted to CEO	In August 2021, the Subcommittee certified that the performance goal for the first tranche of the non-annual PSU that was granted to Mr. Freda in February 2018 was achieved. Therefore, 97,970 shares of Class A Common Stock will be delivered to Mr. Freda in September 2024, subject to the award’s terms and conditions. For additional information, see “Additional (non-annual) PSU Grants to CEO in Fiscal 2018 and Fiscal 2016.”

2021 Proxy Statement | 43

Key Compensation Matters (continued)
NEO Annual Stock-Based Compensation for Fiscal 2021	The annual equity mix remained weighted equally among PSUs, stock options, and restricted stock units (“RSUs”). The annual stock-based compensation awarded to our NEOs in fiscal 2021 was based on (i) target grant levels, (ii) an assessment of each officer’s performance and expected future contributions, and (iii) value in the form of additional amounts included in their annual fiscal 2021 equity grants. See “Impact of COVID-19 on Compensation Matters – Additional Amounts included in Fiscal 2021 Annual Equity Grants.”
Payout of PSUs granted to NEOs in Fiscal 2019	Based on the Company’s performance over the three-year period ended June 30, 2021, the PSUs granted in September 2018 resulted in an aggregate payout of 127.2% of target. Actual payouts of shares of Class A Common Stock to the NEOs were made in early September 2021 and are described in note (4) of “Outstanding Equity Awards at June 30, 2021” table.
EAIP Payout for NEOs for Fiscal 2021	Our NEOs achieved fiscal 2021 payout percentages under the Executive Annual Incentive Plan (“EAIP”) ranging from 95.0% to 146.7% out of a possible maximum of 165% of target bonus opportunities. Actual payouts were made in mid-September 2021. Such payouts were determined by applying the payout percentages to the fiscal 2021 target bonus opportunities and are shown in the “Summary Compensation Table.” For information regarding the fiscal 2021 EAIP design, see “Impact of COVID-19 on Compensation Matters – Changes to Fiscal 2021 EAIP” and “Elements of Compensation – Annual Incentive Bonus.”
Advisory Vote on Executive Compensation
At the 2020 Annual Meeting, approximately 98% of the votes cast in connection with the stockholders advisory vote on compensation of the NEOs were cast in favor of the proposal. We have considered this voting result, and as explained below, our compensation policies and decisions continue to be focused on sustainable financial performance and aligning the interests of senior management with the interests of stockholders.
Overview of Compensation Philosophy and Objectives
Our compensation program for executive officers is designed to attract and retain world class talent and to motivate achievement of both our long-term and short-term goals. We believe that the design and governance of our program supports, and aligns executive officers with, the business strategy and the overall goal to continue sustainable growth of net sales, profitability, and return on invested capital on an annual and long-term basis. Our executive compensation program reflects our successful track record and the control by the Lauder family. Periodically, we review various aspects of our compensation program to ensure that it remains aligned with our business strategy and the above-referenced goals. From time to time, we discuss various topics, including executive compensation and corporate governance matters, with investors and other stakeholders.

44 | 2021 Proxy Statement

Key Features of our Compensation Programs, Policies, and Practices:

Align pay with performance and the interests of stockholders by linking a significant portion of total compensation to the achievement of Company-wide performance criteria during one- and three-year performance periods

Deliver approximately one-third of the value of annual equity awards in PSUs, with failure to achieve the pre-established minimum threshold amounts resulting in no payout under the PSUs
Conduct an annual evaluation about risk in compensation programs to confirm that our compensation programs are not reasonably likely to have a material adverse effect on the Company
Engage a compensation consultant that reports directly to the Committee and is free of conflicts of interest
Maintain stock ownership guidelines and holding requirements for executive officers to further align their interests with those of our stockholders
Prohibit repricing or buying out stock options
Prohibit hedging of outstanding equity grants
Maintain policies on insider trading, clawbacks, and pledging
Our executive compensation program is designed to achieve our business and financial goals by providing compensation that: aligns executives’ interests with our long-term and short-term goals and the interests of our stockholders; rewards performance at the Company, business unit, and individual levels; is competitive with the compensation practices at other leading beauty and consumer products companies; and is equitable among our executive officers.
Employment agreements in effect during fiscal 2021 for our NEOs are described under “Employment Agreements.” Our standard employment agreements for executive officers cover termination and severance and include non-competition, confidentiality, and related provisions. They do not include specified amounts of salary, bonus opportunities, or equity-based compensation for future years. For executive officers who are recruited to join the Company, we will specify levels of salary, bonus opportunities, and equity-based compensation grants for certain initial periods or that relate to initial grants (e.g., to compensate the officer for amounts or awards that may be forfeited at a prior employer).
The compensation program for executive officers is established and administered by the Committee and the Subcommittee. The Subcommittee approves the terms of all equity grants to executive officers under our long-term equity incentive plan (including any equity compensation-related terms of employment agreements for executive officers). The Committee approves all other aspects of executive compensation.
Impact of COVID-19 on Compensation Matters
Since its onset, the COVID-19 pandemic has impacted the global economy, our business and our Company. Against this extremely challenging backdrop, the Compensation Committee and the Subcommittee made certain decisions in their discretion, guided by principles of trying to ensure that employees would not be overly impacted by outcomes outside their control and that they remain incentivized for future performance.

2021 Proxy Statement | 45

Compensation Actions driven by COVID-19
A. Temporary base salary reductions for our executive officers, including the NEOs;
B. Payout of bonuses for fiscal 2020 under the EAIP in accordance with the plan, and additional amounts included for the fiscal 2021 annual equity grants;
C. Changes to the fiscal 2021 EAIP and fiscal 2021 PSU design; and
D. Changes to the fiscal 2022 EAIP and fiscal 2022 PSU design.

A.
Temporary Base Salary Reductions

During a six-month period in late fiscal 2020 and early fiscal 2021, members of senior management took reductions in their base salaries to contribute to the Company’s initiatives to reduce expenses and enhance financial flexibility and liquidity. These temporary reductions were part of the numerous actions we took at the onset of the COVID-19 pandemic to reduce expenses so we could prioritize areas of growth and cash generation among our geographic regions, product categories, brands, and channels of distribution. The salary reductions for executive officers were for the six-month period from May 1 to October 31, 2020, so they impacted salaries in both fiscal 2020 and fiscal 2021. For the NEOs, the salary reduction was 50% for William P. Lauder and Mr. Freda and 30% for Ms. Travis, Mr. Demsey, and Mr. Prouvé. The base salaries for Leonard A. Lauder, Chairman Emeritus, and Ronald S. Lauder, Chairman of Clinique Laboratories, LLC, were reduced by nearly 100%, and the base salaries for the remainder of the Company’s executive officers were reduced by 30%. Base salary reductions for the NEOs in the last fiscal year (i.e. between July 1 and October 31, 2020) are reflected in the fiscal 2021 Summary Compensation Table.
B.
Additional Amounts included in Fiscal 2021 Annual Equity Grants

As initially explained in our fiscal 2020 Proxy Statement, in determining the total amounts for each officer’s fiscal 2021 annual equity grants, the Subcommittee decided to include certain additional amounts equally in the annual PSU, RSU, and Stock Option grants. These additional amounts were driven by the disproportionate impact of COVID-19 on the EAIP payouts for fiscal 2020. While the additional amounts were not intended to, and did not, close the gap on fiscal 2020 bonus payouts, the Subcommittee determined that they further aligned employees’ and stockholders’ interests on a long term basis while driving collaboration across the enterprise and recognizing the continued resiliency and creativity of the Company’s employees.
In determining the additional amounts for each officer’s fiscal 2021 annual equity grants, the Subcommittee considered the difference between the actual payout under the EAIP and the amount the individual would have received for fiscal 2020 (a) assuming a floor of 40% for the Business Unit Multiplier and (b) assuming a floor of 90% for the Corporate Multiplier. Based on this calculation, the NEOs received the following additional amounts in their fiscal 2021 annual equity grants: W. Lauder: $383,750; F. Freda: $618,950; T. Travis: $210,050; J. Demsey: $449,800; and C. Prouvé: $450,750. These additional amounts are reflected in “Grants of Plan-Based Awards in Fiscal 2021.” The Subcommittee believes that these actions better protected the stronger performing business units while at the same time providing a reasonable reward and incentives to the more deeply affected business units.
C.
Changes to the Fiscal 2021 EAIP and Fiscal 2021 PSU Design

The Compensation Committee and the Subcommittee, each in consultation with management and the compensation consultant Semler Brossy Consulting Group (“Semler Brossy”), decided to simplify both the fiscal 2021 EAIP and fiscal 2021 PSU design in order to focus employee efforts on the Company’s overall Net Sales and Operating Margin recovery, and to continue to incent performance and reward agility through challenging and unprecedented times in connection with the global pandemic. At the same time, they recognized the importance of maintaining the core design of our plans and energizing participants by increasing the maximum payouts.

46 | 2021 Proxy Statement

After significant consideration and discussion, the Compensation Committee and the Subcommittee determined that the decisions explained below most appropriately balance the interests of our employees and our stockholders and position us well going forward by (a) providing for reasonable protection to employees with regard to aggressive goals in a volatile environment, (b) continuing to drive a performance orientation through sustained engagement, which motivates and rewards results for each individual business unit and the overall Company, and (c) tying EAIP and PSU awards to align, over the long term, with stockholders’ interests. These modifications applied for fiscal 2021.
Changes to Fiscal 2021 EAIP Design. For the reasons explained above, the following changes were made to the fiscal 2021 EAIP:
•
Maximum EAIP payout increased to 165% of target (up from 150%), reflecting (i) an increase to the Corporate Multiplier maximum to 140% (up from 120%) and (ii) a decrease to the Business Unit Multiplier to 118% (down from 125%);

•
ROIC as a performance measure for the Corporate Multiplier suspended, and the weightings of the other three metrics (EPS, Net Sales, and NOP) increased such that all three were weighted equally;

•
Explicit productivity and inventory measures for the Business Unit Multiplier suspended; and

•
A Corporate Multiplier floor of 80% was implemented, such that any performance that yielded a Corporate Multiplier below 80% would have resulted in a Corporate Multiplier of 80%. In addition, an overall EAIP payout floor of 50% was implemented, such that any performance that yielded a payout of below 50% would have resulted in an overall payout of 50%.

It is important to note that despite these fiscal 2021 plan design modifications, the fiscal 2021 EAIP payouts for the NEOs shown in the Summary Compensation Table reflect, among other things, (i) a Corporate Multiplier of 129.2%, as calculated (therefore, no impact from the 80% Corporate Multiplier floor in the plan design) and (ii) overall payouts ranging from 95.0% to 146.7% (therefore, no impact from the 50% overall payout floor in the plan design).
Changes to Fiscal 2021 PSU Design. While recognizing that setting three-year financial goals was far more challenging, the Subcommittee decided to continue granting PSUs to drive performance accountability and alignment with stockholders’ interests and long-term results, in particular to drive increased focus on Net Sales and Diluted EPS. Specifically, the following changes were made to the fiscal 2021 PSU design:
•
The ROIC performance measure was suspended, and the weightings increased for the Net Sales and Diluted EPS goals (so both are weighted equally); and

•
The maximum payout was increased to 175% (from 150%).

D.
Changes to the Fiscal 2022 EAIP and Fiscal 2022 PSU Design

The Compensation Committee and the Subcommittee consulted with management and Semler Brossy, during late fiscal 2021 and early fiscal 2022, regarding the design for the fiscal 2022 EAIP and PSU. They noted that certain risks and related volatilities concerning the pandemic have continued into fiscal 2022, and they also considered the feedback and concerns received from some institutional investors following the disclosure in our fiscal 2020 Proxy Statement about the suspension of ROIC as a metric for our fiscal 2021 EAIP and fiscal 2021 PSUs. The Compensation Committee and the Subcommittee decided to reintroduce ROIC for fiscal 2022, albeit at lower weightings than when this metric was last included (in fiscal 2020). The fiscal 2022 design reflects the continued importance of driving employee focus on overall Company performance as measured by Net Sales and Diluted EPS growth (in the case of EAIP and PSU), and Operating Income Margin (in the case of EAIP).
The Compensation Committee and the Subcommittee determined that these decisions appropriately balance the interests of our employees and our stockholders and position us well

2021 Proxy Statement | 47

going forward by (a) providing for reasonable protection to employees with regard to aggressive goals in an environment that continues to be volatile, (b) continuing to drive a performance orientation, through sustained engagement, which motivates and rewards results for each individual business unit and the overall Company, and (c) tying EAIP and PSU awards to align, over the long term, with stockholders’ interests, including by reintroducing ROIC as a performance measure.
These modifications will apply for fiscal 2022, and the Compensation Committee and the Subcommittee will revisit the EAIP design and the PSU design for fiscal 2023 at a later time.
Changes to Fiscal 2022 EAIP Design. For the reasons explained above, the Compensation Committee generally maintained the fiscal 2021 EAIP design into fiscal 2022 except that ROIC has been reintroduced as a metric for the Corporate Multiplier, at a weighting of 10% for the fiscal 2022 EAIP. All the other fiscal 2021 EAIP plan design changes, discussed above (e.g., maximum payout of 165%; overall payout floor of 50%; and suspension of explicit productivity and inventory measures) have been continued for fiscal 2022.
Changes to Fiscal 2022 PSU Design. For the reasons explained above, the Subcommittee made the following changes to the annual PSU design for fiscal 2022:
•
The ROIC performance measure was reintroduced at a weighting of 20%; and

•
The maximum payout was reduced to 160% (from 175% in fiscal 2021).

Elements of Compensation
As explained in further detail below, our executive compensation program generally consists of multiple elements of compensation. This is reflected in the chart below, which notes certain plan design features for fiscal 2021 and fiscal 2022.

Total Direct Compensation
Base Salary
Fixed Compensation
Annual Incentive (EAIP-Bonus)
Motivate and reward achievement of annual financial goals
Long-Term Incentive (Equity)
Motivate and reward achievement of long-term goals and align interests with stockholders; retention mechanism
Payout determined by multiplying Corporate Multiplier by the Business Unit Multiplier
Corporate Multiplier
Business Unit Multiplier
1/3
Stock Options
1/3
Restricted Stock Units ("RSUs")
1/3
Performance Share Units ("PSUs")
Fiscal 2021 Design
Metrics Weighted Equally
EPS
OI Margin
Net Sales
Company Business Unit
Divisional Business Unit
Weightings depend on the executive level
Metrics Weighted Equally
Net Sales
EPS
Max PSU payout: 175%
Max EAIP payout: 165%
Corporate Multiplier Floor: 80%
Overall EAIP payout floor: 50%
Fiscal 2022 Design
Metrics Weighted
30%
EPS
30%
OI Margin
30%
Net Sales
10%
ROIC
Company Business Unit
Divisional Business Unit
Weightings depend on the executive level
Metrics Weighted
40%
Net Sales
40%
EPS
20%
ROIC
Max PSU payout: 160%
Max EAIP payout: 165%
Corporate Multiplier Floor: 80%
Overall EAIP payout floor: 50%

It is important to note that the fiscal 2021 EAIP payouts for the NEOs shown in the Summary Compensation Table reflect, among other things, (i) a Corporate Multiplier of 129.2%, as calculated

48 | 2021 Proxy Statement

(therefore, no impact from the 80% Corporate Multiplier floor in the plan design) and (ii) overall payouts ranging from 95.0% to 146.7% (therefore, no impact from the 50% overall payout floor in the plan design).
For other information regarding changes to the EAIP and PSU designs, for fiscal 2021 and fiscal 2022, see “Impact of COVID-19 on Compensation Matters.”
The Committee, Subcommittee, and our senior management begin their review of compensation by looking first at the components of total direct compensation, gauging, for each type of position in the executive officer group, the extent to which total direct compensation is broadly aligned with that of our executive compensation peer group. The Committee, Subcommittee, and our senior management then review the elements of compensation (i.e. base salary, annual cash incentive bonus opportunities, and long-term equity-based compensation opportunities) and determine a mix of these elements as a percentage of total direct compensation. The mix is intended to be predominantly performance-based (i.e. provide a greater percentage of compensation in the form of variable annual and long-term incentive compensation) and reasonable when compared with the peer group. As shown below, the CEO annual target pay mix for fiscal 2021 was 89% performance-based, and the average annual target pay mix for the other NEOs for fiscal 2021 was 84% performance-based. Executive officers with similar responsibilities generally have a similar mix of pay elements. There is internal pay equity among similarly situated executive officers, which is intended to foster a team-oriented approach to managing the business. Total direct compensation and allocations of metrics within the EAIP are determined based on the type and level of responsibility of the particular executive officer, internal pay equity, and competitive considerations.
Generally, we believe that executive officers should have a greater percentage of their compensation based on performance in the form of annual long-term equity-based incentives (“LTI”), followed by annual cash incentives, and then by base salary.
Based on target levels for incentive compensation for fiscal 2021, the mix of pay for our NEOs is shown below:
We Align Executive Compensation with Our Business Strategy and Goals. We intend for our annual and long-term incentive plans to cover a portfolio of performance measures that balance growth, profitability, and stockholder return over both an annual and long-term period. We work to establish goals that support the long-term strategy of growing sales at least 1% ahead of global prestige beauty, improving operating margin, achieving competitive levels of return on invested capital, and optimizing inventory. We assess global macro-economic risks to prudently plan activities in business units that are currently over-attaining goals and to challenge business unit that are lagging net sales and profit objectives. We carefully plan to drive sustained, profitable sales growth

2021 Proxy Statement | 49

over the long-term horizon. We do this by strategically planning category and subcategory innovation and extending consumer reach by pivoting to online channels to help enable net sales and profit growth.
Target levels of performance for a given fiscal year are determined based on our internal planning and forecasting processes and are benchmarked against select peer companies. The Committee and the Subcommittee consider various factors, including the expected performance of our competitors and our long-term strategy, in establishing the performance required to achieve the maximum payout under each measure for both our annual cash and long-term incentive plans.
In addition to total direct compensation described above, we also provide competitive benefits and certain perquisites. In some circumstances, we may pay amounts or grant equity to attract executives to work for us or move to particular locations, or we may provide additional incentives for executives to perform or remain with us. This reflects, in part, the global nature of our business and the executives that we seek to attract and retain.
Social Impact and Sustainability
Our Company’s social impact and sustainability (“SI&S”) initiatives are deeply embedded in our culture and overall corporate strategy and help drive innovation, growth, and efficiency. Across our business and within our brand portfolio, we incorporate sustainable practices, methodologies, and design. Our SI&S strategy and goals are designed to link our commitments and business value creation. In particular, our goals related to climate and the environment support efficiency and conservation within our facilities and internal supply chain, and some of these goals are also intended to help us reduce cost and waste. Additional information about the Company’s SI&S initiatives is available at www.elcompanies.com.
We believe that effectively managing our SI&S work will be an important part of our future success. These efforts are led by our Executive Chairman and our CEO and overseen by our Board of Directors, particularly the Nominating and ESG Committee. Senior leaders from Finance; Global Corporate Citizenship and Sustainability; Human Resources; Inclusion, Diversity, and Equity; Legal; Research and Development; and Supply Chain, as well as representatives across brands, regions, channels and functions, drive our SI&S strategic initiatives and progress towards goals and commitments.
Given our history, ownership structure, and long-term strategy, we follow principles of long-term stewardship and “patient capital,” and our compensation approach reflects and supports this. Consistent with our culture and our compensation philosophy and objectives, our combination of compensation elements is intended to help drive and promote strong, balanced, and sustainable corporate performance. We evaluate the performance of our employees, including our NEOs, under SI&S goals holistically, within the framework of our corporate strategy, as an input into compensation decisions. In particular, we incorporate specific goals tied to the Company’s broader SI&S strategy into the business goals for the NEOs, and compensation decisions are made based on their achievement. For example, such business goals were included in the fiscal 2021 EAIP program and were used as an input into determining fiscal 2021 equity grants. The fiscal 2021 business goals for the NEOs encompassed multiple strategic focus areas concerning SI&S matters. Specifically, the fiscal 2021 business goals for our NEOs incorporate inclusion, diversity and equity matters; global talent development and retention; and progress in connection with Company sustainability objectives.
Base Salary
We pay base salaries to provide executives with a secure base of cash compensation. In determining the amount of base salary for an executive officer, the Committee primarily considers the executive’s position, current salary, tenure, and internal pay equity among executives with similar responsibilities, as well as competitiveness of the salary level in the marketplace. The Committee also considers recommendations from the Executive Chairman, the CEO, the Executive Vice President – Global Human Resources, and the Committee’s compensation consultant (Semler

50 | 2021 Proxy Statement

Brossy). As explained above, we temporarily reduced base salaries for senior management, including the NEOs, for the period May 2020 through October 2020 (covering late fiscal 2020 and early fiscal 2021) as part of our efforts to enhance financial flexibility and liquidity due to the initial impacts of COVID-19.
Annual Incentive Bonus
Annual incentives provided under the EAIP are important in aligning the interests of our executives with our short-term goals and rewarding them for performance. For executive officers, the level of bonus opportunities and performance targets are based on the scope of the executive’s responsibilities, internal pay equity among executives with similar responsibilities, and competitive considerations. The measures in our annual incentive program are designed to foster interdependence and collaboration among brands, regions, and functions to drive the corporate strategy by ensuring alignment of business unit performance with overall corporate performance. Annual incentives payable to our executive officers, including the NEOs, are limited to a pool set at the beginning of the fiscal year by the Committee (3% of our net operating profit plan in fiscal 2021). Within that limit, the Committee sets annual aggregate bonus opportunities and exercises negative discretion to determine the annual incentives to be paid. For fiscal 2021, the EAIP payout was the product of the target for each executive officer and the EAIP payout percentage (“EAIP Payout %”), which is comprised of  (a) the Corporate Multiplier and (b) the Business Unit Multiplier, as described below. Total fiscal 2021 EAIP payouts were less than the amount of the approved bonus pool.
The chart below reflects the minimum and maximum payout ranges for the fiscal 2021 and fiscal 2022 EAIP:
Target level performance on each of the criteria would result in multipliers at 100% and payout at 100% of the executive officer’s target opportunity. For the reasons explained above, the following changes were made to the fiscal 2021 EAIP design: (i) maximum payout of 165% of target (up from 150% in the prior fiscal year), which includes (a) Corporate Multiplier maximum to 140% (up from 120%) and (b) Business Unit Multiplier of 118% (down from 125%); (ii) overall payout floor of 50%, such that any performance that yields a payout of below 50% would result in an overall payout of 50%; and (iii) Corporate Multiplier floor of 80%, such that any performance that yields a Corporate Multiplier below 80% would result in a Corporate Multiplier of 80%. For fiscal 2021, payouts could have ranged from 50% of target up to a maximum of 165% of target. Measurement of performance, including establishment of the bonus pool, is subject to certain automatic adjustments, such as changes in accounting principles, goodwill and other intangible asset impairments, the impact of unplanned completed business acquisition activity, restructuring and other activities, discontinued operations, certain non-recurring income/expenses, and the impact on net sales of unplanned changes in foreign currency rates. Such automatic adjustments for fiscal 2021 were: the impact of charges associated with restructuring and other activities related to the Company’s Leading Beauty Forward and Post-COVID Business Acceleration initiatives; changes in fair value of contingent consideration, goodwill, other intangible, and long-lived asset impairments; gain on previously held equity method investment, acquisition-related stock option expense associated with the increased ownership of DECIEM, and the impact of the Company’s acquisition of additional shares in DECIEM not planned in fiscal 2021.

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The target payout, business criteria, performance levels within each multiplier, and the threshold, target, and maximum payouts associated with each criteria and performance level are set by the Committee in consultation with management and the Committee’s outside consultant during the first quarter of the fiscal year. Target payouts for executive officers are reviewed by the Committee annually.
Corporate Multiplier. Each executive officer’s incentive payment is subject to the Corporate Multiplier. For fiscal 2021, the Corporate Multiplier was comprised of three equally weighted, Company-wide performance criteria: (1) diluted net earnings per share from continuing operations (“Diluted EPS”); (2) Operating Income Margin Percentage (“OI Margin Percent”); and (3) Net Sales. As noted above in “Impact of COVID 19 on Compensation Matters,“ the use of return on invested capital (“ROIC”) as a performance measure for the Corporate Multiplier was suspended for fiscal 2021. If actual performance under the Corporate Multiplier is between the target and the maximum, or between the threshold and the target, the payout factor is calculated mathematically using straight-line interpolation with target level of performance as a base. As an example, for Net Sales performance that is between the threshold and the target, for each 1% that performance is below target, the payout will be 3 1∕3% below the target payout of 100%. In setting fiscal 2021 targets, we considered the continued effect and uncertainty of the COVID-19 pandemic on our business. The chart below shows the threshold, target, and maximum for each criteria making up the Corporate Multiplier as well as the results for fiscal 2021. For fiscal 2021, performance exceeded the maximum target for Diluted EPS and OI Margin Percent, and for Net Sales, performance was between target and maximum, resulting in a Corporate Multiplier of 129.2%; therefore the Corporate Multiplier floor of 80% in the EAIP design for fiscal 2021 did not impact the fiscal 2021 EAIP payouts.
		Threshold		Target		Maximum		Actual Performance*
	Fiscal 2021 Target	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)
Diluted EPS	$5.00	50%	50%	100%	100%	102.9%	140%	129.9%	140.0%
OI Margin Percent	16.3%	50%	50%	100%	100%	101.3%	140%	116.9%	140.0%
Net Sales	$15.77 billion	85%	50%	100%	100%	101.8%	140%	100.3%	107.5%
Corporate Multiplier									129.2%

*
Net Sales are calculated at budgeted exchange rates at the time the target was set. Measurement of performance for each of the metrics is subject to certain automatic adjustments described above in “Annual Incentive Bonus.”

Business Unit Multiplier. For fiscal 2021 and in the plan design for fiscal 2022, the Business Unit Multiplier works similarly, but is based on various combinations of business criteria at the business unit level, including: (1) Net Sales; (2) Net Operating Margin (“NOP Margin”); and (3) other divisional goals tied to our long-term strategy (“Business Unit Strategic Objectives”). The weighting of the various measures is fixed for each executive officer depending upon position and responsibilities. Target level performance on all the applicable criteria leads to a Business Unit Multiplier of 100%. If the threshold level of performance is not achieved for any of the applicable criteria, then the Business Unit Multiplier would be zero for those criteria. When performance exceeds the maximum level, the payout factors are at 118% of target. In the case where the actual performance was between the target and the maximum, or between the threshold and the target, the payout factor was calculated mathematically using straight-line interpolation with target level of performance and associated payout as a base.
For the Business Unit Multiplier, the Functions Average is a simple average of the performance against Business Unit Strategic Objectives for the various corporate functions. For Messrs. Demsey

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and Prouvé, the threshold, target, and maximum for each criteria making up the Business Unit Multiplier for their respective units, as well as the results for fiscal 2021, are shown in the table below.
		Threshold		Target		Maximum		Actual Performance(1)
	Fiscal 2021 Target	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)
Division Net Sales
John Demsey	$4.9 billion	85%	62.5%	100%	100%	104.5%	118%	90.4%	76.0%
Cedric Prouvé	$12.3 billion	85%	62.5%	100%	100%	104.5%	118%	98.9%	97.2%
Division NOP Margin
John Demsey	10.1%	85%	62.5%	100%	100%	110.9%	118%	80.1%	0.0%
Cedric Prouvé	39.2%	85%	62.5%	100%	100%	101.8%	118%	107.8%	118.0%
Online Sales
John Demsey	—(2)	85%	62.5%	100%	100%	103.0%	118%	96.9%	92.2%
Cedric Prouvé	—(2)	85%	62.5%	100%	100%	105.0%	118%	96.6%	91.4%
Online NOP Margin
John Demsey	—(2)	85%	62.5%	100%	100%	105.0%	118%	102.2%	118.0%
Cedric Prouvé	—(2)	85%	62.5%	100%	100%	105.0%	118%	103.3%	118.0%
Total Company Sales
John Demsey	$16.1 billion	85%	62.5%	100%	100%	104.5%	118%	101.0%	103.9%
Cedric Prouvé	$16.1 billion	85%	62.5%	100%	100%	104.5%	118%	101.0%	103.9%
Total Company NOP Margin
John Demsey	16.3%	85%	62.5%	100%	100%	106.5%	118%	117.2%	118.0%
Cedric Prouvé	16.3%	85%	62.5%	100%	100%	106.5%	118%	117.2%	118.0%

(1)
Net Sales and income statement measures are calculated at budgeted exchange rates for the measurement period. Measurement of performance, for each of the metrics, is subject to certain automatic adjustments described above in “Annual Incentive Bonus.”

(2)
These NEOs have specific annual targets for each of these metrics, which are confidential commercial or financial information, the disclosure of which would cause competitive harm to the Company. We believe that such annual targets are achievable in connection with strong performance.

Ms. Travis, Mr. Demsey and Mr. Prouvé were each assigned Business Unit Strategic Objectives for fiscal 2021 that accounted for the percentages of the individual’s aggregate bonus opportunity target indicated below.
These Business Unit Strategic Objectives are aligned with high-level themes, explained below, that help focus collective efforts in areas that are important to shared success across business units and drive the corporate strategy.

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High-level Themes that align with Business Unit Strategic Objectives

Strategy – Continue cascading the corporate strategy and its key elements throughout the organization. Translate each Business Unit’s strategy into measurable and time bound action items and execute against them. Clearly track progress through key performance indicators and leverage these metrics to reinforce accountability.

Collaboration and Talent Development – Championing and leading collaborative, transformational behavior and the development of talent in the organization, integrating our inclusion, diversity, and equity strategy into our ongoing efforts. Align our organizations for speed and efficiency.

Key Business Capability Building/Business Transformation – Identifying and taking action on developing capabilities for continuous improvement related to the key operational, sustainability, governance, and financial building blocks that will impact sustainable growth and profitability and the effective use of resources.

After the end of fiscal 2021, the Executive Chairman, the CEO, and the Executive Vice President – Global Human Resources, with appropriate input from other employees, reviewed the actions taken by executive officers including the NEOs, as applicable, in connection with the Business Unit Strategic Objectives and, based on that assessment, recommended the payout percentages shown in the table below (with a maximum of 118%). The assessment of these achievements and payouts were confirmed by the Committee in its business judgment.
Calculation of EAIP Payout Percentage. As noted, the weightings of the various criteria for an executive officer’s Business Unit Multiplier depend upon the officer’s position and responsibilities, as shown in the calculation of the Business Unit Multiplier below.
Calculation of Fiscal 2021 EAIP Payout Percentages for NEOs
	W. P. Lauder & F. Freda		T.T. Travis		J. Demsey		C. Prouvé
	% of Target	Actual payout %	% of Target	Actual payout %	% of Target	Actual payout %	% of Target	Actual payout %
Functions Average	33.3%	116.2%	10.0%	116.2%	—	—	—	—
Business Unit Strategic Objectives	—	—	30.0%	118.0%	20.0%	112.0%	20.0%	112.0%
Division Net Sales*	33.4%	103.9%	30.0%	103.9%	25.0%	76.0%	25.0%	97.2%
Division NOP Margin*	33.3%	118.0%	30.0%	118.0%	25.0%	0.0%	25.0%	118.0%
Online Sales*	—	—	—	—	10.0%	92.2%	10.0%	91.4%
Online NOP Margin*	—	—	—	—	10.0%	118.0%	10.0%	118.0%
Total Company Sales*	—	—	—	—	5.0%	103.9%	5.0%	103.9%
Total Company NOP Margin*	—	—	—	—	5.0%	118.0%	5.0%	118.0%
Business Unit Payout (a)	100.0%	112.7%	100.0%	113.6%	100.0%	73.5%	100.0%	108.2%
Corporate Multiplier (b)	—	129.2%	—	129.2%	—	129.2%	—	129.2%
EAIP Payout % (a) x (b)	—	145.6%	—	146.7%	—	95.0%	—	139.8%

*
Division Net Sales and Division NOP Margin are calculated at weighted average exchange rates at the time of measurement. Measurement of performance for each of the metrics is subject to certain automatic adjustments described above in “Annual Incentive Bonus.”

Long-Term Equity-Based Compensation
We consider equity-based compensation awarded under our Amended and Restated Fiscal 2002 Share Incentive Plan (the “Share Incentive Plan”) to be of key importance in aligning executives with our long-term goals and rewarding them for performance. The awards also provide an incentive for continued employment with us. The Subcommittee typically makes equity-based compensation awards to our executive officers at its regularly scheduled meeting during the first quarter of each fiscal year. We generally grant certain executive officers a combination of PSUs,

54 | 2021 Proxy Statement

stock options, and RSUs. Since fiscal 2000, no grants of equity-based compensation have been made to Leonard A. Lauder, Chairman Emeritus, or Ronald S. Lauder, Chairman of Clinique Laboratories, LLC.
The target and actual amounts and allocation of equity-based compensation reflect the business judgment of the Subcommittee after discussion with its outside consultant and certain members of our senior management. As with each other element of compensation, and compensation overall, the Subcommittee (or the Committee for non-equity-based compensation), its outside consultant, and management take into account the level of responsibility of the particular executive officer, recent performance and expected future contributions, internal pay equity, and competitive practice. They also consider applicable employment agreements as necessary.
The allocation among the value of the different types of annual awards granted in fiscal 2021 is weighted equally among PSUs (at target), stock options, and RSUs – reflecting, in the business judgment of the Subcommittee, a balance among motivating and retaining executive officers, rewarding performance, mitigating risk, and helping executive officers increase their equity ownership to further align their interests with those of our stockholders. Such allocation may change depending upon any additional (non-annual) grants made to executive officers. As with the amount of equity-based compensation granted, the allocation among the equity-based compensation elements are compared with practices of the peer group companies (see “Compensation Planning and the Decision Making Process – Peer Group” below) to ensure they are competitive and appropriate.
No specific weightings were used to determine the amounts of the equity-based compensation. The Subcommittee applied an individual performance factor to the target equity opportunity for each executive officer. For fiscal 2021, the performance factors ranged from 100% to 135% of target. As explained above in “Impact of COVID-19 on Compensation Matters,” in determining the total amounts for fiscal 2021 annual equity grants, the Subcommittee included certain amounts equally in the PSU, RSU and Stock Options grants, which were driven by the disproportionate impact of COVID-19 on the EAIP payouts for fiscal 2020.
Performance Share Units. Annual PSUs represent approximately one-third of the grant date value of the annual equity-based compensation granted to executive officers. PSUs are generally rights to receive shares of our Class A Common Stock if certain Company-wide performance criteria are achieved during a three-year performance period. PSUs are expressed in terms of opportunities, and each opportunity is based on a particular financial metric that is considered important in achieving our overall long-term financial goals.
For the annual grant of PSUs, the Subcommittee approves the performance target for each metric during the first quarter of the three-year performance period. Each opportunity is expressed in shares to be paid out if performance equals 100% of the target. PSUs are accompanied by dividend equivalents that are accrued and paid in cash after the end of the performance period. To the extent shares are paid out on a PSU award, the cash amount paid is equal to the dividends declared per share over the performance period times the number of shares paid out. The target amount of a PSU award represents the aggregate payout if the performance of all opportunities equal 100% of the related target performances. For the annual PSU grants in fiscal 2021, an above-target payout can be achieved under a particular opportunity if the performance associated with such opportunity exceeds 100% of the target, up to a maximum of 175% of target. For the annual PSU grants in fiscal 2022, which were made in September 2021, the maximum is 160% of target. Failure to achieve the pre-established minimum threshold amount would result in no payout being made under the opportunity.
Measurement of performance is subject to certain automatic adjustments such as changes in accounting principles, goodwill and other intangible asset impairments, the impact of unplanned completed business acquisition activity, restructuring and other activities, discontinued operations, and certain non-recurring income/expenses. Payout of PSUs is contingent on the Company achieving positive Net Earnings for the fiscal year in which the grant is made. Because the Company achieved

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positive Net Earnings for fiscal 2021, the payout of the PSUs granted in September 2020 is based solely on achievement of the financial measures described below in “Fiscal 2021 PSU Grants.”
Fiscal 2019 PSU Grants. The PSU targets for the three-year period ended June 30, 2021 were based on compound annual growth rates (“CAGR”) in Company-wide Net Sales, Diluted EPS, and ROIC, weighted equally. Each 2% increase in performance over the threshold results in a 10% increase in associated payout for Net Sales and 3% increases in associated payouts for Diluted EPS and ROIC up to the target performance levels. Each 0.4% increase in performance above target results in 10% increases in associated payouts for Net Sales, Diluted EPS, and ROIC. Performance above maximum results in a payout of 150% of target opportunity.
For the fiscal 2019 PSUs, which were paid out in September 2021 (fiscal 2022), the aggregate payout of the three measures, weighted equally, was 127.2%.
	Fiscal 2019 through Fiscal 2021 Target	Threshold		Target		Maximum		Actual Performance(2)
		% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)
Net Sales (CAGR)(1)	6.6%	90.0%	50.0%	100.0%	100.0%	102.1%	150.0%	96.3%	81.7%
Diluted EPS (CAGR)	9.6%	85.0%	50.0%	100.0%	100.0%	103.9%	150.0%	114.2%	150.0%
ROIC (CAGR)	3.2%	85.0%	50.0%	100.0%	100.0%	103.7%	150.0%	106.0%	150.0%
Aggregate Payout									127.2%

(1)
Net Sales are calculated at budgeted exchange rates at the time the target was set.

(2)
Measurement of performance is subject to certain automatic adjustments. For the fiscal 2019 grants, these include charges associated with restructuring and other activities related to the Company’s Leading Beauty Forward and Post COVID Business Acceleration initiatives, changes in fair value of contingent consideration, goodwill, other intangible, and long-lived asset impairments, gain on previously held equity method investment, DECIEM stock option expense, and incremental net losses associated with the acquisitions of Dr. Jart+ and DECIEM.

Fiscal 2021 Annual PSU Grants. As explained above, the fiscal 2021 annual PSU grants do not include a performance measure for ROIC, and the performance measures for the two goals that are included (Net Sales and Diluted EPS) are weighted equally. Additionally, the maximum payout is 175%. In setting fiscal 2021 targets, we considered the continued effect and uncertainty of the COVID-19 pandemic on our business. The targets for the PSU opportunities and corresponding payouts for PSUs granted in fiscal 2021 for the three-year period ending June 30, 2023 are based on CAGR, as follows:
	Fiscal 2021 through Fiscal 2023 Target	Threshold(2)		Target		Maximum
		% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)
Net Sales (CAGR)(1)	6.0% – 8.0%	84.2%	50.0%	94.6% – 100.0%	100.0%	111.5%	175.0%
Diluted EPS (CAGR)	8.5% – 10.4%	78.8%	50.0%	94.7% – 100.0%	100.0%	127.6%	175.0%

(1)
Net Sales are calculated at budgeted exchange rates at the time the target was set. Measurement of performance for each of the metrics is subject to certain automatic adjustments described above in “Performance Share Units.”

(2)
Payouts for an opportunity will be made only if performance exceeds the pre-established minimum threshold for such opportunity.

Targets for each grant are based on the long-term strategic plan and conditions that exist at the beginning of each grant period. Multiple factors influence the setting of underlying measures

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including the anticipated Company-specific goals and objectives as well as macroenvironmental influences for the three-year performance period. Each grant period targets are set independent of other outstanding grants. We believe that the components underpinning each grant are reasonably aggressive when set. For fiscal 2022 PSU design changes, see “Impact of COVID-19 on Compensation Matters.”
Additional (non-annual) PSUs and other Performance-Based Long-Term Equity Grants. From time to time, the Subcommittee grants additional PSUs and other performance-based long-term awards to executive officers. These include the additional PVUs and PSUs granted to Mr. Freda in fiscal 2021, see “CEO Compensation – Additional (non-annual) Price-Vested Units (“PVU”) and Performance Share Units (“PSU”) Grants in March 2021 (fiscal 2021)” below and “Outstanding Equity Awards at June 30, 2021.” For information about the additional PSUs granted to Mr. Freda in fiscal 2018 and in fiscal 2016, see “Additional (non-annual) PSU Grants to CEO in Fiscal 2018 and Fiscal 2016” below and “Outstanding Equity Awards at June 30, 2021.”
Annual Stock Options. Annual stock options represent approximately one-third of the grant date value of the annual equity-based compensation granted to executive officers. Under our Share Incentive Plan, the exercise price of options cannot be lower than the closing price of our Class A Common Stock on the date the option is granted. Despite the value attributed on the date of option grant for accounting purposes, value is realized by the executive officer only to the extent that the stock price exceeds the exercise price during the period in which the executive officer is entitled to exercise the options and the officer exercises them. Options granted to our executive officers generally become exercisable in three equal installments approximately 16 months, 28 months, and 40 months after the date of grant, and expire ten years from the grant date.
Annual Restricted Stock Units. Annual RSUs represent approximately one-third of the grant date value of the annual equity-based compensation granted to executive officers. RSUs are the right to receive shares of our Class A Common Stock over a period of time. RSUs are granted to executive officers to serve as a retention mechanism and to help them build their equity ownership. RSUs are accompanied by dividend equivalents that are paid in cash; at the time an RSU vests, the cash amount paid to the executive officer is equal to the dividends declared per share between the grant date and the vesting date multiplied by the number of shares paid out. RSUs granted to our executive officers generally vest in three equal installments approximately 14 months, 26 months, and 38 months from the date of grant.
Additional (non-annual) RSU Grants. From time to time, the Subcommittee grants additional (non-annual) RSUs to executive officers. Such RSUs generally vest in their entirety after an extended vesting period and are forfeited if the executive officer retires before the vesting date.
Equity-Based Compensation Granted in Fiscal 2021. As noted above, target award levels and actual grants of equity made to executive officers are determined by taking into account many factors, including an assessment of recent performance and expected future contributions. For the Executive Chairman and the CEO, this determination is made by the Subcommittee; for the remaining executive officers, a recommendation is made by the executive officer’s immediate manager, and the actual grant is approved by the Subcommittee. Fiscal 2021 annual equity grants were awarded in September 2020; the resulting equity grant percentages awarded to our NEOs were based on (i) target grant levels, (ii) an assessment of each officer’s performance and expected future contributions, and (iii) value in the form of additional amounts included in these annual fiscal 2021 equity grants, as explained above. See also “Grants of Plan-Based Awards in Fiscal 2021” and “Summary Compensation Table.”
CEO Compensation
Fiscal 2021 Compensation. For fiscal 2021, Mr. Freda’s annual base salary rate remained at $2.0 million, his target bonus opportunity remained at $5.0 million, and his annual equity target was increased to $11.13 million (from $10.50 million). As noted above, Mr. Freda’s base salary for the first four months of fiscal 2021 (i.e. July through October 2020) was reduced by 50% as part of our initiatives to reduce costs and enhance financial flexibility and liquidity in light of COVID-19.

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Mr. Freda’s equity grants in fiscal 2021 were comprised of  (i) annual PSU, RSU, and Stock Option grants and (ii) two long-term (non-annual) equity awards in March 2021 with a combined aggregate grant date fair value of  $40 million, which are explained below.
Additional (non-annual) Price-Vested Units (“PVU”) and Performance Share Units (“PSU”) Grants in March 2021 (fiscal 2021)
On March 11, 2021, the Stock Plan Subcommittee, with input from members of the Board of Directors, granted Mr. Freda two long-term equity awards (the “March 2021 PVU and PSU Grants”) to further align his interests with those of our stockholders and motivate his continued stewardship of our business, brands, talent base, and reputation over the longer term. As explained below, these awards are comprised of  (i) Price-Vested Units (“PVUs”) with an aggregate grant date fair value of  $20 million and (ii) Performance Share Units (“PSUs”) with an aggregate grant date fair value of  $20 million. The shares of Class A Common Stock (“Class A Common Stock”) underlying both awards are not intended to be delivered to Mr. Freda until after the fiscal year ending June 30, 2025, which reflects the Company’s desire to further align his interests with those of our stockholders over that extended period of time.
Mr. Freda has continued to extend his track record of outstanding leadership as our Chief Executive Officer. The depth and breadth of his experience as a steward of our Company for over ten years, along with the impressive performance by the entire management team, were critical in driving our performance in response to COVID-19 and to the resiliency demonstrated by our business during these unprecedented challenges. Since becoming President and Chief Executive Officer in July 2009, Mr. Freda has led the development and implementation of our long-term strategy Between July 1, 2020 and June 30, 2021 (fiscal 2021), (i) we have achieved TSR of 70% (the TSR of the S&P 500 Index was 41%); and (ii) our market capitalization has increased $47 billion, from $68 billion to $115 billion. Between the time that Mr. Freda became CEO (July 2009) and the end of fiscal 2021, (i) we have achieved TSR of 2,133% (the TSR of the S&P 500 Index was 497%); and (ii) our market capitalization has increased $109 billion, from $6 billion to $115 billion.
In view of the long-term performance by the Company and by Mr. Freda, the Company’s current long-term strategy, as well as the challenges facing the Company as it was recovering from the initial impacts of the COVID-19 pandemic, the Board and the Stock Plan Subcommittee (the “Subcommittee”) determined to extend Mr. Freda’s arrangements with the Company to incentivize him to continue to serve as President and Chief Executive Officer through at least June 30, 2024. In its consideration of the appropriate size and structure for these grants, the Subcommittee considered the input from its compensation consultant and other Board members, as well as the feedback and concerns received from some institutional investors following prior differentiated long-term awards to Mr. Freda. Ultimately, the Subcommittee determined that these grants were appropriate and consistent with our long-term business and compensation strategy, providing an incentive for sustainable and effective stewardship of our business, brands, talent base, and reputation over an extended period of time.
In setting the performance goals for these awards, the Subcommittee determined that absolute or relative operational goals would become meaningless or counterproductive in light of a rapidly evolving competitive environment, but that direct alignment with stockholders with price goals would be an important element of the new design. Together, the PVUs, which vest based on stock price growth conditions (as discussed below), and the PSUs are intended to motivate continued outperformance versus the broader market and stewardship of the Company’s long-term strategy and growth in a sustainable way. The positive Cumulative Operating Income goal in each award is intended to prevent the award from vesting if our performance were to suffer a substantial reversal during the vesting period and is accompanied by carefully considered payout restrictions around termination scenarios as described below. The PVUs are a new element of award design that further aligns Mr. Freda with stockholders, as he will not earn the shares subject to the PVUs unless the Company achieves the share price hurdles during the multi-year performance period. The Subcommittee believes this was an important addition to the mix of awards to ensure and underscore stockholder alignment.

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The awards cover a period of about four-and-a-half years in total, a longer period than typical in many executive compensation programs. A key element of the design is that, as a general matter, Mr. Freda needs to remain in his position through at least June 30, 2024 to satisfy the service requirement, with shares not being delivered until September 2025. If the performance goals for an award (or tranche thereof) are achieved, the shares of Class A Common Stock underlying such award (or tranche thereof) would be delivered to Mr. Freda in September 2025, provided the Cumulative Operating Income goal is met as of June 30, 2025. The delayed distribution is intended to ensure that Mr. Freda is further incentivized to drive sustainable, long-term performance. By separating the service period of the award from the delivery of the underlying Class A Common Stock, we continue to tie a portion of Mr. Freda’s wealth to share value and performance over an extended time horizon (i.e. four-and-a-half years, through the delivery in September 2025).
Price-Vested Units granted in March 2021
As noted, the shares of Class A Common Stock underlying the PVUs are not intended to be delivered to Mr. Freda until after the end of fiscal 2025, which reflects our desire to further align his interests with those of our stockholders over that extended period of time. The PVU award covers an aggregate of 85,927 shares divided into three tranches each with its own stock price goal that must be achieved on or before June 30, 2024, and all three tranches are subject to the Cumulative Operating Income goal that is measured from July 1, 2021 through June 30, 2025 as described below. The goals were determined by applying cumulative annual growth rates of 6%, 7% and 8% to the average closing price of the Class A Common Stock for the 60 trading days prior to the grant. The aggregate grant date fair value of the award (i.e. all three tranches) is approximately $20 million, estimated using the Monte Carlo Method that includes assumptions relating to share price volatility, dividend yield and risk-free interest rate.
The number of shares subject to each tranche, as well as Stock Price Goal, service periods, performance periods and share delivery dates for each tranche are as follows:
	Number of Shares per Tranche	Stock Price Goal (per share)	Service Period	Performance Period for Stock Price Goal	Performance Period for Cumulative Operating Income Goal	Share Delivery Date*
First Tranche	27,457	$323.03	March 11, 2021 – June 30, 2024	March 11, 2021 – June 30, 2024	July 1, 2021 – June 30, 2025	September 2, 2025
Second Tranche	28,598	$333.21	March 11, 2021 – June 30, 2024	March 11, 2021 – June 30, 2024	July 1, 2021 – June 30, 2025	September 2, 2025
Third Tranche	29,872	$343.61	March 11, 2021 – June 30, 2024	March 11, 2021 – June 30, 2024	July 1, 2021 – June 30, 2025	September 2, 2025

*
Delivery of the shares, if any, and the timing of such delivery are subject to achievement of the performance goals and other terms and conditions described below. Dividend equivalents will be paid out in cash in connection with the delivery of any shares.

Stock Price Goals. The PVU Agreement generally provides that the vesting of each tranche is contingent upon the Company’s achievement of the respective Stock Price Goal, which means that the average closing price per share of the Company’s Class A Common Stock traded on the New York Stock Exchange (“NYSE”) be at or above the applicable Stock Price Goal (in the table above) for 20 consecutive trading days during the applicable performance period. As of July 29, 2021, the average closing price per share of the Company’s Class A Common Stock on the NYSE was at or above $323.03 for 20 consecutive trading days since March 11, 2021. As of September 7, 2021, the average closing price per share of the Company’s Class A Common Stock on the NYSE was at or above $333.21 for 20 consecutive trading days since March 11, 2021.
Cumulative Operating Income Goal. The PVU Agreement also generally provides that the vesting of each tranche is contingent on the Company achieving positive Cumulative Operating Income from July 1, 2021 through June 30, 2025. For purposes of the PVU award, “Cumulative Operating Income” means the sum of the operating income for each fiscal year in such Performance

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Period, subject to certain automatic adjustments including: changes in accounting principles; impairment of intangibles; impact of discontinued operations; non-recurring and non-operating income and expenses; and the impact of unplanned acquisitions.
If Mr. Freda’s employment is terminated for cause (as defined in the PVU Agreement) prior to the delivery of the shares associated with any tranche, regardless of whether that tranche has been otherwise earned or vested, the PVU award will be forfeited and he will receive no shares. If (a) Mr. Freda is no longer employed by us for any reason, (b) the shares subject to a tranche have not previously been delivered, and (c) it is determined that his behavior while he was employed would have constituted cause, then each tranche not previously paid will be forfeited, regardless of whether such tranche has been otherwise earned and vested. In addition, delivery of the shares under the PVU award after termination of Mr. Freda’s employment are subject to Mr. Freda not (x) competing with the Company or (y) conducting himself in a manner adversely affecting the Company, in each case for the lesser of  (i) the remaining term of his PVU award or (ii) 24 months following such termination. If Mr. Freda voluntarily resigns or retires prior to July 1, 2024, the PVU award will be forfeited. If Mr. Freda’s employment is terminated without cause, or he voluntarily resigns or retires on or after July 1, 2024, then he will earn and vest in each tranche of the PVU award subject to achievement of the Stock Price Goals and Cumulative Operating Income goal applicable to such tranche through the end of the performance period applicable to the Stock Price Goals. If Mr. Freda dies or becomes disabled, then the Cumulative Operating Income goal will be deemed met and for each Performance Period that has not yet concluded, he will earn and vest in each tranche only to extent the Stock Price Goal for such tranche was met on or prior to the earlier of  (i) the one-year anniversary of the date of death or termination by reason of disability and (ii) June 30, 2024, and the delivery of shares, if any, would be made shortly thereafter.
Upon a Change in Control, if the Stock Price Goal for a tranche has been met prior to the Change of Control, then the PVU award will vest and the shares will be delivered on (i) the original delivery date or (ii) shortly after a qualifying “double trigger” termination of employment, if applicable.
Performance Share Units granted in March 2021
As noted, the shares of Class A Common Stock subject to the PSU award are not intended to be delivered to Mr. Freda until after the end of fiscal 2025, which reflects the Company’s desire to further align his interests with those of our stockholders over that extended period of time. The PSU award covers an aggregate of 68,578 shares. The aggregate grant date fair value of the PSU award is approximately $20 million, based on the closing price of our Class A Common Stock on the date of grant. The structure of this PSU award is similar to the long-term (non-annual) PSU grants to Mr. Freda on September 4, 2015 and February 14, 2018.
The service period, performance period, and share delivery date are as follows:
Service Period	Performance Period	Share Delivery Date*
March 11, 2021 – June 30, 2024	July 1, 2021 – June 30, 2025	September 2, 2025

*
Delivery of the shares, if any, and the timing of such delivery are subject to achievement of the performance goal and other terms and conditions described below. Dividend equivalents will be paid out in cash in connection with the delivery of any shares.

The PSU Agreement generally provides that the vesting of the PSU award is contingent on the Company achieving positive Cumulative Operating Income during the relevant performance period. For purposes of this award, “Cumulative Operating Income” has the same meaning as in the PVU Agreement.
If Mr. Freda’s employment is terminated for cause (as defined in the PSU Agreement) prior to the delivery of the shares subject to the PSU award, regardless of whether the PSU award has been otherwise earned or vested, the PSU award will be forfeited and he will receive no shares. If

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(a) Mr. Freda is no longer employed by us for any reason, (b) the shares subject to the PSU award have not previously been delivered, and (c) it is determined that his behavior while he was employed would have constituted cause, then the PSU award will be forfeited, regardless of whether it has been otherwise earned and vested. In addition, delivery of the shares under the PSU award after termination of Mr. Freda’s employment are subject to Mr. Freda not (x) competing with the Company, nor (y) conducting himself in a manner adversely affecting the Company, in each case for the lesser of  (i) the remaining term of his award or (ii) 24 months following such termination.
If he voluntarily resigns or retires (i) prior to July 1, 2024, the PSU award will be forfeited and (ii) on or after July 1, 2024, the PSU award will vest only if the Cumulative Operating Income goal is achieved as of June 30, 2025. If Mr. Freda’s employment is terminated without cause prior to July 1, 2024, then, subject to actual achievement of the Cumulative Operating Income goal, he will vest in a pro rata portion of the PSU award based on complete months worked during the service period plus up to an additional 12 months of service. However, Mr. Freda would fully vest in the PSU award instead of vesting in a pro rata portion if the Company also has achieved Company-wide performance criteria (currently known as the “corporate multiplier”) under the Company’s Executive Annual Incentive Plan of at least 90% on average for each of the Company’s three fiscal years preceding the year of Mr. Freda’s termination, as determined by the Compensation Committee. If Mr. Freda’s employment is terminated without cause on or after July 1, 2024, the PSU award will fully vest if the Cumulative Operating Income goal is achieved as of June 30, 2025. If Mr. Freda dies or becomes disabled prior to July 1, 2024, the Cumulative Operating Income goal will be deemed met and he will earn and vest in a pro rata portion of the PSU award based on complete months worked during the service period plus up to an additional 12 months of service, and the shares would be delivered shortly thereafter. If Mr. Freda dies or becomes disabled on or after July 1, 2024, the Cumulative Operating Income goal will be deemed met and he will earn and vest in 100% of the PSU award, and the shares would be delivered shortly thereafter.
Upon a Change in Control, the Cumulative Operating Income goal will be deemed to be met, and the shares subject to the PSU award will be delivered on (i) the original delivery date or (ii) shortly after a qualifying “double trigger” termination of employment, if applicable.
Timeline of Non-Annual, Long-Term Equity Grants
The March 2021 PVU and PSU Grants are based on an extension of the principles behind the non-annual, long-term equity awards granted to Mr. Freda in fiscal 2016 and fiscal 2018. The Company has historically designed non-annual, long-term equity awards with vesting periods that extend beyond the end of each award’s performance period and result in total vesting periods longer than the annual long-term equity grants. The intention of these non-annual awards is, in part, to motivate Mr. Freda’s long-term stewardship of the Company, and the structure of these awards in fiscal 2021, fiscal 2018, and fiscal 2016 is such that there is a moderate overlap in the vesting and performance periods between awards. The shares of Class A Common Stock underlying the March 2021 PVU and PSU Grants are not intended to be delivered to Mr. Freda until after the end of fiscal 2025, which reflects the Company’s desire to further align his interests with those of our stockholders over that extended period of time.

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(1)
Service Periods are July 1, 2015 through fiscal 2018, fiscal 2019, and fiscal 2020. Performance Periods are July 1, 2015, July 1, 2016, and July 1, 2017 through fiscal 2018, fiscal 2019, and fiscal 2020, respectively. Vesting of each tranche contingent on achievement of  (i) positive cumulative operating income during performance periods and (ii) positive Net Earnings for fiscal 2016.

(2)
Delivery of shares of Class A Common Stock on June 30, 2021, June 30, 2022, and June 30, 2023.

(3)
Service Periods are January 1, 2018 through fiscal 2021 and fiscal 2022. Performance Periods are July 1, 2018 through fiscal 2021 and fiscal 2022. Vesting of each tranche contingent on achievement of positive cumulative operating income during performance period.

(4)
Delivery of shares of Class A Common Stock on September 3, 2024.

(5)
Service Periods are March 11, 2021 through fiscal 2024.

(6)
Performance Periods for stock price goals ($323.03, $331.21, and $343.61) are March 11, 2021 through fiscal 2024. Performance Periods for cumulative operating income goals are July 1, 2021 through fiscal 2025. Vesting of each tranche contingent on achievement of  (i) stock price goal and (ii) positive cumulative operating income goal during performance period.

(7)
Delivery of shares of Class A Common Stock on September 2, 2025.

(8)
Service Period is March 11, 2021 through fiscal 2024.

(9)
Performance Period is July 1, 2021 through fiscal 2025. Vesting contingent on achievement of positive cumulative operating income during performance period.

(10)
Delivery of shares of Class A Common Stock on September 2, 2025.

CEO Compensation on Annualized Basis. Mr. Freda’s total compensation, as disclosed in the Summary Compensation Table, shows significant fluctuations year-over-year due to the value and timing of additional (non-annual) equity awards he has received in the past in addition to his annual equity grants. These fluctuations are attributable to applicable disclosure rules that require we

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report the total value of equity grants on the grant date rather than over the life of the award. When the additional (non-annual) equity awards were granted, the Subcommittee considered the impact of those awards on an annualized basis. The table below reflects the amounts shown for Mr. Freda for each year in the “Stock Awards” column in the Summary Compensation Table adjusted to (a) deduct the aggregate grant date fair value of the March 2021 PVU and PSU Grant (in total, $40 million) from fiscal 2021 and (b) instead include the amounts relating to those awards and other prior non-annual awards that were expensed for accounting purposes in each fiscal year shown in the Summary Compensation Table, including the amounts expensed for such awards granted prior to fiscal 2019 as disclosed in previous proxy statements. As adjusted, the amounts shown for Mr. Freda for “Stock Awards” and “Total” in the Summary Compensation Table would be as follows:
	Stock Awards ($000s)		Total ($000s)
Fiscal Year	Annualized Stock Awards	Grant Date Fair Value as Reported in Summary Compensation Table	Including Annualized Stock Awards	As Reported in Summary Compensation Table
2021	$21,220	$50,430	$36,787	$65,997
2020	17,931	8,750	27,605	18,424
2019	19,414	7,625	33,225	21,435

Fiscal 2022 Compensation Decisions for the CEO. For fiscal 2022, Mr. Freda’s annual base salary was increased to $2.10 million (from $2.0 million), his target incentive bonus opportunity was increased to $5.25 million (from $5.0 million), and his target equity opportunity was increased to $11.86 million (from $11.13 million). In setting Mr. Freda’s compensation for fiscal 2022, the Committee and Subcommittee considered additional equity awards that were made to him in prior years. In September 2021 (fiscal 2022), we granted Mr. Freda annual equity-based compensation with an aggregate value of approximately $14.83 million, comprised of PSUs with a target payout of 14,363 shares of Class A Common Stock, stock options for 55,542 shares of Class A Common Stock with an exercise price of  $344.06 per share, and RSUs for 14,363 shares of Class A Common Stock. These grants reflect the application of an individual performance factor to the target equity opportunity approved for fiscal 2022. These equity awards will appear in our “Summary Compensation Table” and “Grants of Plan-Based Awards” for fiscal 2022.
Additional (non-annual) PSU Grants to CEO in Fiscal 2018 and Fiscal 2016
Additional PSU Grant in February 2018 (fiscal 2018). On February 14, 2018, the Subcommittee, with input from members of the Board of Directors, granted a PSU award (the “February 2018 PSU”) to Mr. Freda to further align his interests with those of our stockholders and motivate his continued stewardship of the Company’s brands, talent base, and reputation over the longer term. The shares of Class A Common Stock subject to this award are not intended to be delivered fully to Mr. Freda until after the end of fiscal 2024, which reflects the Company’s desire to further align his interests with those of our stockholders over that extended period of time. The award covers an aggregate of 195,940 shares divided in two equal tranches (i.e. 97,970 shares per tranche) and was valued at approximately $27.4 million on the date of grant. The service periods, performance periods, and share payment dates for the February 2018 PSU are as follows:
	Service Period	Performance Period	Share Payment Date*
First Tranche (97,970 shares)	January 1, 2018 – June 30, 2021	July 1, 2018 – June 30, 2021	September 3, 2024
Second Tranche (97,970 shares)	January 1, 2018 – June 30, 2022	July 1, 2018 – June 30, 2022	September 3, 2024

*
Payment, if any, and the timing of payment are subject to achievement of the performance goal and other terms and conditions described below. Dividend equivalents will be paid out in cash in connection with the payment of any shares.

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In its consideration of the appropriate size and structure for the February 2018 PSU grant, the Subcommittee considered the input from its consultant and other Board members, as well as the feedback and concerns received from some institutional investors following the September 2015 differentiated long-term award to Mr. Freda. Ultimately, the Subcommittee determined that the February 2018 grant was appropriate and consistent with the Company’s long-term business and compensation strategy, providing an incentive for sustainable and effective stewardship of the Company’s brands, talent base, and reputation over an extended period of time. In setting the performance goal for this award, the Subcommittee determined that any absolute or relative goals would become meaningless or counterproductive in light of a rapidly evolving competitive environment. The performance goal (positive Cumulative Operating Income, as discussed below) is intended to prevent this award from vesting if our performance were to suffer a substantial reversal during the vesting period and is accompanied by carefully considered payout restrictions around termination scenarios as described below.
The February 2018 PSU covers a period of about six-and-a-half years in total and involves two separate tranches that vest after three-and-a-half and four-and-a-half years based on Mr. Freda’s continued employment and achievement of the performance goal described above. If the performance goal for a tranche is achieved, the shares of common stock underlying such tranche would be paid out to Mr. Freda in September 2024, a period of time that is much longer than typical grants. The delayed distribution feature is a key component of the award, intended to ensure that Mr. Freda is further incentivized to drive long-term performance. By separating award vesting from delivery of the underlying common stock, we continue to tie a portion of Mr. Freda’s wealth to share value over an extended time horizon (i.e. six-and-a-half years, through the delivery in September 2024).
This award generally provides that the vesting of each tranche is contingent on the Company achieving positive Cumulative Operating Income during the relevant Performance Period. For purposes of this award, “Cumulative Operating Income” means the sum of the operating income for each fiscal year in such Performance Period, subject to certain automatic adjustments set forth in the award agreement. Because the Company achieved positive Cumulative Operating Income for the first tranche (Performance Period July 1, 2018 to June 30, 2021), 97,970 shares will be delivered to Mr. Freda on September 3, 2024, subject to the terms and conditions of the February 2018 PSU.
If Mr. Freda’s employment is terminated for cause, as defined in the February 2018 PSU, prior to the delivery of the shares associated with any tranche, regardless of whether that tranche has been otherwise earned or vested, he will receive no shares. If  (a) Mr. Freda is no longer employed by us for any reason, (b) payment of a tranche has not previously been made, and (c) it is determined that his behavior while he was employed would have constituted cause, then each tranche not previously paid will be forfeited, regardless of whether such tranche has been otherwise earned and vested. In addition, payouts of the award after termination of Mr. Freda’s employment are subject to Mr. Freda not (x) competing with the Company during the lesser of  (i) the remaining term of his award or (ii) a period of 24 months, nor (y) conducting himself in a manner adversely affecting the Company. If he voluntarily resigns or retires prior to the end of the Service Period, any unearned, unvested tranches will be forfeited. If Mr. Freda’s employment is terminated without cause, then for each Performance Period that has not yet concluded and subject to actual achievement of the performance goal for such tranche, he will earn and vest in the pro rata portion of such tranche inclusive of credit for an additional 12 months of service (up to a maximum of 100% of the Service Period for that tranche). However, instead of a pro rata portion, Mr. Freda would earn and vest fully in such tranche if the Company also has achieved Company-wide performance criteria (currently known as the “corporate multiplier”) under the Company’s Executive Annual Incentive Plan of at least 90% for each of the Company’s two fiscal years preceding the year of Mr. Freda’s termination, as determined by the Compensation Committee. If Mr. Freda dies or becomes disabled, then for each Performance Period that has not yet concluded, he will earn and vest in a pro rata portion of such tranche, and the share payment would be made shortly thereafter. Upon a Change in Control, the performance goal will be deemed to be met, and the award will be paid on the earliest of the original payment date, shortly after a qualifying “double trigger” termination of employment, or a date determined by the Subcommittee in accordance with the Share Incentive Plan.

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Additional PSU Grant in September 2015 (fiscal 2016). The size and structure of the February 2018 PSU described above, as well as the reasons for the grant, are similar to the differentiated long-term grant to Mr. Freda on September 4, 2015 (the “September 2015 PSU”), which is discussed below. The September 2015 PSU award reflected the Company’s strong performance, the importance of ensuring the sustainability of the Company’s performance and its longer term success, and the desire to retain Mr. Freda and further align his interests with the interests of our stockholders. The Subcommittee also wanted to recognize and provide an incentive for sustainable and effective stewardship of the Company’s brands, talent base, and reputation over that extended period of time. The final performance period for the September 2015 grant ended on June 30, 2020, and the final share payment date is June 30, 2023. The timing dovetails with the performance periods for the February 2018 PSU that end on June 30, 2021 and June 30, 2022, each with a payment date of September 3, 2024. The September 2015 PSU is a long-term equity award that is designed to not be delivered fully to Mr. Freda until the end of fiscal 2023. This PSU grant has a target payout of 387,848 shares and was valued at $30 million on the date of grant. The award is designed to be earned in tranches at the end of certain fiscal years with no shares being delivered to Mr. Freda until the end of subsequent fiscal years as reflected below.
The September 2015 PSU is divided into three tranches with service periods, performance periods, and payment dates as follows:
	Service Period	Performance Period	Share Payment Date
First Tranche (129,282 shares)	July 1, 2015 – June 30, 2018	July 1, 2015 – June 30, 2018	June 30, 2021(1)
Second Tranche (129,283 shares)	July 1, 2015 – June 30, 2019	July 1, 2016 – June 30, 2019	June 30, 2022(2)
Third Tranche (129,283 shares)	July 1, 2015 – June 30, 2020	July 1, 2017 – June 30, 2020	June 30, 2023(2)

(1)
On June 30, 2021, Mr. Freda received payout of the First Tranche shares, as well as a cash payment for dividend equivalents. For more information about the payout of the First Tranche, see “Option Exercises and Stock Vested in Fiscal 2021.”

(2)
Payment, if any, and the timing of payment are subject to conditions described below. Dividend equivalents will be paid out in cash in connection with the payment of any shares.

This award provides that the vesting of each of the three tranches was contingent on the Company achieving (i) positive Cumulative Operating Income during the relevant Performance Periods as well as (ii) positive Net Earnings, as defined in the agreement, for the fiscal year ended June 30, 2016. As of June 30, 2020, the Company has achieved positive Cumulative Operating Income during each of the three Performance Periods. In addition, the Company achieved positive Net Earnings for the fiscal year ended June 30, 2016. Therefore, on June 30, 2021, Mr. Freda received payout of the First Tranche. Subject to the terms and conditions of the September 2015 PSU award agreement described below, Mr. Freda will receive payout of the Second Tranche and Third Tranche on the Share Payment Dates noted above. For more information about the payout of the First Tranche, see “Option Exercises and Stock Vested in Fiscal 2021.” For purposes of this award, “Cumulative Operating Income” means the sum of the operating income for each fiscal year in such Performance Period, subject to certain automatic adjustments including changes in accounting principles; impairment of intangibles; the impact of discontinued operations; non-recurring operating income and expenses; and the impact of unplanned acquisitions.
As set forth in the September 2015 PSU award agreement, if Mr. Freda’s employment is terminated for cause prior to the delivery of the shares associated with any tranche, regardless of whether that tranche has been otherwise earned or vested, he will receive no shares. If Mr. Freda is (a) no longer employed by us for any reason, (b) payment of a tranche has not previously been made, and (c) it is determined that his behavior while he was employed would have constituted cause, then each tranche not previously paid will be forfeited, regardless of whether such tranche has been otherwise earned and vested. In addition, payouts of the award after termination of Mr. Freda’s employment are subject to Mr. Freda not (x) competing with the Company the lesser of

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(i) the remaining term of his award or (ii) for a period of 24 months, consistent with his employment agreement, nor (y) conducting himself in a manner adversely affecting the Company.
Fiscal 2022 Compensation Decisions for Other NEOs
William P. Lauder, Executive Chairman. For fiscal 2022, we increased Mr. Lauder’s annual base salary to $1.58 million (from $1.50 million), his target incentive bonus opportunity to $3.26 million (from $3.10 million), and his target equity opportunity to $2.74 million (from $2.54 million). In September 2021 (fiscal 2022), we granted Mr. Lauder equity-based compensation with an aggregate value of approximately $3.43 million, comprised of PSUs with a target payout of 3,318 shares of Class A Common Stock, stock options for 12,834 shares of Class A Common Stock with an exercise price of  $344.06 per share, and RSUs for 3,318 shares of Class A Common Stock. These grants reflect the application of an individual performance factor to the target equity opportunity approved for fiscal 2022.
Tracey T. Travis, Executive Vice President and Chief Financial Officer. For fiscal 2022, we increased Ms. Travis’s annual base salary to $1.15 million (from $1.10 million), her target incentive bonus opportunity to $1.52 million (from $1.40 million), and her target equity opportunity to $4.61 million (from $4.24 million). In September 2021 (fiscal 2022), we granted Ms. Travis annual equity-based compensation with an aggregate value of approximately $5.76 million, comprised of PSUs with a target payout of 5,583 shares of Class A Common Stock, stock options for 21,589 shares of Class A Common Stock with an exercise price of  $344.06 per share, and RSUs for 5,583 shares of Class A Common Stock. These grants reflect the application of an individual performance factor to the target equity opportunity approved for fiscal 2022. In addition, on September 2, 2021 (fiscal 2022), the Subcommittee granted Ms. Travis an additional (non-annual) PSU award for 14,533 shares, valued at $5.0 million on the date of grant. This award vests 100% on June 30, 2025, assuming continued employment through such date, and generally provides that vesting is contingent on the Company achieving positive Cumulative Operating Income during the performance period (July 1, 2021 – June 30, 2025). This award is intended to further align Ms. Travis’s interests with those of our stockholders, incentivize her to remain with the Company at least through June 30, 2025, and motivate her continued stewardship of our business over the longer term. The shares of Class A Common Stock underlying this award are not intended to be delivered to Ms. Travis until September 2, 2025, subject to the award’s terms and conditions. If Ms. Travis voluntarily resigns or retires prior to June 30, 2025, this award will be forfeited.
John Demsey, Executive Group President. For fiscal 2022, we increased Mr. Demsey’s annual base salary to $1.20 million (from $1.18 million), his target incentive bonus opportunity to $3.32 million (from $3.22 million), and his target equity opportunity to $4.95 million (from $4.80 million). In September 2021 (fiscal 2022), we granted Mr. Demsey equity-based compensation with an aggregate value of approximately $5.74 million, comprised of PSUs with a target payout of 5,563 shares of Class A Common Stock, stock options for 21,513 shares of Class A Common Stock with an exercise price of  $344.06 per share, and RSUs for 5,563 shares of Class A Common Stock. These grants reflect the application of an individual performance factor to the target equity opportunity approved for fiscal 2022.
Cedric Prouvé, Group President – International. For fiscal 2022, we increased Mr. Prouvé’s annual base salary to $1.18 million (from $1.16 million), his target incentive bonus opportunity to $2.86 million (from $2.73 million), and his target equity opportunity to $4.71 million (from $4.52 million). In September 2021 (fiscal 2022), we granted Mr. Prouvé equity-based compensation with an aggregate value of approximately $5.46 million, comprised of PSUs with a target payout of 5,288 shares of Class A Common Stock, stock options for 20,446 shares of Class A Common Stock with an exercise price of  $344.06 per share, and RSUs for 5,288 shares of Class A Common Stock. These grants reflect the application of an individual performance factor to the target equity opportunity approved for fiscal 2022.

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Compensation Planning and the Decision-Making Process
Peer Group. We consider the compensation practices of a peer group of companies for the purpose of determining the competitiveness of our total compensation and various elements, but we do not target a specific percentile. We believe that the peer group reflects the market in which we compete for executive talent and that we have few direct competitors publicly traded in the United States. Therefore, the Committee has selected a mix of primarily consumer products and consumer discretionary companies to ensure the group includes companies of comparable size and business model to us. The Committee refers to the peer group data when considering compensation levels and the allocation of compensation elements for executive officers.
Set forth below is the peer group of companies used for compensation in fiscal 2021. Our revenues approximate the 64th percentile relative to this peer group, using each company’s most recently completed fiscal year ended on or prior to June 30, 2021. The Committee has determined to use the same peer group for compensation in fiscal 2022, except that Avon Products will not be included because it is no longer a public company.
• Avon Products • Capri Holdings • Clorox • Colgate-Palmolive • Coty • The Gap • International Flavors & Fragrances • Johnson & Johnson • Kimberly-Clark	• L Brands • PepsiCo • Procter & Gamble • PVH Corp. • Ralph Lauren • Revlon • Starbucks • Tapestry • Tiffany & Co.
Compensation Consultant. The Committee has engaged Semler Brossy as its consultant for executive compensation. The Committee determined that Semler Brossy is free of conflicts of interest. The consultant reports directly to the Committee and works with the Committee (and the Subcommittee) and management to, among other things, provide advice regarding compensation structures in general and competitive compensation data. The consultant also reviews information prepared by management for the Committee or Subcommittee. All of the decisions with respect to determining the amount or form of executive compensation under our executive compensation programs are made by the Committee or Subcommittee alone and may reflect factors and considerations other than the information and advice provided by the consultant. As noted in “Director Compensation,” Semler Brossy provides advice and guidance to the Nominating and ESG Committee regarding non-employee director compensation. No other services were provided by Semler Brossy to the Committee, Subcommittee, or the Company in fiscal 2021.
Role of Executive Officers. As noted above, executive compensation is set by the Committee and Subcommittee. In performing this function, the Committee and Subcommittee rely on the Executive Chairman, the CEO, and the Executive Vice President – Global Human Resources (the “EVP HR”) to provide information regarding the executive officers, their roles and responsibilities, and the general performance of the Company and the various business units. These three executive officers providing support take directions from and bring suggestions to the Committee and Subcommittee. They suggest performance measures and targets for each of the executive officers under the EAIP and for PSUs. They also make suggestions regarding terms of employment agreements. The final decisions regarding salaries, bonuses (including measures, targets, and amounts to be paid), equity grants, and other compensation matters related to executive officers are made by the Committee or Subcommittee, as the case may be. The EVP HR and the human resources staff work with the Executive Vice President and General Counsel, the legal staff, the Executive Vice President and Chief Financial Officer, and the finance staff to support the Committee and Subcommittee.
Other Benefits and Perquisites
Benefits. We determine benefits for executive officers by the same criteria applicable to the general employee population in the location where the executive officer is situated except as noted

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below. In general, benefits are designed to provide protection to the executives and their families in the event of illness, disability, or death and to provide retirement income. The benefits are important in attracting and retaining employees and mitigating distractions that may arise relating to health care, retirement, and similar matters. The NEOs are entitled to the following two Company-paid benefits that are not generally available to the employee population: (a) supplemental executive life insurance with a face amount of  $5 million ($10 million for Mr. Freda) and (b) for the NEOs who were employees prior to January 1, 2011 (all except Ms. Travis), payment in lieu of a medical reimbursement program that was discontinued as of such date. For costs associated with such programs, see note (8) to the “Summary Compensation Table.”
Perquisites. We provide certain perquisites to our executive officers. The perquisites are comprised of  (a) an annual perquisite allowance of  $20,000 for the Executive Chairman and the CEO and $15,000 for the other executive officers (other than Leonard A. Lauder and Ronald S. Lauder, who do not receive a perquisite allowance), which allowance can be used for certain specified expenses; (b) personal use of a company car (or cash in lieu of a company car) and, in the case of the CEO and the Executive Chairman, use of the Company’s aircraft for personal travel in the interests of safety and security; (c) financial counseling costs up to $5,000 per year (other than Leonard A. Lauder and Ronald S. Lauder, who do not receive a financial counseling allowance); and (d) spousal or companion travel (with required approval, the executive’s spouse, companion, or domestic partner may accompany the executive on up to two business trips per fiscal year). On occasion, we will provide expense reimbursements relating to relocations. In addition, we make available to our employees, including the NEOs, the ability to obtain a limited amount of our products for free or at a discount.
Post-Termination Compensation
Retirement Plans. We provide retirement benefits to our employees in the United States, including the NEOs, under The Estee Lauder Companies Retirement Growth Account Plan (the “RGA Plan”), the related The Estee Lauder Inc. Benefits Restoration Plan (the “Restoration Plan”), and The Estee Lauder Companies 401(k) Savings Plan. Executive officers who have worked for our subsidiaries outside the United States may also be covered under plans covering such employees. As with other benefits, the retirement plans are intended to enable us to attract and retain employees. The plans provide employees, including executive officers, with an opportunity to plan for future financial needs during retirement. For a more detailed discussion on the retirement plans, see “Pension Benefits.” In addition, certain executive officers who joined us mid-career, or who forfeited certain retirement benefits from their former employers to join us, have been provided with nonqualified supplemental pension arrangements.
Deferred Compensation. We currently allow executive officers to defer a portion of their base salary and annual bonus. Under the terms of their employment agreements and the EAIP, each of the NEOs may elect to defer all or part of the officer’s incentive bonus compensation, subject to the requirements of Section 409A of the Internal Revenue Code (“Section 409A”). The ability to defer is provided to participating executive officers as a way to assist them in saving for future financial needs with relatively little cost to us. The amounts deferred are a general obligation of ours, and the cash that is not paid currently may be used by us for our general corporate purposes. For information about deferred compensation, see the “Nonqualified Deferred Compensation in Fiscal 2021 and at June 30, 2021” table and the accompanying narrative.
Potential Payments upon Termination of Employment. As discussed in more detail under “Potential Payments upon Termination of Employment or Change of Control,” the NEOs’ employment agreements (as well as agreements related to equity compensation awards) provide for certain payments and other benefits in the event the officer’s employment is terminated under certain circumstances, such as retirement, disability, death, termination by us without cause, termination by us for material breach of the officer’s employment arrangement, or termination by the executive officer for “good reason” following a “change of control.”
In view of the Lauder family’s ownership of shares with substantial voting power, they have the ability to determine whether our Company will undergo a “change of control.” In order to protect

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the interests of the executive officers and to keep them involved and motivated during any process that may result in a “change of control,” outstanding annual PSUs contain provisions that accelerate vesting upon a “change in control.” Unvested RSUs, stock options, and other (non-annual) long-term equity awards including PSUs and PVUs (e.g., the PSU and PVU granted to Mr. Freda on March 11, 2021, the PSU granted to Mr. Freda on February 14, 2018, and the PSU granted to Mr. Freda on September 4, 2015 for 387,848 shares) contain provisions that provide for accelerated vesting, exercisability, or payment after a “change of control” only if we terminate the executive officer’s employment without cause or the executive officer terminates employment for “good reason.” The executive employment agreements similarly provide such a “double trigger” for other severance benefits.
The award documents in connection with our equity grants contain certain provisions regarding treatment of the awards upon termination. We place great value on the long-term commitment that many executive officers have made to us. In addition to recognizing the service they have provided during their tenure, we attempt to motivate them to act in a manner that will provide longer-term benefits to us even as they approach retirement. Therefore, annual PSUs, stock options, and annual RSUs granted to executive officers who are retirement-eligible contain provisions that allow them to continue to participate in the longer-term success of the business following retirement. For example, to the extent the performance is achieved, a retiree’s annual PSUs will vest in accordance with the original vesting schedule. In addition, stock options become immediately exercisable upon retirement and are exercisable for the remainder of their ten-year terms.
The Share Incentive Plan provides for forfeiture of outstanding awards in the event that after termination of employment, a participant competes with or otherwise conducts herself or himself in a manner adversely affecting the Company.
Tax Matters
The Internal Revenue Code limits the tax deductibility of compensation in excess of  $1 million per year paid to executive officers who are “covered employees” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Prior to the Tax Cuts and Jobs Act (the “TCJA”), performance-based compensation meeting specified requirements was exempt from this deduction limit. As a result of the TCJA, however, effective for the Company in fiscal 2019, compensation in excess of  $1 million paid to our “covered employees” under Section 162(m) is generally not tax deductible, even if such compensation is performance-based or paid following termination of employment. Under the TCJA, once an executive officer becomes a “covered employee,” that individual will remain a “covered employee” for all subsequent years. The TCJA includes a transition rule under which compensation that would have been exempt from the deduction limitation prior to TCJA that is payable pursuant to a written binding contract that was in effect on November 2, 2017, and was not materially modified after that date, will remain tax deductible. To the extent applicable, we generally expect to avail ourselves of this transition rule. Given the compensation philosophy and objectives described in this “Compensation Discussion and Analysis” and the limitations imposed by the TCJA, the Committee and Subcommittee approve the payment of compensation that may not be deductible.
Executive Stock Ownership Guidelines and Holding Requirement
The Company has stock ownership guidelines for executive officers to further align their interests with those of our stockholders. Under these guidelines, each executive officer is required to have equity holdings with a value equal to or greater than a specified multiple of the officer’s annual base salary. Any temporary salary reductions do not impact the stock ownership requirements.
In fiscal 2019, we increased our stock ownership requirements. Individuals who were executive officers on July 31, 2018 were required to comply with the new requirements by July 31, 2021. An executive officer who commences employment with the Company or who is promoted from within the Company has until the fifth anniversary of the date of employment or effective date of promotion to comply with these guidelines.

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Executive Officer	Multiple of Salary Required for FY 2021	Multiple of Salary Required by July 31, 2021
Executive Chairman	5	8
President and Chief Executive Officer	5	8
Chief Financial Officer	3	4
Group Presidents	3	4
Other Executive Officers	2	3
As of July 31, 2021, all of the NEOs met or exceeded their stock ownership requirements that were effective as of such date, as did all of the other executive officers who have been employed by the Company for at least five years.
The following table shows which equity holdings count for purposes of meeting our stock ownership guidelines:
What Counts	What Does Not Count
Common Stock(1)	Stock Options (vested or unvested)
Unvested RSUs	Unvested PSUs and PVUs(3)
Vested PSUs and PVUs(2)

(1)
Common Stock means Class A Common Stock or Class B Common Stock held directly by the executive officer or the officer’s immediate family or held in entities controlled by the officer’s immediate family members (including trusts for the benefit of the officer or immediate family members). However, any shares of Common Stock that are hedged or pledged do not count for purposes of these stock ownership guidelines.

(2)
Vested PSUs and PVUs mean PSUs and PVUs that are no longer subject to performance condition(s) but the underlying shares of Class A Common Stock have not yet been delivered to the executive officer.

(3)
Unvested PSUs and PVUs means long-term equity awards still subject to performance condition(s).

Under our stock ownership guidelines, if an executive officer receives an increase in base salary, then such officer has until the third anniversary of the effective date of the salary increase to comply with the incremental change in ownership requirements. If an executive officer fails to achieve the requisite ownership level by the required deadline, then until such time as the ownership guidelines are achieved, such executive officer must continue to hold (a) 100% of the net after-tax shares of Common Stock received due to the vesting of RSUs, PSUs, or any other share unit and (b) 100% of the net after-tax shares of any stock option exercise. An executive officer may satisfy the ownership guideline but subsequently, due to a drop in the stock price, the officer’s ownership may fall below the required threshold. In such a case, if by the first anniversary of falling below the required threshold, such officer’s holdings still do not meet the required threshold, then until such time as the ownership guidelines are achieved, the officer must continue to hold (a) at least 50% of the net after-tax shares of Common Stock received due to the vesting of RSUs, PSUs, or any other share unit and (b) 50% of the net after-tax shares of any stock option exercise. In addition, in settling bonus payouts under the EAIP for an executive officer who continues to be below the guidelines after the required deadline, the Compensation Committee may request that up to 50% of the bonus payout be settled in shares of the Company’s Common Stock or additional RSUs.
Insider Trading Policy
Our Insider Trading Policy prohibits employees, including executive officers, and members of our Board of Directors from trading in Company securities while in possession of material, non-public information about the Company. Under this policy, certain individuals are prohibited from trading in Company securities during various times throughout the year known as “blackout

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periods,” and certain individuals must receive preclearance from the Legal Department before trading in Company securities.
Pledging Policy
Our outstanding equity award agreements for PSUs, PVUs, and RSUs generally prohibit employees from pledging such outstanding equity awards. Otherwise, we do not restrict pledges of securities but require that pledges of securities be approved in advance by our Legal Department.
Hedging Policy
The Company prohibits all employees (including officers) and directors of the Company (each, a “Company Person”), as well as their Designees (as defined below), from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions, that hedge or offset or are designed to hedge or offset, any decrease in the market value of Company Equity Securities (as defined below) (any such financial instruments or transactions, “Hedge Transactions”), unless such Hedge Transaction is approved in advance by the Legal Department and made in compliance with the Company’s Insider Trading Policy. However, no such approval shall be given for Hedge Transactions with regard to Outstanding Equity Grants (as defined below), which are prohibited under all circumstances.
As used in this Policy:
“Company Equity Securities” means (i) the Company’s Class A or Class B Common Stock (collectively, “Common Stock”), (ii) options, rights or units where shares of Common Stock are the underlying security, (iii) Outstanding Equity Grants, and (iv) to the extent not covered by the foregoing, any “equity securities” (as defined in Section 3(a)(11) of the Securities Exchange Act of 1934, as amended, and Rule 3a-11-1 promulgated thereunder) that are issued by the Company or any subsidiary of the Company.
“Designee” means (i) any family member of a Company Person living in such person’s household or any other person (other than a tenant or employee) living in such person’s household, and (ii) any corporation, partnership, limited liability company, trust or other entity controlled by a Company Person or any person listed in clause (i) above.
“Outstanding Equity Grant” means any outstanding compensatory grant or award by the Company to a Company Person in respect of the Company’s Common Stock (for example, outstanding stock options, restricted stock unit (RSU) and performance stock unit (PSU) awards under the Company’s incentive plans).
All Company Persons must comply with any other applicable policies or guidelines of the Company (for example, the Company’s Insider Trading Policy and the Company’s Executive Stock Ownership Guidelines).
Recoupment Policy
Annual and long-term incentive compensation (whether in the form of stock options or paid or payable in cash or equity) awarded to executive officers are subject to an executive compensation recoupment policy, also known as a “clawback.” Under the policy, recoupment would apply in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the applicable securities laws. Recoupment would apply to any current or former executive officer who received incentive compensation within the three-year period prior to the restatement, and the amount to be recouped would be the amount in excess of what the executive officer would have been paid under the restatement.

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Compensation Committee and Stock Plan Subcommittee Report
The Compensation Committee and the Stock Plan Subcommittee have reviewed and discussed with management the foregoing Compensation Discussion and Analysis in this Proxy Statement on Schedule 14A. Based on such review and discussions, the Compensation Committee and the Stock Plan Subcommittee have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended June 30, 2021.
Compensation Committee Charlene Barshefsky (Chair) Rose Marie Bravo Paul J. Fribourg Richard D. Parsons	Stock Plan Subcommittee Charlene Barshefsky Rose Marie Bravo Paul J. Fribourg

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Summary Compensation Table
The following table, footnotes, and narratives describe the compensation for our “Named Executive Officers,” consisting of our (a)  Chief Executive Officer, (b)  Chief Financial Officer, and (c)  three other most highly compensated executive officers serving at the end of our fiscal year ended June 30, 2021 (“fiscal 2021”). Our fiscal year ended June 30, 2020 is referred to as “fiscal 2020,” and our fiscal year ended June 30, 2019 is referred to as “fiscal 2019.” See “Compensation Discussion and Analysis” and other disclosures under “Executive Compensation” for a description of the material factors necessary to an understanding of the information disclosed below.
Name and Principal Position	Year	Salary ($)(3)	Bonus ($)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
William P. Lauder Executive Chairman	2021	$1,250,000	$0	$2,545,632	$1,272,609	$4,512,650	$376,289	$69,480	$10,026,660
	2020	1,375,000	0	2,000,086	999,917	1,516,050	1,005,723	61,783	6,958,559
	2019	1,500,000	0	1,750,084	874,925	4,392,150	914,133	91,772	9,523,064
Fabrizio Freda(1) President and Chief Executive Officer	2021	1,666,667	0	50,429,620	5,215,140	7,278,500	685,266	721,792	65,996,984
	2020	1,833,333	0	8,750,030	4,375,020	2,445,250	773,432	246,862	18,423,928
	2019	2,000,000	0	7,625,052	3,812,470	7,084,100	740,273	173,533	21,435,428
Tracey T. Travis(2) Executive Vice President and Chief Financial Officer	2021	990,000	0	3,956,044	1,978,065	2,054,250	93,865	60,274	9,132,498
	2020	1,045,000	0	5,280,101	1,639,995	829,700	172,073	40,015	9,006,884
	2019	1,060,000	0	2,951,990	1,476,030	1,842,400	150,875	63,383	7,544,678
John Demsey Executive Group President	2021	1,062,000	0	3,496,810	1,748,006	3,057,950	209,100	73,977	9,647,843
	2020	1,121,000	0	3,196,628	1,598,387	709,400	363,695	75,786	7,064,896
	2019	1,180,000	0	3,356,492	1,678,272	2,658,100	430,009	71,700	9,374,573
Cedric Prouvé Group President – International	2021	1,039,500	0	3,799,040	1,899,615	3,809,850	240,357	77,053	10,865,415
	2020	1,097,250	0	3,509,030	1,754,514	1,780,700	515,024	96,192	8,752,710
	2019	1,130,000	0	3,244,868	1,622,657	3,676,150	471,491	83,618	10,228,784

Certain amounts do not sum due to rounding
(1)
The significant year-over-year change shown for Mr. Freda in the “Stock Awards” column and the “Total” column for 2021 is due to the additional (non-annual) PVUs and PSUs granted to him on March 11, 2021 (fiscal 2021) (the “March 2021 PVU and PSU Grants”), which have a combined aggregate grant date fair value of  $40.0 million. For informational purposes, the table below reflects the amounts shown for each year in the “Stock Awards” column in the Summary Compensation Table adjusted to (a) deduct the aggregate grant date fair value of the March 2021 PVU and PSU Grants from fiscal 2021 and (b) instead include the amounts relating to that award and other non-annual awards that were expensed for accounting purposes in each fiscal year shown in the Summary Compensation Table, including the amounts expensed for such awards granted prior to fiscal 2019 as disclosed in previous proxy statements. As adjusted, the amounts shown for “Stock Awards” and “Total” in the Summary Compensation Table for Mr. Freda would be as follows:

Fiscal Year	Stock Awards ($)	Total ($)
2021	$21,219,580	$36,786,944
2020	17,930,646	27,604,543
2019	19,414,375	33,224,751
In connection with the March 2021 PVU and PSU Grants, approximately $3.7 million in total was recognized in fiscal year 2021, and approximately $36.3 million in total is expected to be recognized in fiscal years 2022 through 2024, subject to the awards’ terms and conditions. In connection with the additional (non-annual) PSUs granted to Mr. Freda in February 2018 (fiscal

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2018), approximately $24.3 million in total was recognized in fiscal years 2018 through 2021, and approximately $3.1 million in total is expected to be recognized in fiscal year 2022, subject to the award’s terms and conditions. For the additional (non-annual) September 2015 PSU (fiscal 2016) award to Mr. Freda, the total grant date fair value was approximately $30.0 million, which was recognized in total in fiscal years 2016 through 2020. See “Compensation Discussion and Analysis – CEO Compensation” for additional information about these awards.
(2)
Stock awards for Ms. Travis in each year reflect annual grants of PSUs and RSUs and also reflect, for fiscal 2020, an additional (non-annual) RSU grant on September 3, 2019 with a grant date fair value of approximately $2.0 million. See “Outstanding Equity Awards at June 30, 2021” for additional information about this award.

(3)
The salaries shown for fiscal 2021 and fiscal 2020 reflect temporary salary reductions for the six-month period from May 1 to October 31, 2020, which impacted salaries for the first four months of fiscal 2021 and the last two months of fiscal 2020. See “Compensation Discussion and Analysis – Impact of COVID-19 on Compensation Matters.” Without these temporary salary reductions, the fiscal 2021 annual base salaries for the NEOs would be as follows (i) Mr. Lauder, $1,500,000; (ii) Mr. Freda, $2,000,000; (iii) Ms. Travis, $1,100,000; (iv) Mr. Demsey, $1,180,000; and (v) Mr. Prouvé, $1,155,000.

(4)
For each fiscal year shown, the “Stock Awards” column shows the grant date fair values of all stock awards, which are comprised of annual grants of PSUs and RSUs and, where applicable, additional (non-annual) awards. Amounts represent the aggregate grant date fair value of PSUs, PVUs, and RSUs granted in the respective fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”). For a description of the assumptions used to calculate the aggregate grant date fair value of Stock Awards, see Note 18 (“Stock Programs”) to our consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2021. Amounts shown for Mr. Freda for fiscal 2021 include the March 2021 PVU and PSU Grants referenced in note (1). Amounts shown for Ms. Travis for fiscal 2020 include an additional RSU award referenced in note (2). Amounts shown disregard estimates of forfeitures related to service-based vesting conditions. For annual PSUs, the amount included was calculated based on the probable (i.e. likely) outcome with respect to satisfaction of the performance conditions at the date of grant, which is the target payout, consistent with the recognition criteria in FASB ASC Topic 718 (excluding the effect of estimated forfeitures). The maximum potential values of annual PSUs (assuming the grant date stock price) awarded at the date of grant for fiscal 2021, fiscal 2020, and fiscal 2019 were as follows: for Mr. Lauder, $2,227,483, $1,500,065, and $1,312,563, respectively; Mr. Freda, $9,125,811, $6,562,623, and $5,718,857, respectively; Ms. Travis, $3,461,703, $2,460,111, and $2,213,992, respectively; Mr. Demsey, $3,059,818, $2,397,471, and $2,517,369, respectively; and Mr. Prouvé, $3,324,325, $2,631,872, and $2,433,650, respectively.

(5)
Amounts represent aggregate grant date fair value of stock options granted in the respective fiscal year computed in accordance with FASB ASC Topic 718. Amounts shown disregard estimates of forfeitures related to service-based vesting conditions. The fair values of stock options granted were calculated using the Black-Scholes options-pricing model. For a description of the assumptions used to calculate such amounts, see Note 18 (“Stock Programs”) to our consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2021. See “Grants of Plan-Based Awards in Fiscal 2021” for information about option awards granted in fiscal 2021 and “Outstanding Equity Awards at June 30, 2021” for information with respect to options outstanding at June 30, 2021.

(6)
Amounts represent incentive payments made in respect of each fiscal year under our EAIP. See “Grants of Plan-Based Awards in Fiscal 2021” for the potential payouts to which the executive was entitled depending on the outcome of the performance criteria in fiscal 2021. See “Compensation Discussion and Analysis – Impact of COVID-19 on Compensation Matters” and “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive Bonus.”

(7)
Amounts represent the aggregate change in each fiscal year in the actuarial present value of

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each NEO’s accumulated pension benefits under the RGA Plan and the Restoration Plan and any above market portion of interest earned during each fiscal year on deferred compensation balances. Mr. Lauder is the only NEO with a deferred compensation balance. The above market portions of interest earned by Mr. Lauder during fiscal 2021, fiscal 2020, and fiscal 2019 were $62,638, $202,787, and $167,898, respectively. See “Nonqualified Deferred Compensation in Fiscal 2021 and at June 30, 2021” and the related discussion for information about our deferred compensation arrangements applicable to executive officers. For Mr. Freda, the amount also represents a supplemental deferral intended to replicate pension benefits foregone at his former employer plus earnings on such deferral. See “Pension Benefits.”
(8)
Information about amounts reported for the three fiscal years are shown in the table below.

Name	Year	Matching 401(k) Savings Plan Contributions Made on Behalf of the Executives	Company-Paid Premiums for Executive Life Insurance	Company-Paid Medical Reimbursement Payment	Perquisite Allowance(a)	Financial Counseling(a)	Personal Use of Company Autos and Company Aircraft(b)	Companion Travel	Total – All Other Compensation
William P. Lauder	2021	$14,405	$18,598	$6,477	$20,000	$10,000	$0	$0	$69,480
	2020	16,710	18,598	6,475	20,000	0	0	0	61,783
	2019	12,125	18,598	7,072	20,000	5,000	1,506	27,471	91,772
Fabrizio Freda	2021	14,370	35,735	6,475	20,000	5,000	640,212	0	721,792
	2020	14,300	35,735	6,475	20,000	5,000	165,353	0	246,862
	2019	14,027	35,735	6,382	40,000	5,000	57,280	15,109	173,533
Tracey T. Travis	2021	14,250	7,644	—	15,000	10,000	13,200	180	60,274
	2020	14,171	7,644	—	0	5,000	13,200	0	40,014
	2019	14,050	7,644	—	15,000	5,000	13,200	8,489	63,383
John Demsey	2021	14,442	19,285	8,551	15,000	3,500	13,200	0	73,977
	2020	16,250	19,285	8,551	15,000	3,500	13,200	0	75,786
	2019	12,164	19,285	8,551	15,000	3,500	13,200	0	71,700
Cedric Prouvé	2021	14,269	44,190	7,841	0	3,500	7,125	127	77,053
	2020	14,333	44,190	5,976	15,000	3,500	7,125	6,068	96,192
	2019	14,087	44,190	6,587	15,000	3,500	254	0	83,618

Certain amounts do not sum due to rounding
(a)
The perquisite allowance and financial counseling plans are administered on a calendar year basis, which accounts for the variation in amounts for a particular fiscal year.

(b)
For each NEO except Mr. Freda, the amounts in this column for fiscal 2021 reflect personal use of a company car or cash in lieu of a company car. For Mr. Freda, the amount shown in this column for fiscal 2021 is for personal use of company aircraft. In light of the heightened importance of safe travel, the CEO has been authorized since 2020 to use the company’s aircraft for personal travel in the interests of safety and security. Therefore, personal usage of company aircraft by Mr. Freda was higher in fiscal 2021 than in prior years.

The Company’s flight safety policy provides that our Chairman Emeritus, our Executive Chairman, and our Chief Executive Officer should not fly together for any reason. We pay for the travel expenses for non-business trips for one or two of these officers, as the case may be, where it is necessary to comply with the flight safety policy. For fiscal 2021, there was no Company reimbursement to any of the NEOs under the Flight Safety Policy. In addition, we make available to our employees, including the NEOs, the ability to obtain a limited amount of our products for free or at a discount. The incremental cost of the free product program did not exceed $2,500 in any of the last three fiscal years for any of the NEOs. The sales of products to employees at a discount are profitable for us.
Employment Agreements
The material terms of each NEO’s employment agreement are described below:
William P. Lauder. Under his employment agreement effective July 1, 2010, Mr. Lauder is an employee-at-will, and he will continue as Executive Chairman until his retirement or other termination of his employment. The agreement provides that his base salary and bonus

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opportunities will be set by the Compensation Committee and that his equity grants are to be determined by the Stock Plan Subcommittee. In addition to benefits generally available to senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $20,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of  $75,000), we pay annual premiums for additional executive term life insurance with a face amount of  $5 million for Mr. Lauder.
Fabrizio Freda. Under his employment agreement effective July 1, 2011, Mr. Freda is an employee-at-will, and he will continue as President and Chief Executive Officer until his retirement or other termination of his employment. The agreement provides that his base salary and bonus opportunities will be set by the Compensation Committee and that his equity grants will be determined by the Subcommittee. In addition to benefits generally available to senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan of up to $20,000, financial counseling services up to $5,000, and participation in the Company’s Executive Automobile Program with an automobile having an acquisition value of  $75,000), we pay annual premiums for additional executive term life insurance with a face amount of  $10 million for Mr. Freda. We also pay travel expenses for his spouse to accompany him on up to two business-related travel itineraries per fiscal year. In addition, Mr. Freda is entitled to an annual supplemental deferral computed by taking the difference between $485,000 and the actual vested annual accruals and contributions made to the Company’s qualified and nonqualified pension and qualified retirement savings plans on his behalf. Such deferrals are credited with interest annually at a rate per annum equal to the Citibank base rate but in no event more than 9%. Mr. Freda will also be reimbursed for relocation costs of his family from New York to Italy in the event of the termination of his employment.
Tracey T. Travis. Under her employment agreement effective August 20, 2012, Ms. Travis is an employee-at-will, and she will continue as Executive Vice President and Chief Financial Officer until her retirement or other termination of her employment. The agreement provides for a base salary and bonus opportunities to be set by the Compensation Committee and for equity grants as determined by the Subcommittee. In addition to the benefits generally available to our senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of  $50,000), we pay annual premiums for additional executive term life insurance with a face amount of  $5 million for Ms. Travis.
John Demsey. Under his employment agreement effective July 1, 2010, Mr. Demsey is an employee-at-will, and he will continue as Group President until his retirement or other termination of his employment. The agreement provides for a base salary and bonus opportunities to be set by the Compensation Committee and for equity grants as determined by the Subcommittee. In addition to the benefits generally available to our senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of  $50,000), we pay annual premiums for additional executive term life insurance with a face amount of  $5 million for Mr. Demsey.
Cedric Prouvé. Under his employment agreement effective July 1, 2011, Mr. Prouvé is an employee-at-will, and he will continue as Group President, International until his retirement or other termination of his employment. The agreement provides for a base salary and bonus opportunities to be set by the Compensation Committee and for equity grants as determined by the Subcommittee. In addition to the benefits generally available to our senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of  $50,000), we pay annual premiums for additional executive term life insurance with a face amount of  $5 million for Mr. Prouvé.
Each agreement described above also (a) contains provisions relating to termination of employment and payments relating to termination, which are discussed in “Potential Payments upon Termination of Employment or Change of Control,” (b) provides that the executive must abide by restrictive covenants relating to non-competition and non-solicitation during employment

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and, under certain circumstances, for two years following termination of employment, (c) provides that the executive must abide by restrictive covenants regarding non-disclosure of our confidential information, (d) provides that the executive may elect to defer all or part of his or her annual incentive bonus compensation in compliance with Section 409A of the Internal Revenue Code (“Section 409A”), and (e) provides that benefits under the agreement may be modified by the Compensation Committee at any time other than in contemplation of a “Change of Control” (as defined in the agreement) or after a Change of Control, provided that any such modification shall not be effective until at least two years after such modification is approved by the Compensation Committee.
Grants of Plan-Based Awards in Fiscal 2021
The following table sets forth information with respect to each award of plan-based compensation in fiscal 2021 to each NEO, including bonus opportunities under the EAIP and equity grants under the Share Incentive Plan. The material terms of the incentive bonus opportunities are described in “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive Bonus,” and the material terms of the equity awards are described in “Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity-Based Compensation” and “Compensation Discussion and Analysis – CEO Compensation.” See “Compensation Discussion and Analysis” and other disclosures under “Executive Compensation” for a description of the material factors necessary to an understanding of the information disclosed below.
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William P. Lauder	EAIP	N/A	$1,550,000	$3,100,000	$5,115,000
	PSU	9/3/2020				2,919	5,837	10,215				$1,272,816
	RSU	9/3/2020							5,837			1,272,816
	Options	9/3/2020								21,900	$218.06	1,272,609
Fabrizio Freda	EAIP	N/A	2,500,000	5,000,000	8,250,000
	PSU	9/3/2020				11,957	23,914	41,850				5,214,687
	PSU(6)	3/11/2021					68,578					20,000,088
	PVU(6)	3/11/2021					85,927					20,000,158
	RSU	9/3/2020							23,914			5,214,687
	Options	9/3/2020								89,746	218.06	5,215,140
Tracey T. Travis	EAIP	N/A	700,000	1,400,000	2,310,000
	PSU	9/3/2020				4,536	9,071	15,875				1,978,022
	RSU	9/3/2020							9,071			1,978,022
	Options	9/3/2020								34,040	218.06	1,978,065
John Demsey	EAIP	N/A	1,610,000	3,220,000	5,313,000
	PSU	9/3/2020				4,009	8,018	14,032				1,748,405
	RSU	9/3/2020							8,018			1,748,405
	Options	9/3/2020								30,081	218.06	1,748,006
Cedric Prouvé	EAIP	N/A	1,362,500	2,725,000	4,496,250
	PSU	9/3/2020				4,356	8,711	15,245				1,899,520
	RSU	9/3/2020							8,711			1,899,520
	Options	9/3/2020								32,690	218.06	1,899,615

(1)
The amounts shown represent the possible aggregate payouts in respect of fiscal 2021 under the EAIP at the threshold, target, and maximum levels. Actual payouts for fiscal 2021 are disclosed in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.” No future cash payout will be made under these awards. See “Compensation Discussion and Analysis – Impact of COVID-19 on Compensation Matters.”

(2)
The amounts shown represent the number of shares of Class A Common Stock underlying threshold, target, and maximum payout of annual PSUs granted in fiscal 2021. See

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“Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity-Based Compensation – Performance Share Units.” In addition, the amounts shown for Mr. Freda also represent the March 2021 PVU and PSU Grants, which are discussed in “Compensation Discussion and Analysis – CEO Compensation – Additional (non-annual) Price-Vested Units (“PVU”) and Performance Share Units (“PSU”) Grants in March 2021 (fiscal 2021).” Future payout of annual PSUs shown in this table is generally subject to the achievement of our Net Sales and Diluted EPS goals for the three-year period ending June 30, 2023; these goals were set in September 2020. Payout of annual PSUs generally assumes continued employment and is subject to acceleration upon the occurrence of certain events as described in “Potential Payments upon Termination of Employment or Change of Control – Events of Termination under the Employment Agreements and under the Share Incentive Plan.” For each executive officer, no payout of annual PSUs will be made pursuant to the Net Sales or Diluted EPS opportunities unless the threshold for such opportunity is achieved, and additional shares shall be paid out if performance exceeds the targeted performance goals. Measurement of performance is subject to certain automatic adjustments. The PSUs and PVUs are subject to restrictions on transfer and forfeiture prior to vesting, and upon payout of such awards, shares will be withheld to satisfy statutory tax obligations. PSUs and PVUs are accompanied by dividend equivalent rights that will be payable in cash at the time of payout of the related shares, and such awards do not have any voting rights with respect to the underlying shares of Class A Common Stock.
(3)
The amounts shown represent the number of shares of Class A Common Stock underlying RSUs granted in fiscal 2021. Annual RSUs generally vest in three equal installments approximately 14 months, 26 months, and 38 months from the date of grant. The vesting of RSUs is subject to continued employment and subject to acceleration upon the occurrence of certain events as described in “Potential Payments upon Termination of Employment or Change of Control – Events of Termination under the Employment Agreements and under the Share Incentive Plan.” RSUs are subject to restrictions on transfer and forfeiture prior to vesting. Upon payout, shares will be withheld to satisfy statutory tax obligations. RSUs are accompanied by dividend equivalent rights that will be payable in cash at the time of payout of the related shares. RSUs do not have any voting rights with respect to the underlying shares of Class A Common Stock. See “Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity-Based Compensation – Restricted Stock Units.”

(4)
The amounts shown represent the number of shares of Class A Common Stock underlying stock options granted in fiscal 2021. The exercise price of the stock options is equal to the closing price of our Class A Common Stock on the date of grant. The stock options become exercisable in three equal installments approximately 16 months, 28 months, and 40 months after the date of grant, and expire ten years from the grant date assuming continued employment and subject to acceleration upon the occurrence of certain events as described in “Potential Payments upon Termination of Employment or Change of Control – Events of Termination under the Employment Agreements and under the Share Incentive Plan.” Stock options do not have dividend equivalent rights or any voting rights with respect to the underlying shares of Class A Common Stock. See “Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity-Based Compensation – Stock Options.”

(5)
The amounts shown are the total FASB ASC Topic 718 values for PSUs, PVUs, RSUs, and stock options, calculated using assumptions previously described in notes (4) and (5) of the Summary Compensation Table. The grant date fair values of PSU and PVU awards were calculated assuming the target payout. For additional information about the fiscal 2021 annual equity awards, see “Compensation Discussion and Analysis – Impact of COVID-19 on Fiscal 2021 Annual Equity Grants to Named Executive Officers.”

(6)
See “Compensation Discussion and Analysis – CEO Compensation – Additional (non-annual) Price-Vested Units (“PVU”) and Performance Share Units (“PSU”) Grants in March 2021 (fiscal 2021)” for additional information on these awards.

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Outstanding Equity Awards at June 30, 2021
The following table sets forth information with respect to outstanding equity awards on June 30, 2021 under our plans existing at the time of grant for each NEO.
		Option Awards(1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Award Type	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Award Type	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
William P. Lauder	9/6/16	11,883	0	$89.470	9/6/26
	9/5/17	20,361	0	107.950	9/5/27
	9/4/18	14,106	7,053	138.150	9/4/28	RSU	2,112	$681,817	PSU	8,057	$2,601,041
	9/3/19	6,080	12,160	199.490	9/3/29	RSU	3,342	1,073,150	PSU	5,013	1,609,724
	9/3/20	0	21,900	218.060	9/3/30	RSU	5,837	1,865,914	PSU	10,215	3,265,429
Fabrizio Freda	9/3/14	127,919	0	76.230	9/3/24
	9/4/15	148,258	0	77.350	9/4/25
	9/4/15	—	—	—	—	—	—	—	PSU(6)	258,566	84,527,811
	9/6/16	151,163	0	89.470	9/6/26
	9/5/17	135,597	0	107.950	9/5/27
	2/14/18	—	—	—	—	—	—	—	PSU(7)	195,940	63,478,682
	9/4/18	61,466	30,734	138.150	9/4/28	RSU	9,199	2,969,713	PSU	35,104	11,332,624
	9/3/19	26,602	53,205	199.490	9/3/29	RSU	14,621	4,694,949	PSU	21,931	7,042,263
	9/3/20	0	89,746	218.060	9/3/30	RSU	23,914	7,644,588	PSU	41,850	13,378,190
	3/11/21	—	—	—	—	—	—	—	PVU(8)	85,927	27,377,201
	3/11/21	—	—	—	—	—	—	—	PSU(9)	68,578	21,849,637
Tracey T. Travis	9/6/16	53,531	0	89.470	9/6/26
	9/5/17	47,638	0	107.950	9/5/27
	9/4/18	23,797	11,899	138.150	9/4/28	RSU	3,562	1,149,920	PSU	13,591	4,387,583
	9/3/19	9,972	19,944	199.490	9/3/29	RSU	5,481	1,760,004	PSU	8,221	2,639,845
	9/3/19	—	—	—	—	RSU(10)	10,026	3,219,449	—	—	—
	9/3/20	0	34,040	218.060	9/3/30	RSU	9,071	2,899,727	PSU	15,875	5,074,761
John Demsey	9/4/18	0	13,529	138.150	9/4/28	RSU	4,050	1,307,462	PSU	15,453	4,988,692
	9/3/19	0	19,438	199.490	9/3/29	RSU	5,342	1,715,370	PSU	8,012	2,572,733
	9/3/20	0	30,081	218.060	9/3/30	RSU	8,018	2,563,114	PSU	14,032	4,485,609
Cedric Prouvé	9/4/18	0	13,081	138.150	9/4/28	RSU	3,915	1,263,879	PSU	14,939	4,822,757
	9/3/19	0	21,337	199.490	9/3/29	RSU	5,864	1,882,989	PSU	8,795	2,824,162
	9/3/20	0	32,690	218.060	9/3/30	RSU	8,711	2,784,645	PSU	15,245	4,873,369

(1)
Stock options generally become exercisable in three equal installments approximately 16 months, 28 months, and 40 months after the date of grant, and expire ten years from the grant date assuming continued employment and subject to acceleration upon the occurrence of certain events as described in “Potential Payments upon Termination of Employment or Change of Control – Events of Termination under the Employment Agreements and under the Share Incentive Plan.”

(2)
Annual RSUs generally vest in three equal installments approximately 14 months, 26 months, and 38 months from the date of grant. The vesting of RSUs assumes continued employment and is subject to acceleration upon the occurrence of certain events as described in “Potential Payments upon Termination of Employment or Change of Control – Events of Termination under the Employment Agreements and under the Share Incentive Plan.” The September 3, 2019 non-annual RSU grant to Ms. Travis for 10,026 shares is discussed in note (10) below.

(3)
Represents the sum of  (a) the product of  (i) $318.08 (which was the closing price of the Class A Common Stock on June 30, 2021) and (ii) the number of shares of Class A Common Stock underlying the RSUs, and (b) the cash dividend equivalents related to such RSUs. As of June 30, 2021, the NEOs had earned dividend equivalents on outstanding unvested RSUs with dollar values as follows: Mr. Lauder, $29,439; Mr. Freda, $126,020; Ms. Travis, $78,329; Mr. Demsey, $82,698; and Mr. Prouvé, $87,828.

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(4)
Represents (a) the actual payouts in September 2021 of the annual PSUs granted on September 4, 2018 (fiscal 2019), at an aggregate payout of 127.2%; (b) the target level of payout for the annual PSUs granted on September 3, 2019 (fiscal 2020); (c) the maximum level of payout for the annual PSUs granted on September 3, 2020 (fiscal 2021); and (d) the shares underlying the additional (non-annual) equity awards granted to Mr. Freda in (i) September 2015 (fiscal 2016) (PSUs), (ii) February 2018 (fiscal 2018) (PSUs), and (iii) March 2021 (fiscal 2021) (PVUs and PSUs), which are discussed in notes (6), (7), (8), and (9) below. In connection with the September 2021 PSU payouts referenced in clause (a) above, each NEO also received a cash payment in September 2021 reflecting dividend equivalents on such shares as follows: Mr. Lauder, $42,541; Mr. Freda, $185,349; Ms. Travis, $71,760; Mr. Demsey, $81,592; and Mr. Prouvé, $78,878. Payouts under the fiscal 2020 annual PSUs and the fiscal 2021 annual PSUs will be made in early fiscal 2023 and early fiscal 2024, respectively, assuming the performance criteria are achieved.

(5)
The amounts represent the sum of  (a) the product of  (i) $318.08 (which was the closing price of the Class A Common Stock on June 30, 2021) and (ii) the number of shares of Class A Common Stock underlying the PSUs and PVUs at the levels described in notes (4), (6), (7), (8), and (9), and (b) the cash dividend equivalents related to such PSUs and PVUs. As of June 30, 2021, the NEOs had dividend equivalents on the outstanding PSUs and PVUs shown in the table, as follows (these amounts do not include the cash dividend equivalents addressed in note (4) that were paid out in September 2021): Mr. Lauder, $31,431; Mr. Freda, $3,652,104; Ms. Travis, $50,150; Mr. Demsey, $46,586; and Mr. Prouvé, $50,887.

(6)
Represents the target level of payout for second and third tranches of the non-annual PSUs granted to Mr. Freda on September 4, 2015 with a performance period divided into three tranches. The first tranche had a three-year performance period that ended June 30, 2018; the second had a three-year performance period that ended June 30, 2019; and the third had a three-year performance period that ended June 30, 2020. Payment with respect to a tranche will be made on the third anniversary of the last day of the respective performance period. Accordingly, the payout of the first tranche was made, including payment of dividend equivalents in cash, on June 30, 2021, which is reflected in “Option Exercises and Stock Vested in Fiscal 2021.” The payouts of the second and third tranches will be made on June 30, 2022 and June 30, 2023, respectively, subject to the terms and conditions of this award. The PSUs are accompanied by dividend equivalent rights that will be payable in cash at the same time as the payment of shares of Class A Common Stock, and such accumulated dividend equivalents for the second and third tranches are included in the dollar amount shown in the table as well as in the amount shown in note (5) above. For additional information about this award, see “Compensation Discussion and Analysis – Additional (non-annual) PSU Grants to CEO in Fiscal 2018 and Fiscal 2016.”

(7)
Represents the target level of payout for the non-annual PSUs granted to Mr. Freda on February 14, 2018 with a performance period divided into two tranches, with the first having a three-year performance period that ended June 30, 2021 and the second, a four-year performance period ending June 30, 2022. Payment for each tranche will be made on September 3, 2024, subject to the terms and conditions of this award. The PSUs are accompanied by dividend equivalent rights that will be payable in cash at the same time as the payment of shares of Class A Common Stock, and such accumulated dividend equivalents are included in the dollar amount shown in the table as well as in the amount shown in note (5) above. For additional information about this award, see “Compensation Discussion and Analysis – Additional (non-annual) PSU Grants to CEO in Fiscal 2018 and Fiscal 2016.”

(8)
Represents the target level of payout for the long-term (non-annual) March 2021 PVU award. This award is divided into three tranches each with its own stock price goal that must be achieved on or before June 30, 2024, and all three tranches are subject to the Cumulative Operating Income goal that is measured from July 1, 2021 through June 30, 2025. Delivery of the shares for each tranche will be made on September 2, 2025, subject to the terms and conditions of this award. Dividend equivalents will be paid out in cash in connection with the delivery of any shares. For additional information about this award, including Service Periods

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and Performance Periods, see “Compensation Discussion and Analysis – Additional (non-annual) Price-Vested Units (“PVU”) and Performance Share Units (“PSU”) Grants in March 2021 (fiscal 2021) – Price-Vested Units granted in March 2021.”
(9)
Represents the target level of payout for the long-term (non-annual) March 2021 PSU award. This award is subject to the Cumulative Operating Income goal that is measured from July 1, 2021 through June 30, 2025. Delivery of the shares will be made on September 2, 2025, subject to the terms and conditions of this award. Dividend equivalents will be paid out in cash in connection with the delivery of any shares. For additional information about this award, including Service Period and Performance Period, see “Compensation Discussion and Analysis – Additional (non-annual) Price-Vested Units (“PVU”) and Performance Share Units (“PSU”) Grants in March 2021 (fiscal 2021) – Performance Share Units granted in March 2021.”

(10)
Represents an additional (non-annual) RSU grant to Ms. Travis that vests in full on November 1, 2022, assuming continued employment through such date. This award was valued at $2.0 million on the date of grant, and it is intended to recognize the expanded responsibilities that Ms. Travis has assumed in connection with certain strategic initiatives and to provide additional incentive for her to remain in her role for the duration of the award. The accumulated dividend equivalents are included in the dollar amount shown in the table as well as in the amount shown in note (3) above.

Option Exercises and Stock Vested in Fiscal 2021
The following table sets forth for each NEO the number of shares acquired on the exercise of stock options and the number of shares acquired in connection with stock awards in fiscal 2021.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
William P. Lauder	0	$0	15,724(4)	$3,531,729
Fabrizio Freda	301,061(5)	50,979,015	198,812(6)	57,880,054(7)
Tracey T. Travis	187,284(8)	35,603,899	24,929(9)	5,599,978
John Demsey	44,895(10)	7,069,726	32,114(11)	7,211,389
Cedric Prouvé	93,096(12)	13,165,902	28,441(13)	6,388,240

(1)
Represents the difference between the closing price of the Class A Common Stock on the exercise date and the exercise price, multiplied by the number of shares underlying each option exercised.

(2)
Represents the vesting and payout of a portion of the annual RSUs granted in September 2017, September 2018, and September 2019. Also represents the payout of  (a) the annual PSUs granted to the NEOs in September 2017 and (b) for Mr. Freda, the first of three tranches of the non-annual PSU granted to him on September 4, 2015, which is discussed in the “Compensation Discussion and Analysis – Additional (non-annual) PSU Grants to CEO in Fiscal 2018 and Fiscal 2016 – Additional PSU Grant in September 2015 (fiscal 2016).”

(3)
Represents the product of the number of shares vested and the closing price of the Class A Common Stock on the vesting date plus the amount of the accrued dividend equivalents for the annual PSUs and RSUs, which were paid in cash at the time of the payout of the shares.

(4)
Includes 7,718 shares withheld from Mr. Lauder to satisfy taxes upon vesting of PSUs and RSUs at a combined value of approximately $1.70 million.

(5)
The options exercised by Mr. Freda were granted in September 2012 and September 2013.

(6)
Includes 37,005 shares withheld from Mr. Freda to satisfy taxes upon vesting of annual PSUs and RSUs at a combined value of approximately $8.16 million. Also includes 65,766 shares withheld from Mr. Freda to satisfy taxes upon delivery of the first tranche of shares (129,282) from his September 4, 2015 (non-annual) PSU at a value of approximately $20.92 million.

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(7)
Includes approximately $41.12 million of value realized for the 129,282 shares delivered to Mr. Freda on June 30, 2021, and $1,141,560 for dividend equivalents that were paid to him in cash on such date, for the first tranche of his September 4, 2015 (non-annual) PSU. As reflected in note (6), shares were withheld to satisfy taxes upon (i) vesting of annual PSUs and RSUs (at a combined value of approximately $8.16 million), and (ii) delivery of the first tranche of shares from his September 4, 2015 (non-annual PSU) (at a value of approximately $20.92 million).

(8)
The options exercised by Ms. Travis were granted between September 2012 and September 2015.

(9)
Includes 13,270 shares withheld from Ms. Travis to satisfy taxes upon vesting of PSUs and RSUs at a combined value of approximately $2.93 million.

(10)
The options exercised by Mr. Demsey were granted between September 2017 and September 2019.

(11)
Includes 17,092 shares withheld from Mr. Demsey to satisfy taxes upon vesting of PSUs and RSUs at a combined value of approximately $3.77 million.

(12)
The options exercised by Mr. Prouvé were granted between September 2016 and September 2019.

(13)
Includes 13,264 shares withheld from Mr. Prouvé to satisfy taxes upon vesting of PSUs and RSUs at a combined value of approximately $2.93 million.

Pension Benefits
We provide retirement benefits to our employees in the United States, including the NEOs, through qualified and nonqualified defined benefit pension plans. These plans include The Estee Lauder Companies Retirement Growth Account Plan (the “RGA Plan”), which is a qualified plan, and The Estee Lauder Inc. Benefits Restoration Plan (the “Restoration Plan”), which is a nonqualified plan. The Restoration Plan provides for pension benefit payments that employees would have received under the RGA Plan if eligible compensation (including deferred salary and bonuses, where the RGA Plan allows) had not been subject to certain compensation limits as dictated by tax laws under ERISA that apply to qualified retirement plans.
Retirement benefits under the plans are the aggregate amount of annual credits (defined as 3, 4, or 5% of total annual compensation, including bonus, with certain items excluded) plus annual interest credits thereon, based on a government index of not less than 4%. The aggregate amount is payable as a one-time lump sum under both plans or converted to monthly lifetime payments under the RGA Plan.
Executive officers who have worked for our subsidiaries outside the United States may also be covered under Company-sponsored pension plans covering such employees. None of the NEOs are covered under such plans.
We do not have any policies with respect to granting additional years of credited service except as provided in certain termination provisions as reflected in executive officer employment agreements. Benefits attributable to the additional years of credited service are payable by us pursuant to the terms of applicable employment agreements and are not payable under either the RGA Plan or the Restoration Plan.
In connection with his agreement to join the Company in November 2007, and continued in his current agreement, Mr. Freda is entitled to an annual supplemental deferral computed by taking the difference between $485,000 and the actual vested annual accruals and contributions made to the Company’s qualified and nonqualified pension and qualified retirement savings plans on his behalf. Such deferrals are credited with interest as of each June 30 during the term of deferral, compounded annually, at an annual rate equal to the annual rate of interest announced by Citibank N.A. in New York, New York as its base rate in effect on such June 30, but in no event more than 9%.
Set forth in the table below are each NEO’s years of credited service and the present value of the accumulated benefit under each of the pension plans and executive employment agreements

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pursuant to which the officer would be entitled to a retirement benefit, computed in each case as of the same pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the fiscal year ended June 30, 2021.
Name	Plan Name	Number of Years Credited Service (#)*	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
William P. Lauder	RGA Plan	35	$687,620	$0
	Restoration Plan		6,590,187	0
Fabrizio Freda	RGA Plan	13	163,493	0
	Restoration Plan		3,479,761	0
	Employment Agreement		4,336,735	0
Tracey T. Travis	RGA Plan	8	91,607	0
	Restoration Plan		607,937	0
John Demsey	RGA Plan	30	568,086	0
	Restoration Plan		4,245,488	0
Cedric Prouvé	RGA Plan	28	430,300	0
	Restoration Plan		3,607,161	0

*
Service shown is allocation service as of June 30, 2021 and is used to determine the level of annual credits for calendar 2021.

The present values of accumulated benefits reflected in the table above were calculated based on the assumption that the benefits under the pension plans would be payable at the earliest retirement age at which unreduced benefits are payable (i.e. the greater of  (i) a participant’s age at June 30, 2021 and (ii) age 65). The present values for the RGA Plan also reflect the assumption that 75% of benefits are payable as a one-time lump sum, and 25% are payable as lifetime monthly payments. Amounts calculated under the pension formula based on compensation that exceeds IRS limits will be paid under the Restoration Plan and are included in the present values shown in the table above. The present values for the Restoration Plan also reflect the assumption that 100% of the benefits are payable as a one-time lump sum. The present values of accumulated benefits under the RGA Plan were calculated using a 3.0% discount rate and, for annuities, the SOA PRI-2012 mortality table projected generationally using scale MP-2020, and present values under the Restoration Plans were calculated using a 2.5% discount rate. These assumptions are consistent with the assumptions used in the calculation of our benefit obligations as of June 30, 2021, as disclosed in Note 15 (Pension, Deferred Compensation and Post-Retirement Benefit Plans) to our audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2021.
Nonqualified Deferred Compensation in Fiscal 2021 and at June 30, 2021
Set forth in the table below is information about any contributions and earnings credited to the accounts maintained by the NEOs under nonqualified deferred compensation arrangements and the account balances on June 30, 2021. Mr. Lauder is the only NEO who has deferred a portion of his compensation.
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
William P. Lauder	—	—	$271,431	—	$8,555,850(2)
Fabrizio Freda	—	—	—	—	—
Tracey T. Travis	—	—	—	—	—
John Demsey	—	—	—	—	—
Cedric Prouvé	—	—	—	—	—

(1)
Pursuant to their employment agreements, deferred compensation accounts of the NEOs who deferred compensation are credited with interest as of each June 30 during the term of deferral, compounded annually, at an annual rate equal to the annual rate of interest announced by

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Citibank N.A. in New York, New York as its base rate in effect on such June 30, but in no event more than 9%. As of June 30, 2021, the interest rate used for crediting purposes was 3.25% as compared with 120% of the applicable federal rate of 2.5%.
(2)
Includes salary deferrals from fiscal 2003 through fiscal 2011 as reported in the Summary Compensation Table contained in prior proxy statements in the amount of  $3,894,000 and interest thereon of  $3,002,595; also includes the deferral of 50% of Mr. Lauder’s fiscal 2003 bonus as reported in the Summary Compensation Tables contained in prior proxy statements in the amount of  $763,500 and interest thereon of  $895,755.

Potential Payments upon Termination of Employment or Change of Control
Events of Termination under the Employment Agreements and under the Share Incentive Plan
Each of our NEOs is party to an employment agreement, as well as various equity grant agreements under the Share Incentive Plan. The agreements provide for certain payments and other benefits if the NEO terminates employment with the Company under various circumstances described below. Certain employment agreements may also impact the treatment of equity grants upon termination of employment. For purposes of the following descriptions, “Contract Year” means the twelve-month period beginning July 1 and ending the following June 30.
Voluntary Termination and Retirement. Pursuant to each NEO employment agreement, the executive may terminate employment for any reason at any time upon 90 days’ prior written notice, in which event we will have no further obligations after termination other than to pay the executive’s accrued but unpaid salary and bonus compensation, if any, earned but not paid that relates to any Contract Year ended prior to the date of termination. The executive may also be entitled to benefits under applicable employee benefit plans and programs (e.g., health care and pension plans).
Under the NEO employment agreements and applicable equity grant agreements, for executives who are not retirement eligible, upon voluntary termination, (i) stock options that are exercisable may be exercised until the earlier of one year after termination or the end of the option term; (ii) stock options not yet exercisable as of the termination date are forfeited; and (iii) outstanding unvested PSUs and RSUs are forfeited. For those NEOs who are retirement eligible, if they choose to retire, (i) stock options that are not yet exercisable become immediately exercisable and may be exercised until the end of the option term; (ii) annual RSUs will continue to vest and be paid in accordance with the vesting schedule for each award; and (iii) annual PSUs will continue to vest and be paid as if the executive had been employed throughout the entire award period, with payment to be made at the same time such awards are paid to active executives. Such conditions do not apply to the non-annual PSUs granted to Mr. Freda in September 2015, February 2018, and March 2021, as well as the non-annual PVUs granted to Mr. Freda in March 2021. For those non-annual PSUs and PVUs, retirement would result in forfeiture of any unearned, unvested tranche, and any earned and vested tranche would be paid in accordance with the award agreement. In order to be retirement eligible, the executive must be at least 55 years old and have been employed by the Company for at least ten years, or the executive must be at least 65 years old and have been employed by the Company for at least five years. With regard to the non-annual RSUs granted to Ms. Travis in fiscal 2020, upon voluntary termination, any unvested RSUs are forfeited. Among our NEOs, Mr. Lauder, Mr. Freda, Mr. Demsey, and Mr. Prouvé were retirement eligible as of June 30, 2021, and Ms. Travis was not.
Termination of Employment upon Permanent Disability. Pursuant to each NEO employment agreement, we may terminate the NEO’s employment at any time by reason of a “permanent disability” (as defined in the executive’s employment agreement), in which event the executive will be entitled to receive the following payments: (i) any accrued but unpaid salary and other amounts to which the executive otherwise is entitled prior to the date of termination; (ii) base salary in effect at the time of termination (less disability payments) for a period of one year from the date of termination; (iii) bonus compensation earned but not paid that relates to any Contract Year ended prior to the date of termination; (iv) unpaid bonus compensation otherwise payable for the Contract

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Year in which the disability occurred pro-rated to the date of termination; and (v) reimbursement for financial counseling services in the amount of  $5,000 for a period of one year from the date of termination.
In addition, upon the executive’s permanent disability, the executive will be entitled to continue to participate, to the extent permitted by applicable law and the applicable plan, in our health care, life insurance, and accidental death and dismemberment insurance benefit plans for a period of one year from the date of termination (the “Disability Continuation Period”) disregarding any required delay in payments pursuant to Section 409A of the Internal Revenue Code (“Section 409A”). Since continued participation in the 401(k) Savings Plan and the RGA Plan is not permitted under law during the Disability Continuation Period, the executive will be entitled to receive cash payments equivalent in value to the executive’s continued participation in all qualified and nonqualified pension plans and the maximum matching contribution allowable under the 401(k) Savings Plan (the “Pension Replacement Payment”) during the Disability Continuation Period. See “Effect of Certain Tax Regulations on Payments” below.
Pursuant to the applicable equity grant agreements, upon the executive’s permanent disability (as determined in the applicable grant agreement), stock options that are not yet exercisable become immediately exercisable and may be exercised until the earlier of one year after the last day of salary continuation or the expiration of the option term, subject to the non-competition and good conduct provisions of the executive’s employment agreement and the Share Incentive Plan (including the applicable grant agreements). RSU grants made prior to September 2020 (fiscal 2021) generally vest pro-rated for the number of full months the executive was employed or receiving salary continuation payments during the applicable vesting period and will be paid in accordance with the vesting schedule for each award. The executive will be entitled to a pro-rated payment of PSUs based on actual achievement of PSU opportunities for the number of full months the executive was employed or receiving salary continuation payments during the award period, with the payment to be made at the same time payments for the award period are paid to active executives. For annual equity grants made in September 2020 and later, (i) RSUs will continue to vest and be paid in accordance with the vesting schedule for each award and (ii) PSUs will continue to vest and be paid based on actual achievement of PSU opportunities, with payment to be made at the same time such awards are paid to active executives. If the executive is retirement eligible, the provisions relating to termination upon retirement for annual equity grants will apply in lieu of the provisions relating to “permanent disability.” If Mr. Freda dies or becomes disabled, the Cumulative Operating Income goal for the non-annual March 2021 PVU will be deemed met and for each Performance Period that has not yet concluded, he will earn and vest in each tranche only to extent the Stock Price Goal for such tranche was met on or prior to the earlier of  (i) the one-year anniversary of the date of death or termination by reason of disability and (ii) June 30, 2024, and the delivery of shares, if any, would be made shortly thereafter. If Mr. Freda dies or becomes disabled, then for each Performance Period that has not yet concluded in connection with the non-annual February 2018 PSU, he will earn and vest in a pro rata portion of such tranche, and the share payment would be made shortly thereafter.
Termination of Employment upon Death. Pursuant to each NEO employment agreement, in the event of an executive officer’s death during the term of employment, the executive’s beneficiary or legal representative will be entitled to receive the payments described in clauses (i) through (v) in the first paragraph above under “Termination of Employment upon Permanent Disability” as if employment had been terminated by us upon permanent disability.
Pursuant to the applicable equity grant agreements, upon the executive’s death, stock options and RSUs will be treated the same as if employment had been terminated by us upon permanent disability, except that RSUs will be paid as soon as practicable after the executive’s death. Annual PSUs are pro-rated based on target for grants made prior to September 2020. For such grants, if the executive is retirement eligible at the time of death, the provisions relating to termination upon retirement will apply in lieu of the provisions relating to death. For annual PSU grants made in September 2020 and later, such grants will be paid at target if an executive’s death occurs prior to the end of the Award Period. If such termination occurs after the end of the Award Period, the PSU

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will be paid based on actual achievement. For provisions regarding termination of employment upon death with regard to the non-annual PVUs and PSUs granted to Mr. Freda, see “Compensation Discussion and Analysis — CEO Compensation.”
Termination of Employment Other than for Cause, Death, or Disability; Termination by the Executive for Material Breach. Pursuant to each NEO employment agreement, we may terminate the executive’s employment for any reason upon 90 days’ prior written notice. In the event of our termination of the executive’s employment (other than for cause, permanent disability, or death) or a termination by the executive for an uncured “material breach” (as defined below), the executive will be entitled to payments described in clauses (i), (iii), and (iv) above under “Termination of Employment upon Permanent Disability” as if employment had been terminated by us upon permanent disability. In addition, the executive will be entitled to receive: (i) his or her base salary in effect at the time of termination for a period ending on a date two years from the date of termination; (ii) his or her bonus compensation equal to 50% of the average of incentive compensation bonuses previously paid or payable to the executive under the EAIP during the past two completed fiscal years; (iii) reimbursement for financial counseling services in the amount of $10,000 covering a period of two years from the date of termination; and (iv) participation, for a period ending on a date two years from the date of termination, to the extent permitted by applicable law, in our benefit plans and receipt of cash payments equivalent in value to the executive’s Pension Replacement Payment during such period. For purposes of the employment agreements, “material breach” is a material reduction in the executive’s authority, functions, duties, or responsibilities, a material reduction in the executive’s target compensation (unless such reduction is similar to other officers and/or employees generally), or our failure to pay any award to which the executive is entitled under his or her employment agreement.
Pursuant to the applicable equity grant agreements, upon termination of an executive’s employment by us without “cause” (as defined in the applicable grant agreement), stock options and RSUs will be treated the same as if employment had been terminated by us upon permanent disability. Annual PSUs are forfeited if termination by us without “cause” occurs before the end of the first year of the award period. However, if termination occurs after the end of the first year of the award period, the executive will be entitled to a pro-rated payout based on actual achievement of annual PSU opportunities for the number of full months the executive was employed or receiving salary continuation payments during the award period, with the payment to be made at the same time such awards are paid to active executives. If the executive is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions described in this paragraph. See “Compensation Discussion and Analysis — CEO Compensation” for information about the treatment of Mr. Freda’s additional (non-annual) PVU and PSU grants upon termination of employment.
Termination of Employment Following a Change of Control. Our employment agreements as well as the applicable equity grant agreements contain certain provisions regarding change of control. Under our employment agreements, in the event the executive terminates employment for “good reason” (as defined below) within two years of a “change of control” (as defined below) of our Company, the executive is entitled to receive payments and benefits as if employment were terminated by us without cause. For purposes of the employment agreements, “good reason” means that the executive is assigned duties that are materially inconsistent with his or her position, the executive’s position is materially diminished, we breach the compensation arrangements of the employment agreement (and fail to timely cure the breach), the executive is required to relocate to any location more than 50 miles from the location at which the executive performed services prior to the change of control, or we fail to have any successor company assume the executive’s employment agreement.
For purposes of the employment agreements, a “change of control” or “change in control” is deemed to have occurred upon any of the following events:
•
during any period of two consecutive years, the individuals who at the beginning of such period constituted our board of directors or any individuals who would be “continuing directors” (as defined below) cease for any reason to constitute a majority of the board of

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directors. “Continuing directors” mean the directors in office on the effective date of the executive officer’s employment agreement and any successor to those directors and any additional director who was nominated or selected by a majority of the continuing directors in office at the time of his or her nomination or selection;
•
our Class A Common Stock ceases to be publicly traded;

•
our board of directors approves any merger, exchange, consolidation, or similar business combination or reorganization, the consummation of which would result in the occurrence of an event described in the bullet points above, and such transaction is consummated;

•
our board of directors approves a sale of all or substantially all of our assets, and such transaction is consummated; or

•
a change of control of a nature that would be required to be reported under the SEC’s proxy rules.

However, changes in the relative beneficial ownership among members of the Lauder family and family-controlled entities would not, by themselves, constitute a change of control, and any spin-off of one of our divisions or subsidiaries to our stockholders would not constitute a change of control.
Pursuant to the applicable equity grant agreements, upon a “change in control,” each annual PSU and each RSU will vest and become payable in shares as soon as practicable, but not later than two weeks after the change in control. If the executive is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions described in this paragraph. If stock options are assumed by an acquirer, then exercisability will be accelerated after a change in control if the executive is terminated without “cause” or the executive terminates for “good reason.” Similarly, if RSUs are assumed by the acquirer, vesting will be accelerated after a change in control if the executive is terminated without “cause” or the executive terminates for “good reason.” Annual PSUs in respect of the performance period that has not ended will become payable after a change in control in shares equal to the greater of the target award or what the payout would be based on performance as if the performance period ended on the date of the change in control. For information about the treatment of Mr. Freda’s additional (non-annual) PVU and PSU grants upon a Change in Control, see “Compensation Discussion and Analysis — CEO Compensation.”
Termination for Cause. Pursuant to each NEO employment agreement, in the case of termination by us for “cause” (as defined in the employment agreement), the executive will be entitled to receive accrued but unpaid salary and any benefit under our employee benefit programs and plans as of the date of such termination. In addition, the employment agreements contain certain provisions concerning termination for “cause.” For purposes of these agreements and the equity grant agreements, “cause” means that the executive has engaged in any of a list of specified activities including, but not limited to, material breach of, or willful refusal to perform duties under, the agreements, failure to follow a material lawful directive of the Chief Executive Officer, Executive Chairman, or the Board of Directors that is within the scope of the executive’s duties, willful misconduct unrelated to us that could reasonably be anticipated to have a material adverse effect on us, gross negligence that could reasonably be anticipated to have a material adverse effect on us, violation of our Code of Conduct, drug or alcohol abuse that materially affects performance, or conviction of, or entry of a guilty plea or no contest for, a felony.
Pursuant to the applicable equity grant agreements, upon termination of employment for cause (as defined in the applicable grant agreement) during the applicable period, outstanding equity grants are forfeited.
Condition Precedent to Receipt of Payments upon Termination
The employment agreements require, as a precondition to the receipt of the payments described above, that the NEO execute a general release of claims against us and our subsidiaries and affiliates. The release does not apply to rights that the executive may otherwise have to any

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payment of benefit provided for in the executive’s employment agreement or any vested benefit the executive may have in any of our benefit plans. The agreements also include provisions relating to nondisclosure of our confidential information and non-competition with us.
Modification of Severance Payments and Benefits
The employment agreements provide that changes to severance payments and benefits may be made by the Compensation Committee (or the Subcommittee for changes related to matters under its authority), except at such time the Company is contemplating one or more transactions that will result in a Change of Control or after a Change of Control. Moreover, any changes made to severance payments or benefits without the consent of the executive will not be effective until two years after such change is approved by the Compensation Committee or Subcommittee.
Effect of Certain Tax Regulations on Payments
Effect of Excise Tax on Parachute Payments. Under the employment agreements of the NEOs, if any amount or benefit paid under the respective agreement, taken together with any amounts or benefits otherwise paid to the executive by us or any of our affiliated companies, are parachute payments subject to excise tax under Section 4999 of the Internal Revenue Code, the executive may elect to pay the excise tax on such payments or scale back the amounts paid to the executive to the extent necessary (but not below zero) to eliminate the excise tax. NEOs are not entitled to any tax gross-up in the event they are subject to excise taxes payable under Section 4999 of the Internal Revenue Code in connection with a change in control.
Effect of Section 409A on Timing of Payments. Under the employment agreements, any amounts payable by reason of separation from service that are not exempt from Section 409A will be subject to the required six-month delay in payment after termination of service provided that the executive is a “specified employee” for purposes of Section 409A at the time of termination of service. Amounts that otherwise would have been paid during this six-month delay will be paid in a lump sum on the first day after such period expires.
Effect of Section 409A on Equity Awards. Payment of amounts subject to Section 409A is permitted only upon certain defined events including a change of control that satisfies the definition under Section 409A and related regulations. In addition, if any payment under any equity award is subject to Section 409A, the required six-month delay after termination of service will apply to payments due by reason of separation from service.
Potential Payments in the Event of Termination at the End of Our Last Fiscal Year
The table below describes potential payments and other benefits that would have been received or receivable by each NEO or such officer’s estate under the officer’s employment agreement or related plans and agreements, including the Share Incentive Plan (including the applicable grant agreements), if employment had been terminated under various circumstances on June 30, 2021. For equity awards, we used the closing stock price on June 30, 2021.
The following assumptions and general principles apply with respect to the following table:
•
The table reflects estimates of amounts that would be paid to the NEO upon the occurrence of a termination. The actual amounts to be paid to a NEO can only be determined at the time of the actual termination.

•
Each NEO (or beneficiary in the event of death) is entitled to receive amounts earned during the term of employment regardless of the manner in which the NEO’s employment is terminated. These amounts include accrued but unpaid salary and bonus compensation earned but not paid that relate to any Contract Year ended prior to termination, and in all circumstances but termination for cause, unpaid bonus compensation otherwise payable for the Contract Year in which termination occurred pro-rated to the date of termination.

•
The amounts relating to equity-based awards reflect unvested awards as of the date of the termination event or change of control for which vesting continues post-termination or

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change of control or is accelerated as a result of the event. All such awards held by the NEOs at June 30, 2021 that would have become vested and/or exercisable upon a terminating event are shown at a value using the closing stock price on June 30, 2021 of  $318.08, including the related cash dividend equivalents. The value of annual PSUs was computed at target in the event of death (unless retirement eligible, in which case the value of such PSUs was computed at maximum) and at maximum in the event of all other applicable termination events. The value of non-annual PSUs and PVUs were computed assuming the achievement of the applicable performance goals, meaning that amounts are shown in the table below for awards including the non-annual March 2021 PVU and PSU, despite the fact these awards have performance periods that run significantly past June 30, 2021. For example, the non-annual March 2021 PSU granted to Mr. Freda has a performance period of July 1, 2021 – June 30, 2025, and the non-annual March 2021 PVU granted to Mr. Freda has (i) a performance period for stock price goals of March 11, 2021 – June 30, 2024 and (ii) a performance period for cumulative operating income goal of July 1, 2021 – June 30, 2025.
•
Under the Share Incentive Plan, executives may be awarded Benefits (as defined in the plan). The exercise of stock options after termination of employment and the payment of RSUs, PVUs, or PSUs is subject to the executive neither competing with, nor taking employment with or rendering service to one of our competitors, nor conducting himself or herself in a manner adversely affecting us.

•
Each NEO will be entitled to receive all amounts accrued and vested under our 401(k) Savings Plan, the RGA Plan, the Restoration Plan, and any other pension plans and deferred compensation plans in which the NEO participates. These amounts will be determined and paid in accordance with the applicable plans and are not included in the table because they are not termination payments.

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	Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Termination without Cause or by Executive for Material Breach ($)	Termination without Cause or for Good Reason After Change of Control ($)(4)
William P. Lauder
Base Salary	$0	$0	$1,500,000	$1,500,000	$3,000,000	$3,000,000
Bonus	0	0	0	0	1,507,175	1,507,175
Options	4,901,539	4,901,539	4,901,539	4,901,539	4,901,539	4,901,539
Annual PSUs	5,679,936	5,679,936	5,679,936	5,679,936	5,679,936	5,679,936
RSUs	3,620,880	3,620,880	3,620,880	3,620,880	3,620,880	3,620,880
Continued Health Care Benefits(1)	0	0	0	37,572	75,144	75,144
Continued Participation in Pension and Retirement Plans(2)	0	0	0	90,505	253,205	253,205
Other Benefits and Perquisites(3)	0	0	5,000	36,798	73,596	93,596
Total	$14,202,355	$14,202,355	$15,707,355	$15,867,230	$19,111,475	$19,131,475
Fabrizio Freda
Base Salary	$0	$0	$2,000,000	$2,000,000	$4,000,000	$4,000,000
Bonus	0	0	0	0	2,430,938	2,430,938
Options	20,815,944	20,815,944	20,815,944	20,815,944	20,815,944	20,815,944
Annual PSUs	23,941,425	23,941,425	23,941,425	23,941,425	23,941,425	23,941,425
Non-annual PSUs	0	0	40,143,047	40,143,047	46,866,012	53,588,977
PVUs	0	0	27,377,201	27,377,201	27,377,201	27,377,201
RSUs	15,309,251	15,309,251	15,309,251	15,309,251	15,309,251	15,309,251
Continued Health Care Benefits(1)	0	0	0	37,570	75,140	75,140
Continued Participation in Pension and Retirement Plans(2)	0	0	0	485,000	970,260	970,260
Other Benefits and Perquisites(3)	0	0	5,000	53,935	107,870	127,870
Total	$60,066,620	$60,066,620	$129,591,869	$130,163,374	$141,894,042	$148,637,007
Tracey T. Travis
Base Salary	$0	$0	$1,100,000	$1,100,000	$2,200,000	$2,200,000
Bonus	0	0	0	0	720,988	720,988
Options	0	0	7,910,827	7,910,827	7,910,827	7,910,827
Annual PSUs	0	0	9,034,289	9,034,289	9,034,289	9,034,289
RSUs	0	0	8,681,051	8,681,051	9,029,100	9,029,100
Continued Health Care Benefits(1)	0	0	0	31,095	62,189	62,189
Continued Participation in Pension and Retirement Plans(2)	0	0	0	60,391	145,292	145,292
Other Benefits and Perquisites(3)	0	0	5,000	25,844	51,687	71,687
Total	$0	$0	$26,731,168	$26,843,497	$29,154,372	$29,174,372

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	Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Termination without Cause or by Executive for Material Breach ($)	Termination without Cause or for Good Reason After Change of Control ($)(4)
John Demsey
Base Salary	$0	$0	$1,180,000	$1,180,000	$2,360,000	$2,360,000
Bonus	0	0	0	0	941,838	941,838
Options	7,748,127	7,748,127	7,748,127	7,748,127	7,748,127	7,748,127
Annual PSUs	8,344,550	8,344,550	8,344,550	8,344,550	8,344,550	8,344,550
RSUs	5,585,945	5,585,945	5,585,945	5,585,945	5,585,945	5,585,945
Continued Health Care Benefits(1)	0	0	0	28,101	56,203	56,203
Continued Participation in Pension and Retirement Plans(2)	0	0	0	72,309	194,574	194,574
Other Benefits and Perquisites(3)	0	0	5,000	37,485	74,970	94,970
Total	$21,678,622	$21,678,622	$22,863,622	$22,996,517	$25,306,206	$25,326,206
Cedric Prouvé
Base Salary	$0	$0	$1,155,000	$1,155,000	$2,310,000	$2,310,000
Bonus	0	0	0	0	1,397,638	1,397,638
Options	8,153,673	8,153,673	8,153,673	8,153,673	8,153,673	8,153,673
Annual PSUs	9,109,373	9,109,373	9,109,373	9,109,373	9,109,373	9,109,373
RSUs	5,931,514	5,931,514	5,931,514	5,931,514	5,931,514	5,931,514
Continued Health Care Benefits(1)	0	0	0	27,255	54,510	54,510
Continued Participation in Pension and Retirement Plans(2)	0	0	0	72,829	214,388	214,388
Other Benefits and Perquisites(3)	0	0	5,000	62,390	124,780	144,780
Total	$23,194,560	$23,194,560	$24,354,560	$24,512,034	$27,295,875	$27,315,875

Certain amounts do not sum due to rounding
(1)
Includes payments under the medical, health, and accident and disability plans and programs maintained by the Company from time to time for senior executives at a level commensurate with the executive officer’s position.

(2)
The amounts represent the cash equivalent of continued participation in the RGA Plan and the Restoration Plan and maximum match for our 401(k) Savings Plan for one year, in the case of disability, and two years, in the case of termination without cause, termination for material breach, or termination for good reason.

(3)
Includes executive term life insurance premiums and auto allowance in all events other than retirement, voluntary termination, and death, and reimbursement for financial consulting services in all events other than retirement and voluntary termination; also includes up to $20,000 in legal fees upon termination for good reason after a change of control.

(4)
The change in control provisions for stock options, RSUs, the PSU grant to Mr. Freda on February 14, 2018, and the PVU and PSU grants to Mr. Freda on March 11, 2021, in each case made under the Share Incentive Plan, provide for “double trigger” payment events (i.e. payment is triggered as a result of a change of control and the termination of the executive’s employment other than voluntarily by such person). Based upon the unvested stock options, RSUs, and the above-referenced PVU and PSUs held by the NEOs as of June 30, 2021, if a change of control had occurred on that date, and such NEO’s employment had been discontinued other than voluntarily by such person, each would have been entitled to the following amounts: Mr. Lauder, $8,522,419; Mr. Freda, $117,091,374 (including $31,739,341 and $21,849,637 in connection with the PSU grant made on February 14, 2018 and March 11, 2021, respectively, and $27,377,201 in connection with the PVU grant made on March 11, 2021); Ms. Travis, $16,939,927; Mr. Demsey, $13,334,072; and Mr. Prouvé, $14,085,187. The change in control provisions for annual PSUs made under the Share Incentive Plan provide for “single trigger” payment events (i.e. payment is triggered as a result of the change of control itself, regardless of the executive’s continued employment). Based upon the unvested PSUs with a “single trigger” held by each of the NEOs as of June 30, 2021, if a change of control had occurred on that date, the NEOs would have been entitled to the following amounts: Mr. Lauder,

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$5,679,936; Mr. Freda, $23,941,425; Ms. Travis, $9,034,289; Mr. Demsey, $8,344,550; and Mr. Prouvé, $9,109,373.
Pay Ratio Disclosure
As required by SEC rules, we are providing the following information about the ratio of the annual total compensation of Fabrizio Freda, our CEO, to the annual total compensation of our median employee:
•
The median of the total compensation of our employees for fiscal 2021 other than our CEO was $33,586;

•
the total compensation of our CEO was $65,996,984 for fiscal 2021, which included two long-term equity awards with a combined aggregate grant date fair value of  $40.0 million granted to the CEO on March 11, 2021, as reported in the “Total” column of our 2021 Summary Compensation Table; and

•
based on this information, for fiscal 2021, the total compensation of our CEO to the median of the annual total compensation of all employees resulted in a ratio of 1,965:1.

Without the March 2021 long-term equity awards referenced above, the CEO’s total compensation for fiscal 2021 would have been approximately $26.0 million, and the ratio of annual total compensation of the CEO to the annual total compensation of the median employee would have been 774:1 for fiscal 2021.
In addition, in order to provide a helpful context for the disclosure above, the Company notes that the nature of retail operations in prestige beauty relies significantly on part-time and temporary employees. Over 25% of our employees who are within the scope of the pay ratio rules are part-time or temporary. Additionally, more than 70% of our employees who are within the scope of these rules are outside the United States. The compensation elements and pay levels of our employees differ from country to country based on market trends along with fluctuations in currency exchange rates.
In fiscal 2021, to identify the median annual total compensation of our employees, we used the methodology and material assumptions, adjustments, and estimates noted below.
•
We selected April 1, 2021, which is within the last three months of fiscal 2021, as the date upon which we would identify the median employee. We determined that, as of such date, our employee population consisted of approximately 56,000 individuals working at the Company and consolidated subsidiaries. This was comprised of full-time, part-time, and temporary employees, with approximately 25% of these employees working in the United States, and approximately 75% working outside the United States.

•
Our employee population for purposes of the pay ratio analysis, after taking into consideration the adjustment permitted by SEC rules (as described below), consisted of approximately 53,000 individuals. Of these employees, approximately 26% were part-time or temporary employees, with the remainder (approximately 74%) employed on a full-time basis. Individuals working on a part-time or temporary basis include on-call and freelance employees. Under the de minimis exemption provided in the SEC rules, we excluded a total of 2,702 employees from certain countries. The specific number of employees excluded from each country was: Colombia (189), India (402), Kazakhstan (43), Mexico (1,317), Turkey (698), and Ukraine (53). The excluded employees did not exceed 5% of our total U.S. and non-U.S. employee population.

•
To identify the median employee, we used base salary/hourly wages paid as the consistently applied compensation measure for the 12-month period beginning April 1, 2020 and ending on March 31, 2021. We used the 12-month average exchange rate to convert each non-U.S. employee’s total annual compensation to U.S. dollars to identify our median employee. We annualized compensation for full-time and part-time employees who were hired during this

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time frame. Using this methodology, we identified our median employee, who works at a retail store outside the U.S.
•
The pay ratio included above is a reasonable estimate calculated in a manner consistent with the SEC rules. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates, and assumptions, our Company’s pay ratio may not be comparable to the pay ratio reported by other companies.

2021 Proxy Statement | 93

Audit Committee Report
The Audit Committee of the Board of Directors, consisting solely of  “independent directors” as defined by the Board and consistent with the rules of the New York Stock Exchange, has:
1.
reviewed and discussed the Company’s audited financial statements for the fiscal year ended June 30, 2021 with management;

2.
discussed with PricewaterhouseCoopers LLP (“PwC”) the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the U.S. Securities and Exchange Commission (the “SEC”); and

3.
received the written disclosures and letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed PwC’s independence with representatives of PwC.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2021 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021 filed with the SEC.
Audit Committee
Richard F. Zannino (Chair)
Paul J. Fribourg
Jennifer Hyman
Jennifer Tejada

94 | 2021 Proxy Statement

Ratification of Appointment of Independent Auditors
(Item 2)

The Audit Committee of the Board of Directors has sole authority to appoint, retain, or terminate the Company’s independent auditors and to approve the compensation for the independent auditors. The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP (“PwC”), a registered public accounting firm, to serve as independent auditors of the Company for the fiscal year ending June 30, 2022, subject to ratification of this appointment by the stockholders of the Company.
The Audit Committee and management consider PwC to be well qualified and believe that the appointment of PwC is in the best interest of the Company and its stockholders. The Audit Committee Chair is directly involved in the selection of PwC’s lead engagement partner. PwC has advised the Company that neither it nor any of its members has any direct or material indirect financial interest in the Company. One or more representatives of PwC is expected to be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement, if any such representative desires to do so, and is expected to be available to respond to appropriate questions.
Change in Independent Auditors
As disclosed in the Company’s Form 8-K filed on February 26, 2020, the Audit Committee approved the dismissal of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm effective upon the completion of KPMG’s audits and the issuance of its reports on the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting for the Company’s fiscal year ended June 30, 2020 (fiscal 2020); such reports were included in the Company’s Form 10-K for fiscal 2020 filed on August 28, 2020. KPMG had served as the Company’s independent auditors since 2002. KPMG’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended June 30, 2020 (fiscal 2020) and June 30, 2019 (fiscal 2019) did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that (a) KPMG’s fiscal 2020 audit report contained explanatory paragraphs stating that (i) “As discussed in Note 7 to the consolidated financial statements, the Company has changed its method of accounting for leases effective July 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases” and (ii) “As discussed in Note 14 to the consolidated financial statements, the Company has changed its method of accounting for revenue and related costs effective July 1, 2018 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers;” and (b) KPMG’s fiscal 2019 audit report contained an explanatory paragraph stating that “As discussed in Note 13 to the consolidated financial statements, the Company has changed its method of accounting for revenue and related costs effective July 1, 2018 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.” KPMG’s audit reports on the effectiveness of internal control over financial reporting as of June 30, 2020 and 2019 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
During the fiscal years ended June 30, 2020 and June 30, 2019, and in the subsequent interim period through August 28, 2020, (i) there were no disagreements with KPMG (within the meaning of Item 304(a)(1)(iv) of Regulation S-K (“Regulation S-K”) of the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”)) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference thereto in its reports; and (ii) there were no reportable events (as defined by Item 304(a)(1)(v) of Regulation S-K).

2021 Proxy Statement | 95

Independent Auditor Fees
For the fiscal years ended June 30, 2021 (fiscal 2021) and June 30, 2020 (fiscal 2020), the Company paid, or will pay, the following fees to its independent auditor for services rendered during the year or for the audit in respect of those years:
Fee Type	Fiscal 2021 (PwC)	Fiscal 2020 (KPMG)
(in thousands)
Audit Fees	$9,879(1)	$10,938(a)
Audit-Related Fees	1,888(2)	282(b)
Tax Fees	574(3)	2,408(c)
All Other Fees	—
Total	$12,341	$13,628

(1)
Fees for professional services in connection with the audit of the annual financial statements and the effectiveness of internal control over financial reporting and related opinions, statutory audits of certain subsidiaries, and review of the quarterly financial statements for each fiscal year.

(2)
Fees for professional services in connection with due diligence related to mergers and acquisitions, foreign statutory requirements and other assurance and related services.

(3)
Fees for tax compliance services, tax planning, and related tax services.

(a)
Fees for professional services in connection with the audit of the annual financial statements and the effectiveness of internal control over financial reporting and related opinions, statutory audits of certain subsidiaries, and review of the quarterly financial statements for each fiscal year. Also includes fees for consents and comfort letters related to registration statements.

(b)
Fees for professional services in connection with audits concerning certain payments related to a previous acquisition and other audit-related services.

(c)
Fees for tax compliance services, tax planning, and related tax services.

The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by the independent auditor and the associated fees are compatible with maintaining auditor independence. The Audit Committee policy concerning approval of audit and non-audit services to be provided by the independent auditor requires that all services the independent auditor may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the committee. In between committee meetings, the Chair of the Audit Committee may approve permitted non-audit services and certain audit services, which services are subsequently reported to and approved by the committee. In addition, for particular permitted services, the Chief Financial Officer may approve the engagement of the independent auditor provided such engagements will amount to fees of less than an aggregate of  $50,000 per fiscal quarter and such engagement is reported to the Chair of the Audit Committee and reported to and ratified by the committee at its next meeting. All audit and non-audit services described herein were approved pursuant to this policy for fiscal 2021, and none of the services were approved by the Audit Committee pursuant to a waiver of pre-approval as contemplated by Regulation S-X Rule 2-01(c)(7)(i)(C).

96 | 2021 Proxy Statement

Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock of the Company voting in person or by proxy at the Annual Meeting of Stockholders. If the stockholders do not ratify the appointment of PwC, the Audit Committee will reconsider the appointment.

The Board recommends a vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending June 30, 2022. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

2021 Proxy Statement | 97

Advisory Vote to Approve Executive Compensation
(Item 3)

As we discussed in the “Compensation Discussion and Analysis” above, the Company’s compensation program for executive officers is designed to attract and retain world class talent and to motivate achievement of both our long-term and short-term goals. We believe that the design and governance of the Company’s program supports, and aligns executive officers with, the business strategy and the overall goal to continue sustainable growth of net sales, profitability, and return on invested capital on an annual and long-term basis.
As required by Section 14A of the Securities Exchange Act of 1934, this proposal, commonly referred to as the “Say on Pay” resolution, seeks a stockholder advisory vote on the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narratives.”
Because this is an advisory vote, it will not be binding upon the Board. However, the Compensation Committee and Stock Plan Subcommittee value the opinions expressed by stockholders. The Company currently intends to hold an advisory vote to approve executive compensation annually, consistent with the advisory vote of the stockholders at the Company’s 2017 Annual Meeting of Stockholders.
The Board recommends a vote FOR the proposed resolution. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

98 | 2021 Proxy Statement

Proxy Procedure and Expenses of Solicitation
The Company will hold the votes of all stockholders in confidence from its directors, officers, and employees, except: (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (ii) in case of a contested proxy solicitation; (iii) in the event that a stockholder makes a written comment on the proxy card or otherwise communicates the stockholder’s vote to management; or (iv) to allow the independent inspectors of election to certify the results of the vote. The Company will retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.
All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.
Solicitation may be undertaken by mail, telephone, electronic means, and personal contact by directors, officers, and employees of the Company without additional compensation. In addition, the Company has engaged the firm of Morrow Sodali LLC to assist in the solicitation of proxies for a fee of  $10,000 plus reimbursement of out-of-pocket expenses.
Stockholder Proposals and Director Nominations for the 2022 Annual Meeting
If a stockholder intends to present a proposal for action at the 2022 Annual Meeting and wishes to have such proposal considered for inclusion in the Company’s proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company after the 2021 Annual Meeting and no later than May 27, 2022. Such proposal also must meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.
The Company’s bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors, outside the process of Rule 14a-8. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding annual meeting of stockholders and must contain specified information and conform to certain requirements, as set forth in the bylaws. To be timely for the 2022 Annual Meeting, the notice must be received by the Company on any date beginning no earlier than June 26, 2022 and ending on July 26, 2022. If the chairman at any meeting of stockholders determines that a stockholder proposal or director nomination was not made in accordance with the bylaws, the Company may disregard such proposal or nomination. In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2022 Annual Meeting and the proposal fails to comply with the advance notice procedure prescribed by the bylaws, then the Company’s proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.
Proposals and nominations should be addressed to Spencer G. Smul, Senior Vice President, Deputy General Counsel and Secretary, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153.

2021 Proxy Statement | 99

Other Information
Management of the Company does not know of any matters that may properly come before the meeting other than those referred to in the accompanying Notice of Annual Meeting of Stockholders or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable or declines to serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, proxies will be voted in accordance with the discretion of the proxy holders.
SPENCER G. SMUL Senior Vice President, Deputy General Counsel and Secretary New York, New York September 24, 2021
The Annual Report to Stockholders, which includes financial statements, is available, together with this Proxy Statement, at www.proxyvote.com. The Annual Report does not form any part of the material for the solicitations of proxies.

100 | 2021 Proxy Statement

APPENDIX A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
In the “Proxy Statement Summary” and in the “Compensation Discussion and Analysis,” the Company presents certain non-GAAP financial information. We use certain non-GAAP financial measures, among other financial measures, to evaluate our operating performance, which represent the manner in which we conduct and view our business. Management believes that excluding certain items that are not comparable from period to period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze our operating performance from period to period. In the future, we expect to incur charges or adjustments similar in nature to those presented below; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. Our non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While we consider the non-GAAP measures useful in analyzing our results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP.
The following table presents Net Sales, Operating Margin, and Diluted EPS adjusted to exclude, where applicable, the impact of charges associated with restructuring and other activities; the changes in the fair value of contingent consideration; the fiscal 2021, 2020, 2019 and 2017 goodwill and other intangible asset impairments; the fiscal 2021 and 2020 long-lived asset impairments; the fiscal 2021 and 2020 gain on previously held equity method investment (fiscal 2021 is net of the portion attributable to redeemable noncontrolling interest); the fiscal 2021 impact from acquisition-related stock option expense; the fiscal 2019 and 2018 impact of provisional charges resulting from the enactment of the Tax Cuts and Jobs Act the (“TCJA”) on the effective tax rate; the fiscal 2019 gain on liquidation of an investment in a foreign subsidiary, net; the fiscal 2017 China deferred tax asset valuation allowance reversal; and the effects of foreign currency translation. The table below provides reconciliations between these non-GAAP financial measures and the most directly comparable U.S. GAAP measures. Also shown in the table below is information about our adjusted Return on Invested Capital financial measure disclosed in this Proxy Statement.
Financial Metric ($ in million, except EPS data)	Fiscal 2021	Fiscal 2020	Fiscal 2019	Fiscal 2018	Fiscal 2017
Net Sales as reported	$16,215	$14,294	$14,863	$13,683	$11,824
Returns associated with restructuring activities	14	—	3	8	2
Net Sales as adjusted	$16,229	$14,294	$14,866	$13,691	$11,826
As Reported, year-over-year variance	13%	(4)%	9%	16%	5%
Adjusted, year-over-year variance	14%	(4)%	9%	16%	5%
Adjusted, year-over-year variance, constant currency(1)	11%	(3)%	11%	13%	7%
Operating Margin as reported	16.1%	4.2%	15.6%	15.0%	14.3%
Goodwill, other intangible asset and long-lived asset impairments	1.2%	10.0%	0.6%	—	0.3%
Changes in fair value of contingent consideration	—	(0.1)%	(0.2)%	(0.3)%	(0.5)%
Returns and charges associated with restructuring activities	1.4%	0.6%	1.6%	1.9%	1.8%
Acquisition-related stock option expense	0.2%	—	—	—	—
Operating Margin as adjusted	18.9%	14.7%	17.5%	16.6%	15.9%

2021 Proxy Statement | A-1

Financial Metric ($ in million, except EPS data)	Fiscal 2021	Fiscal 2020	Fiscal 2019	Fiscal 2018	Fiscal 2017
Diluted EPS as reported	$7.79	$1.86	$4.82	$2.95	$3.35
Goodwill, other intangible asset and long-lived asset impairments	0.40	3.31	0.23	—	0.06
Transition Tax resulting from the TCJA	—	—	(0.03)	0.94	—
Remeasurement of U.S. net deferred tax assets resulting from the TCJA	—	—	0.02	0.08	—
Net deferred tax liability related to certain foreign withholding taxes on planned repatriation resulting from the TCJA	—	—	0.02	0.12	—
Changes in fair value of contingent consideration	(0.01)	(0.04)	(0.08)	(0.09)	(0.12)
Other income, net, primarily the gain on previously held equity method investment	(2.30)	(1.20)	—	—	—
Gain on liquidation of an investment in a foreign subsidiary, net	—	—	(0.15)	—	—
China deferred tax asset valuation allowance reversal	—	—	—	—	(0.20)
Returns and charges associated with restructuring activities	0.48	0.19	0.51	0.51	0.38
Acquisition-related stock option expense	0.09	—	—	—	—
Diluted EPS as adjusted	$6.45	$4.12	$5.34	$4.51	$3.47
As Reported, year-over-year variance	100+%	(61)%	63%	(12)%	13%
Adjusted, year-over-year variance	57%	(23)%	18%	30%	8%
Adjusted, year-over-year variance, constant currency(1)	54%	(22)%	22%	24%	11%
Return on Invested Capital, as reported	22.5	17.4	22.6	13.9	18.3
Return on Invested Capital, as adjusted(2)	24.6	18.5	25.7	21.1	18.9
Certain amounts do not sum due to rounding

(1)
We operate on a global basis, with the majority of our net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect our results of operations. Therefore, we present certain net sales information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of our underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We calculate constant currency information by translating current year results using prior year weighted-average foreign currency exchange rates.

(2)
Excludes returns and charges associated with restructuring and other activities and the impact of changes in the fair value of contingent consideration in each period, where applicable. Fiscal 2021, 2020, and 2019 also excludes the impact of goodwill and other intangible asset impairments. Fiscal 2021 and 2020 also excludes long-lived asset impairments and the impact from acquisitions. Fiscal 2019 and 2018 also excludes the impact of the provisional adjustments resulting from the enactment of the TCJA on the effective tax rate.

A-2 | 2021 Proxy Statement

THE ESTÉE LAUDER COMPANIES INC. 767 FIFTH AVENUE NEW YORK, NY 10153 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/EL2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE,
MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D59898-P61781 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY THE ESTÉE LAUDER COMPANIES INC. 767 FIFTH AV D59898-P61781 THE ESTÉE LAUDER COMPANIES INC. The Board of Directors recommends a vote "FOR" each nominee in Item 1 and "FOR" Items 2 and 3. For Withhold For Against Abstain ! ! ! ! ! 1a. Rose Marie Bravo 2. Ratification of appointment of PricewaterhouseCoopers LLP as independent auditors for the 2022 fiscal year. !! 1b. Paul J. Fribourg 3. Advisory vote to approve executive compensation. ! !1c. Jennifer Hyman We also will transact such other business as may properly come before the meeting and any adjournments or postponements of the meeting. !! 1d. Barry S. Sternlicht Please sign exactly as your name appears hereon, date, and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If shares are held jointly, each stockholder named should sign.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders. The Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com. D59899-P61781 Proxy THE ESTÉE LAUDER COMPANIES INC. CLASS A COMMON STOCK ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned, revoking all previous proxies, hereby constitutes and appoints Fabrizio Freda, Deirdre Stanley and Spencer G. Smul, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class A Common Stock of The Estée Lauder Companies Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on November 12, 2021, held virtually via www.virtualshareholdermeeting.com/EL2021, at 10:00 a.m. (Eastern Time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion. This proxy, when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted in accordance with the recommendations of the Company’s Board of Directors and, in the discretion of the proxy holders, upon such other business as may properly come before the meeting or any adjournment thereof. Continued and to be dated and signed on the reverse side.

SCAN TO VIEW MATERIALS & VOTE THE ESTÉE LAUDER COMPANIES INC. 767 FIFTH AVENUE NEW YORK, NY 10153 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/EL2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. D59900-Z81005 THE ESTÉE LAUDER COMPANIES INC. The Board of Directors recommends a vote "FOR" each nominee in Item 1 and "FOR" Items 2 and 3. 1. Election of four (4) Class I Directors For Withhold Nominees: For Against Abstain ! ! ! ! ! 1a. Rose Marie Bravo 2. Ratification of appointment of PricewaterhouseCoopers LLP as independent auditors for the 2022 fiscal year. !! ! ! ! 1b. Paul J. Fribourg 3. Advisory vote to approve executive compensation. !! 1c. Jennifer Hyman We also will transact such other business as may properly come before the meeting and any adjournments or postponements of the meeting. ! !1d. Barry S. Sternlicht Please sign exactly as your name appears hereon, date, and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If shares are held jointly, each stockholder named should sign.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders. The Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com. D59901-Z81005 Proxy THE ESTÉE LAUDER COMPANIES INC. CLASS B COMMON STOCK ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned, revoking all previous proxies, hereby constitutes and appoints Fabrizio Freda, Deirdre Stanley and Spencer G. Smul, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class B Common Stock of The Estée Lauder Companies Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on November 12, 2021, held virtually via www.virtualshareholdermeeting.com/EL2021, at 10:00 a.m. (Eastern Time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion. This proxy, when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted in accordance with the recommendations of the Company’s Board of Directors and, in the discretion of the proxy holders, upon such other business as may properly come before the meeting or any adjournment thereof. Continued and to be dated and signed on the reverse side.